     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 1998



                                                              FILE NO. 333-47927

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                AMENDMENT NO. 1


                                       to

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                           BAXTER INTERNATIONAL INC.

             (Exact name of registrant as specified in its charter)

                DELAWARE                                     2834                                     36-0781620
     (State or other jurisdiction of             (Primary Standard Industrial                      (I.R.S. Employer
     incorporation or organization)               Classification Code Number)                   Identification Number)

                           BAXTER INTERNATIONAL INC.
                               ONE BAXTER PARKWAY
                           DEERFIELD, ILLINOIS 60015
                                 (847) 948-2000

               (Address, including Zip Code and Telephone Number,
        including area code of registrant's principal executive offices)
                               ------------------
                             J. PATRICK FITZSIMMONS
                               CORPORATE COUNSEL
                           BAXTER INTERNATIONAL INC.
                               ONE BAXTER PARKWAY
                           DEERFIELD, ILLINOIS 60015
                                 (847) 948-3781

            (Name, Address, including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)
                               ------------------
                                with copies to:

                    JOSEPH J. GIUNTA                                         JAMES C.T. LINFIELD
        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                             COOLEY GODWARD LLP
           300 SOUTH GRAND AVENUE, SUITE 3400                         2595 CANYON BOULEVARD, SUITE 250
              LOS ANGELES, CALIFORNIA 90071                                BOULDER, COLORADO 80302
                     (213) 687-5000                                            (303) 546-4000

                               ------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Merger (as defined).
                               ------------------

    If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                               ------------------

                        CALCULATION OF REGISTRATION FEE


=================================================================================================================================
                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE       AGGREGATE OFFERING       AMOUNT OF
          SECURITIES TO BE REGISTERED             BE REGISTERED          PER UNIT               PRICE(2)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $1 per share(1)........     5,412,225               --              $205,321,575(2)        $60,570(3)
---------------------------------------------------------------------------------------------------------------------------------
Contingent Payment Rights......................    23,979,162               --                 --     (2)          --     (3)
=================================================================================================================================


(1) Includes the related Baxter Rights (as defined).
(2) Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, represents (x) $8 9/16, the last sale of shares of Common Stock, par value $.001 per share, of Somatogen, Inc., a Delaware corporation (the "Company Common Stock"), reported on the Nasdaq National Market on March 11, 1998, times (y) 23,979,162, the number of outstanding shares of Company Common Stock, on a fully diluted basis, as of the most recent practicable date. Estimated solely for the purpose of calculating the registration fee.

(3) Paid on March 12, 1998.

                               ------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

                             [SOMATOGEN LETTERHEAD]


                                 April 6, 1998


DEAR STOCKHOLDER:


     You are cordially invited to attend a Special Meeting of Stockholders of Somatogen, Inc. (the "Company") to be held on May 4, 1998, beginning at 9:00 A.M. MDT, at the Company's offices, located at 2545 Central Avenue, Suite FD1, Boulder, Colorado 80301-2857.


     At such Special Meeting, you will be asked to adopt the Agreement and Plan of Merger, dated as of February 23, 1998 (the "Merger Agreement"), by and among Baxter International Inc., a Delaware corporation ("Baxter"), RHB1 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Baxter, and the Company, and to approve the transactions contemplated thereby. The accompanying Notice of Meeting and Proxy Statement/Prospectus describe this proposal. The Board of Directors has unanimously approved the Merger Agreement and recommends a vote "FOR" the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

     If the transactions contemplated by the Merger Agreement are consummated, each outstanding share of Common Stock, par value $.001 per share, of the Company, will be converted into the right to receive a fraction of a share of common stock, par value $1 per share, of Baxter, and a Contingent Payment Right issued by Baxter.

     It is important that your shares be represented and voted, whether or not you plan to attend the Special Meeting. Therefore, please sign, date and promptly mail the enclosed proxy in the prepaid envelope provided.

                                            Sincerely,


                                            /s/ ANDRE DE BRUIN
                                            Andre de Bruin
                                            Chairman of the Board, President
                                            and Chief Executive Officer

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 4, 1998


TO THE STOCKHOLDERS OF SOMATOGEN, INC.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Somatogen, Inc., a Delaware corporation (the "Company"), will be held on Monday, May 4, 1998, beginning at 9:00 A.M. MDT, at the Company's offices, located at 2545 Central Avenue, Suite FD1, Boulder, Colorado 80301-2857, for the following purposes:


     1. To adopt the Agreement and Plan of Merger, dated as of February 23, 1998 (the "Merger Agreement"), by and among Baxter International Inc., a Delaware corporation ("Baxter"), RHB1 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Baxter, and the Company, and to approve the transactions contemplated thereby;

     2. To transact such other business that may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement/Prospectus accompanying this Notice.


     The Board of Directors has fixed the close of business on March 31, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at such Special Meeting and at any continuation, adjournment or postponement thereof.


                                            By Order of the Board of Directors

                                            /s/ JAMES C.T. LINFIELD
                                            James C.T. Linfield
                                            Secretary

Boulder, Colorado

April 6, 1998


ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO ATTEND AND VOTE AT THE SPECIAL MEETING, YOU MUST BRING TO THE SPECIAL MEETING A PROXY ISSUED IN YOUR NAME FROM THE BROKER, BANK OR OTHER NOMINEE. ADDITIONALLY, IN ORDER TO VOTE AT THE SPECIAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                SOMATOGEN, INC.

                                PROXY STATEMENT


      FOR A SPECIAL MEETING OF ITS STOCKHOLDERS TO BE HELD ON MAY 4, 1998

                               ------------------

                                 [BAXTER LOGO]

                           Baxter International Inc.


                                   PROSPECTUS

                      COMMON STOCK, PAR VALUE $1 PER SHARE

                           CONTINGENT PAYMENT RIGHTS
                               ------------------

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to holders of shares of Common Stock, par value $.001 per share ("Company Common Stock"), of Somatogen, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at a special meeting of stockholders of the Company to be held on May 4, 1998, beginning at 9:00 a.m., MDT, at the Company's offices, located at 2545 Central Avenue, Suite FD1, Boulder, Colorado 80301-2857, and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, stockholders of the Company will consider and vote upon a proposal (the "Merger Proposal") to adopt the Agreement and Plan of Merger, dated as of February 23, 1998 (the "Merger Agreement"), by and among Baxter International Inc., a Delaware corporation ("Baxter"), RHB1 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Baxter ("Merger Sub"), and the Company, a copy of which is attached hereto as Appendix A and is incorporated herein by reference, and to approve the transactions contemplated thereby. The Merger Agreement provides, subject to the satisfaction or waiver of certain conditions, that the Company will be merged with and into Merger Sub (the "Merger"), with Merger Sub surviving the Merger. Upon the consummation of the Merger, each share of Company Common Stock (excluding (i) shares held by Baxter or by any subsidiary of Baxter and (ii) Dissenting Shares (as defined)) shall be converted into the right to receive (A) the fraction of a share (calculated and rounded to the nearest ten-thousandth of one share) of common stock, par value $1 per share, of Baxter ("Baxter Common Stock"), the numerator of which fraction shall be $9.00 and the denominator of which shall be the Baxter Stock Price (as defined), with cash being paid in lieu of any fractional share interests (the "Share Consideration") and (B) one Contingent Payment Right (each a "CPR") (the consideration referred to in these clauses (A) and (B) is hereinafter referred to as the "Merger Consideration"). Each CPR will represent the right to receive a pro rata portion of five percent of the Net Sales (as defined) of Products (as defined), not to exceed $2.00 per CPR. See "Description of the CPRs."


    For purposes of calculating the Share Consideration, the "Baxter Stock Price" shall be an amount equal to the average closing sale price of a share of Baxter Common Stock, as such closing sale price shall be reported in The Wall Street Journal or, if not available, such other authoritative publication as may be reasonably selected by Baxter, for the ten consecutive trading days ending on, and including, the fifth trading day prior to the consummation of the Merger. Because the number of shares of Baxter Common Stock to be received by holders of shares of Company Common Stock will be determined based on the average closing price of shares of Baxter Common Stock over a period prior to the consummation of the Merger, and because the price of Baxter Common Stock is subject to fluctuation, the number of shares of Baxter Common Stock that holders of shares of Company Common Stock will receive in connection with the Merger may increase or decrease from the number of shares such holders would receive based on the then current market price of shares of Baxter Common Stock. Moreover, the value of the shares of Baxter Common Stock to be received by holders of shares of Company Common Stock in connection with the Merger may fluctuate following the consummation of the Merger. There is no minimum or maximum number of shares of Baxter Common Stock that may be issued under the provisions of the Merger Agreement.


    FOLLOWING DETERMINATION OF THE BAXTER STOCK PRICE ON THE FIFTH TRADING DAY PRIOR TO THE CONSUMMATION OF THE MERGER, HOLDERS OF SHARES OF COMPANY COMMON STOCK CAN OBTAIN THE BAXTER STOCK PRICE AND THE SPECIFIC FRACTION OF A SHARE OF BAXTER COMMON STOCK INTO WHICH EACH SHARE OF COMPANY COMMON STOCK WILL BE CONVERTED BY CONTACTING BEACON HILL PARTNERS, INC. (THE "INFORMATION AGENT") AT
(800) 253-3814 (TOLL FREE). PROXIES AND REVOCATIONS OF PROXIES MAY BE DELIVERED AT ANY TIME PRIOR TO THE TAKING OF THE VOTE AT THE SPECIAL MEETING, INCLUDING BY FACSIMILE TO THE INFORMATION AGENT AT (212) 843-4384. THIS INFORMATION WILL ALSO BE POSTED ON THE WORLD WIDE WEB SITES OF EACH OF BAXTER (http://www.baxter.com) AND THE COMPANY (http://www.somatogen.com).


    Each share of Baxter Common Stock received also includes an associated right (each a "Baxter Right") to purchase shares of preferred stock of Baxter at a purchase price of $70 per unit, subject to adjustment. The Baxter Rights, which only become exercisable in certain events, were issued pursuant to a Rights Agreement, dated as of March 20, 1989 (the "Baxter Rights Agreement"), by and between Baxter and First National Bank of Chicago, as rights agent.


    This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to holders of shares of Company Common Stock on or about April 6, 1998. This Proxy Statement/Prospectus also constitutes Baxter's Prospectus, filed with the Securities and Exchange Commission (the "Commission"), as part of a Registration Statement on Form S-4 (as amended from time to time, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to an aggregate of 5,412,225 shares of Baxter Common Stock and up to an aggregate of 23,979,162 CPRs to be issued in connection with the Merger. The Company has supplied all the information contained herein with respect to itself. Baxter has supplied all the information contained herein with respect to itself and its subsidiaries, including Merger Sub.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                PROXY STATEMENT/PROSPECTUS DATED APRIL 6, 1998.

                   NOTE REGARDING FORWARD LOOKING INFORMATION

     Statements throughout this Proxy Statement/Prospectus, the documents incorporated herein by reference and the documents deemed to be incorporated herein by reference that are not historical facts are forward looking statements. These statements are based on the Company's and Baxter's respective current expectations and involve numerous risks and uncertainties. Some of these risks and uncertainties are factors that affect all businesses, while some are specific to the Company, Baxter or the health care arenas in which each of them operates.

     The factors below in some cases have affected and could affect each of the Company's and Baxter's actual results, causing results to differ, and possibly differ materially, from those expressed in any such forward looking statements. These factors include technological advances in the medical field, results of clinical trials, economic conditions, demand and market acceptance risks for new and existing products, technologies and health care services, the impact of competitive products and pricing, manufacturing capacity, new plant start-ups, the United States and global regulatory, trade and tax policies, continued price competition and product development risks, including technological difficulties, ability to enforce patents and unforeseen foreign commercialization and regulatory factors. In particular, Baxter, as well as other companies in its industry, is experiencing increased regulatory activity by the U.S. Food and Drug Administration with respect to its plasma-based biologicals and its complaint-handling systems. Additionally, upon the resolution of certain legal matters, the Company and Baxter each may incur charges in excess of presently established reserves. Any such charge could have a material adverse effect on the Company's or Baxter's results of operations or cash flows in the period in which it is recorded.

     Currency fluctuations are also a significant variable for global companies, especially fluctuations in local currencies where hedging opportunities are unreasonably expensive or unavailable. If the United States dollar continues to strengthen against most foreign currencies, Baxter's ability to realize projected growth rates in its sales and net earnings outside the United States will continue to be negatively impacted.

     The Company and Baxter each believes that its expectations with respect to forward looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, but there can be no assurance that the actual results or performance of the Company or Baxter will conform to any future results or performance expressed or implied by such forward looking statements.

                             AVAILABLE INFORMATION

     The Company and Baxter, are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company or by Baxter can be inspected and copied at the public reference facilities maintained by the Commission, at 450 Fifth Street, N.W., Washington D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain reports, proxy and information statements and other information filed by the Company or Baxter may also be obtained at the Commission's World Wide Web site, located at http://www.sec.gov. The Company also files reports, proxy and information statements and other information with the National Association of Securities Dealers, Inc., the operator of the Nasdaq National Market (the "NMS"), which may be inspected at 1735 K Street, N.W., Washington, D.C. 20006. Baxter also files reports, proxy and information statements and other information with the New York Stock Exchange (the "NYSE"), the Chicago Stock Exchange and the Pacific Stock Exchange. Such reports and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, 440 South La Salle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.


     Baxter has filed the Registration Statement (File No. 333-47927) with the Commission under the Securities Act, of which this Proxy Statement/Prospectus forms a part. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Proxy Statement/Prospectus, or in any document incorporated by reference or deemed to be incorporated by reference into this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each case, reference is made to the copy of such contract or other document listed as an exhibit to the Registration Statement or such other document, each statement being qualified in all respects by such reference.

     Questions and requests for assistance, for additional copies of the Proxy Statement/Prospectus or for copies of documents incorporated by reference herein may be directed to the Information Agent, as follows:

                           Beacon Hill Partners, Inc.
                                90 Broad Street
                            New York, New York 10004
                                 (800) 253-3814
                            (212) 843-4384 Facsimile

     The Information Agent will also be available to receive by facsimile proxies and revocations of proxies from holders of shares of Company Common Stock.

     No agent or officer of the Company or Baxter, nor any other person, has been authorized to give any information or to make any representation other than as contained herein; and, if given or made, such information or representation should not be relied upon as having been authorized by the Company or Baxter. Neither the delivery of this Proxy Statement/Prospectus nor any sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of the Company or Baxter since the date of this Proxy Statement/Prospectus, or that the information herein is correct as of any time subsequent to such date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission under the Exchange Act are incorporated herein by reference:


          (a) The Company's Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 0-19423);



          (b) The Company's Quarterly Reports on Form 10-Q for quarters ended September 30, and December 31, 1997 (File No. 0-19423);



          (c) The Company's Current Reports on Form 8-K, dated June 5, 1997 and February 23, 1998 (File No. 0-19423); and



          (d) The Company's Registration Statements on Form 8-A (File No. 0-19423) relating to the Company Common Stock.


     The following documents previously filed by Baxter with the Commission under the Exchange Act are incorporated herein by reference:

          (a) Baxter's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-4448);

          (b) Baxter's Current Report on Form 8-K dated February 11, 1998 (File No. 1-4448); and

          (c) Baxter's Registration Statements on Form 8-A (File No. 1-4448) relating to the Baxter Common Stock and the Baxter Rights, respectively.

     All documents filed by the Company or Baxter, pursuant to Section 13(a), 13(c), 14 or 15(d) of Exchange Act after the date of this Proxy
Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO THE COMPANY, FROM SOMATOGEN, INC., 2545 CENTRAL AVENUE, SUITE FD1, BOULDER, COLORADO 80301-2857, ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER (303) 440-9988; AND IN THE CASE OF BAXTER, FROM BAXTER INTERNATIONAL INC., ONE BAXTER PARKWAY, DEERFIELD, ILLINOIS 60015, ATTENTION:
STOCKHOLDER SERVICES, TELEPHONE NUMBER (847) 948-4913. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 23, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
NOTE REGARDING FORWARD LOOKING INFORMATION..................    i
AVAILABLE INFORMATION.......................................    i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   ii
SUMMARY.....................................................    1
  The Parties...............................................    1
  The Special Meeting.......................................    1
  The Merger................................................    2
  Selected Consolidated Financial Data of the Company.......    5
  Selected Consolidated Financial Data of Baxter............    6
  Comparative Market Price Data.............................    7
  Certain Comparative Unaudited Per Share Data..............    8
THE SPECIAL MEETING.........................................    9
  Purpose of the Special Meeting............................    9
  Date, Time and Place of the Special Meeting...............    9
  Record Date; Voting Rights and Outstanding Shares.........    9
  Solicitation of Proxies; Expenses.........................    9
  Quorum; Vote Required.....................................    9
  Effect of Abstentions and Broker Nonvotes.................    9
  Voting and Revocability of Proxies........................   10
  Stock Ownership by Management.............................   10
  Voting Agreement..........................................   11
THE MERGER..................................................   11
  General...................................................   11
  Background of the Merger..................................   11
  Recommendation of the Board of Directors; the Company's
     Reasons for the Merger.................................   14
  Opinion of Financial Advisor..............................   16
  Baxter's Reasons for the Merger...........................   20
  Governmental and Regulatory Approvals.....................   20
  Anticipated Accounting Treatment..........................   21
  Certain Federal Income Tax Consequences...................   21
  Dissenters' Rights........................................   24
  Interests of Certain Persons in the Merger................   26
THE MERGER AGREEMENT........................................   29
  Effective Time of the Merger..............................   29
  Conversion of Shares......................................   30
  Treatment of Company Stock Options........................   31
  Exchange of Certificates Representing Shares..............   31
  Dividends.................................................   31
  No Fractional Shares......................................   32
  Unclaimed Amounts.........................................   32
  Lost Certificates.........................................   32
  Representations and Warranties............................   32
  Ordinary Course...........................................   32
  Resales of Baxter Common Stock Received in the Merger;
     Restrictions on Affiliates.............................   33
  Redemption of Company Rights..............................   33
  NYSE Listing..............................................   34
  No Solicitation...........................................   34
  Directors' and Officers' Indemnification and Insurance....   35

                                                              PAGE
                                                              ----
  Employee Benefits.........................................   35
  Consents and Approvals....................................   36
  Conditions to the Merger..................................   36
  Termination, Amendment and Waiver.........................   37
  Fees and Expenses.........................................   38
PRINCIPAL STOCKHOLDERS OF THE COMPANY.......................   40
INFORMATION CONCERNING THE COMPANY..........................   41
INFORMATION CONCERNING BAXTER...............................   41
COMPARISON OF THE RIGHTS OF HOLDERS OF BAXTER COMMON STOCK
AND HOLDERS OF COMPANY COMMON STOCK.........................   42
  Meetings of Stockholders..................................   42
  Number and Elections of Directors.........................   42
  Indemnification...........................................   43
  Certain Voting Rights.....................................   44
  Removal of Directors; Filling Vacancies on the Board of
     Directors..............................................   44
  Amendment of Bylaws.......................................   44
  Stockholders' Rights Plans................................   44
DESCRIPTION OF THE CONTINGENT PAYMENT RIGHTS................   47
  Summary...................................................   47
  Definitions Related to the CPR Agreement..................   47
  Description of the CPR Certificates.......................   48
  Risk of CPRs..............................................   51
LEGAL MATTERS...............................................   51
EXPERTS.....................................................   51
STOCKHOLDER PROPOSALS.......................................   52
APPENDICIES
  Agreement and Plan of Merger..........................Appendix A
  Opinion of Lehman Brothers Inc........................Appendix B
  Section 262 of the General Corporation Law of the State of
     Delaware...........................................Appendix C

                                    SUMMARY

     The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated herein by reference. The Company's stockholders are urged to review this Proxy Statement/Prospectus carefully in its entirety, including the Appendices hereto and such incorporated documents. All references in this Proxy Statement/Prospectus to the Appendices hereto are qualified in all respects by reference to the full text of such Appendices. For purposes of this Proxy Statement/Prospectus, the term Baxter, unless the context otherwise requires, includes Baxter and its subsidiaries.

THE PARTIES


     The Company. The Company is a biopharmaceutical company developing specialty oxygen therapeutics and other pharmacological agents utilizing its proprietary recombinant hemoglobin technology. The Company's principal executive offices are located at 2545 Central Avenue, Suite FD1, Boulder, Colorado 80301-2857, and its telephone number is (303) 440-9988.



     Baxter. Baxter, through its subsidiaries, operates in a single industry segment as a global developer, manufacturer and marketer of products and technologies related to the blood and circulatory system. It has market-leading positions in four businesses within this segment of the medical products and services industry: Blood Therapies, which develops biopharmaceutical and blood collection and separation products and technologies; I.V. Systems/Medical Products, which develops technologies and systems to improve intravenous medication delivery and distributes medical products; Renal, which develops products and provides services to treat kidney disease; and CardioVascular, which develops products and provides services to treat late-stage heart disease and vascular disorders. Baxter's principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015, and its telephone number is (847) 948-2000.


     Additional Information. For additional information regarding the business of the Company and the business of Baxter, see "Available Information," "Incorporation of Certain Documents by Reference," "Information Concerning the Company" and "Information Concerning Baxter."

THE SPECIAL MEETING


     Time, Date and Place. The Special Meeting will be held beginning at 9:00 a.m., MDT on May 4, 1998, at the Company's offices, located at 2545 Central Avenue, Suite FD1, Boulder, Colorado 80301-2857.



     Record Date and Shares Entitled to Vote. Holders of record of shares of Company Common Stock as of the close of business on March 31, 1998 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date there were 20,926,114 shares of Company Common Stock outstanding and entitled to notice of and to vote at the Special Meeting. Each outstanding share of Company Common Stock is entitled to one vote at the Special Meeting. See "The Special Meeting -- Record Date; Voting Rights and Outstanding Shares."


     Approval of the Merger Proposal; Vote Required. Pursuant to the Company's Amended and Restated Certificate of Incorporation (the "Company Certificate") and the General Corporation Law of the State of Delaware (the "DGCL"), the affirmative vote, in person or by proxy, of at least a majority of the voting power of the Company Common Stock is required for the approval and adoption of the Merger Proposal. See "The Special Meeting -- Quorum; Vote Required."

     Voting Agreement. Eli Lilly and Company, an Indiana corporation ("Lilly"), has entered into a voting agreement with Baxter (the "Voting Agreement"). Pursuant to the Voting Agreement, Lilly has agreed to vote, subject to certain conditions, all of the shares of Company Common Stock owned by it in favor of the Merger Proposal. As of the Record Date, Lilly owned 2,954,104 shares of Company Common Stock, constituting approximately 14.1% of the outstanding shares of Company Common Stock. The Voting

Agreement is an exhibit to the Registration Statement and this description is qualified in its entirety by reference to such exhibit.

THE MERGER

     Purpose. The Merger Agreement provides for the merger of the Company with and into Merger Sub, with the Merger Sub as the surviving corporation in the Merger. The purpose of the Merger is to combine the Company's business with Baxter's business.

     Effect of the Merger. Upon consummation of the Merger, (a) the Company will be merged with and into Merger Sub and the separate existence of the Company will thereupon cease; and (b) each share of Company Common Stock issued and outstanding immediately prior to the time the Merger becomes effective under the DGCL (the "Effective Time"), other than (x) shares of Company Common Stock owned by Baxter or a subsidiary of Baxter and (y) shares as to which dissenters' rights have been perfected, shall be converted into the right to receive: (i) the fraction of a share (calculated and rounded to the nearest ten-thousandth of one share) of Baxter Common Stock, the numerator of which fraction shall be (A) $9.00, and the denominator of which shall be (B) the average closing sale price of shares of Baxter Common Stock on United States stock exchanges as reported in The Wall Street Journal as NYSE Composite Transactions or, if not available, such other authoritative publication as may be reasonably selected by Baxter, for the ten consecutive trading days ending on and including the fifth trading day prior to the date on which the Merger is consummated and (ii) one CPR. All such shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares (each, a "Certificate") shall cease to have any rights with respect thereto, except to receive the Merger Consideration, without interest thereon, upon surrender of such Certificates. No fractional shares of Baxter Common Stock or fractional CPRs will be issued in the Merger. All stockholders of the Company who would be entitled to receive, as a result of the Merger, a fractional interest in a share of Baxter Common Stock will be entitled to receive an amount in cash determined by multiplying (1) the fraction of a share of Baxter Common Stock to which such holder would otherwise be entitled times (2) the Baxter Stock Price.


     If the Merger had been consummated on the Record Date, Baxter would have been required to deliver, pursuant to the Merger Agreement, based upon the number of fully diluted shares of Company Common Stock on such date, approximately 3,416,508 shares of Baxter Common Stock, valued, using the closing price of shares of Baxter Common Stock reported in The Wall Street Journal for such date, at approximately $188 million in the aggregate, and approximately 23,176,896 CPRs.


     Contingent Payment Rights. The CPRs will be general unsecured debt obligations of Baxter. The contingent payments attributable to the CPRs will equal five percent of the Net Sales of all Products in which the primary active ingredient is human hemoglobin, or derivatives, mutants or modifications thereof, which have been produced in culture of microbial cells (including yeast cells) which have been modified using Somatogen Recombinant Hemoglobin Technology (as defined), other than clinical indications of any such Products that are in clinical trials as of the date of the Merger Agreement. The contingent payment with respect to each CPR will not exceed $2.00. The Company has not, to date, accrued any revenue with respect to any such products. There are many uncertainties with respect to the Somatogen Recombinant Hemoglobin Technology and there is no assurance that any Net Sales will be generated in the future. See "Description of the Contingent Payment Rights."

     Recommendation of the Board of Directors. At a meeting held on February 23, 1998, the Board of Directors unanimously approved the Merger Agreement and determined that the transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL. See "The Merger -- Recommendation of the Board of Directors; the Company's Reasons for the Merger."

     Opinion of the Company's Financial Advisor. The Board of Directors has received the written opinion of Lehman Brothers Inc. ("Lehman Brothers"), the Company's financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the matters stated therein, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. The full text of Lehman Brothers' opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Appendix B. The Company's stockholders are urged to and should read such opinion carefully and in its entirety. See "The Merger -- Opinion of Financial Advisor."

     Effect of the Merger on the Company's Outstanding Options. Each option to purchase shares of Company Common Stock (each a "Company Stock Option"), whether vested or unvested, will be exchanged or cancelled as follows: (i) each Company Stock Option having an exercise price of $11 or more that is outstanding immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time for no consideration; (ii) each Company Stock Option (in the case of persons who are employed by or providing services to the Company as of the Effective Time, whether vested or unvested, and in the case of persons who are no longer employed by or providing services to the Company, as of the Effective Time, only to the extent such Company Stock Option was vested on the date such person's employment or service with the Company ceased) having an exercise price of less than $9 that is outstanding immediately prior to the Effective Time shall be exchanged, immediately prior to the Effective Time, for
(x) payment by the Company, to the holder of such Company Stock Option, of an amount in cash equal to (1) the product of $9 and the number of shares of Company Common Stock subject to such Company Stock Option, less (2) the aggregate exercise price of such Company Stock Option and (y) the right to receive one CPR per share of Company Common Stock covered by such Company Stock Option; and (iii) each Company Stock Option (in the case of persons who are employed by or providing services to the Company as of the Effective Time, whether vested or unvested, and in the case of persons who are no longer employed by or providing services to the Company, as of the Effective Time, only to the extent such Company Stock Option was vested on the date such person's employment or service with the Company ceased) having an exercise price that is greater than or equal to $9 and less than $11 that is outstanding immediately prior to the Effective Time, shall be exchanged immediately prior to the Effective Time for the right to receive one CPR per share of Company Common Stock subject to such Company Stock Option.

     Accounting Treatment. Baxter will account for the Merger using the purchase method of accounting. It is expected that a substantial portion of the purchase price will be allocated to the Company's in-process research and development which, under generally accepted accounting principles, will be expensed by Baxter immediately following the Effective Time.

     Federal Income Tax Consequences. The Merger should be treated as a non-taxable reorganization for Federal income tax purposes. See "The Merger -- Certain Federal Income Tax Consequences."

     Dissenters' Rights. Holders of shares of Company Common Stock who do not vote in favor of the Merger Proposal and otherwise comply with the requirements of the DGCL will be entitled to dissenters' rights to appraisal in connection with the Merger. The text of Section 262 of the DGCL is attached hereto as Appendix C. See "The Merger -- Dissenters' Rights."


     Regulatory Approvals. The consummation of the Merger requires, among other things, the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company and Baxter filed the required HSR Act Notification and Report Forms with the Antitrust Division (as defined) and the FTC (as defined) with respect to the transactions contemplated by the Merger Agreement. The waiting period under the HSR Act expired on April 5, 1998. See "The
Merger -- Governmental and Regulatory Approvals."


     Interest of Certain Persons. In considering the recommendation of the Board of Directors with respect to the Merger Proposal, the Company's stockholders should be aware that certain directors and executive officers of the Company have interests in the Merger and certain related transactions that may be in addition to the interests of the Company's other stockholders. See "The
Merger -- Interests of Certain Persons in the Merger."

     Comparative Rights of Holders of Company Common Stock and Baxter's Stockholders. As a result of the Merger, the holders of shares of Company Common Stock will own shares of Baxter Common Stock and CPRs. The rights of the Company's stockholders are currently governed by the Company's organizational documents. The rights of holders of Baxter Common Stock are governed by Baxter's organizational documents. The rights of holders of CPRs are governed by the CPRs and the CPR Agreement (as defined). See "Comparison of the Rights of Holders of Baxter Common Stock and Holders of Company Common Stock."


     Stock Ownership by Management. The Company's directors and executive officers and their respective affiliates beneficially owned, as of the Record Date, an aggregate of 2,416,373 shares of Company Common Stock, representing beneficial ownership of approximately 10.7% of the Company Common Stock on such date. The Company's directors and executive officers are not subject to any agreements requiring them to vote with respect to the Merger Proposal.

SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY


     The following table sets forth selected historical financial data of the Company and has been derived from its consolidated financial statements. Such selected historical financial data should be read in conjunction with the Company's audited consolidated financial statements, and unaudited interim financial information, including the respective notes thereto. The interim financial information has been derived from unaudited financial statements of the Company, which, in the opinion of management, include all adjustments, consisting only of normally recurring adjustments, necessary for fair statement of the results for the unaudited interim periods. The Company has devoted substantially all of its efforts and resources since 1987 to research and development related to its recombinant hemoglobin technology and is considered to be in the development stage. Information for the periods from July 10, 1985 (inception) to June 30, 1997 and from July 10, 1985 (inception) to December 31, 1997 have been derived from the Company's consolidated financial statements and interim financial information as noted above. Certain items in these selected historical financial data of the Company have been reclassified to conform to the Baxter presentation. See "Incorporation of Certain Documents by Reference."


                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         YEARS ENDED JUNE 30,
                                         ----------------------------------------------------
                                           1993     1994(1)      1995       1996     1997(2)
                                         --------   --------   --------   --------   --------
OPERATIONS  Revenue....................  $    659   $     11   $     --   $     --   $     --
            Loss from continuing
             operations................   (23,340)   (50,703)   (17,104)   (18,023)   (10,940)
            Depreciation and
            amortization...............     3,195      2,812      2,504      1,928      1,685
            Research and development
             expenses(3)...............    19,859     18,029     14,968     16,949     15,807
PER COMMON  Average number of shares of
 SHARE       Company Common Stock
             outstanding...............     9,852     13,935     18,269     20,075     20,765
            Basic/diluted loss from
             continuing operations per
             share of Company Common
             Stock(4)..................     (2.37)     (3.64)     (0.94)     (0.90)     (0.53)

                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                          PERIOD FROM       SIX MONTHS        PERIOD FROM
                                         JULY 10, 1985         ENDED         JULY 10, 1985
                                          (INCEPTION)      DECEMBER 31,      (INCEPTION) TO
                                          TO JUNE 30,    -----------------    DECEMBER 31,
                                             1997         1996      1997          1997
                                         -------------   -------   -------   --------------
OPERATIONS  Revenue....................    $   6,588     $    --   $    --     $   6,588
            Loss from continuing
             operations................     (146,970)     (8,741)   (7,870)     (154,840)
            Depreciation and
            amortization...............       16,452         814       716        17,168
            Research and development
             expenses(3)...............      110,237       8,252     7,653       117,890
PER COMMON  Average number of shares of
 SHARE       Company Common Stock
             outstanding...............           --      20,715    20,880            --
            Basic/diluted loss from
             continuing operations per
             share of Company Common
             Stock(4)..................           --       (0.42)    (0.38)           --


                                                               JUNE 30,
                                         ----------------------------------------------------   DECEMBER 31,
                                           1993       1994       1995       1996       1997         1997
                                         --------   --------   --------   --------   --------   ------------
CAPITAL     Capital expenditures.......  $ 22,394   $  8,344   $  2,132   $  2,009   $  1,256     $     580
 EMPLOYED   Total assets...............    60,368     65,994     51,880     69,161     56,031        48,303
            Long-term debt and capital
             lease obligations.........     3,079      1,106        370         11         --            --

------------

(1) Loss from continuing operations includes a $29.2 million writedown of certain manufacturing facility assets.
(2) Loss from continuing operations includes the receipt of $6.0 million from Lilly pursuant to the strategic alliance termination provisions.
(3) Expenses are net of $3.9 million, $2.9 million and $4.3 million of net reimbursements from Lilly in fiscal years 1995, 1996 and 1997, respectively.

(4) Basic/diluted loss from continuing operations per share is computed using Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). All periods prior to December 31, 1997 have been restated to conform with SFAS No. 128. Company Stock Options have been excluded from the computation of diluted loss from continuing operations per share as their effect is antidilutive for the periods presented. Such stock options could potentially dilute earnings or losses per share in the future.

SELECTED CONSOLIDATED FINANCIAL DATA OF BAXTER

     The following table sets forth selected historical financial data of Baxter and has been derived from its consolidated financial statements. Such selected historical financial data should be read in conjunction with Baxter's audited consolidated financial statements, including the notes thereto, incorporated herein by reference. See "Incorporation of Certain Documents by Reference."


                                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                                       YEARS ENDED DECEMBER 31,
                                                           -------------------------------------------------
                                                           1993(1)     1994     1995(2)     1996     1997(3)
                                                           -------    ------    -------    ------    -------
OPERATIONS         Net sales.............................  $4,116     $4,479    $5,048     $5,438    $6,138
                   Income (loss) from continuing
                     operations..........................    (193)       406       371        575       300
                   Depreciation and amortization.........     273        302       336        348       398
                   Research and development
                     expenses(4).........................     280        303       327        340       392
PER COMMON SHARE   Average number of shares of Baxter
                     Common Stock outstanding(5).........     277        280       277        272       278
                   Income (loss) from continuing
                     operations per share of Baxter
                     Common Stock(6):
                   Basic.................................   (0.70)      1.45      1.34       2.11      1.08
                   Diluted...............................   (0.70)      1.44      1.32       2.07      1.06
                   Cash dividends declared per share of
                     Baxter Common Stock.................    1.00      1.025      1.11       1.17     1.139



                                                                              DECEMBER 31,
                                                           --------------------------------------------------
                                                            1993       1994      1995      1996(7)     1997
                                                           -------    ------    -------    -------    -------
CAPITAL EMPLOYED   Capital expenditures..................  $  332     $  380    $  399     $  398     $  496
                   Total assets..........................   9,211      9,039     9,437      7,596      8,707
                   Long-term debt and lease
                     obligations.........................   2,800      2,341     2,372      1,695      2,635


------------

(1) Loss from continuing operations includes a pretax restructuring charge of $216 million and a pretax net litigation charge of $330 million.
(2) Income from continuing operations includes a pretax restructuring charge of $103 million, a pretax net litigation charge of $96 million and an in-process research and development charge of $18 million.

(3) Income from continuing operations includes an in-process research and development charge of $352 million.

(4) Excludes in-process research and development charges of $352 million and $18 million in 1997 and 1995, respectively.
(5)  Excludes common stock equivalents.

(6) Basic and diluted income (loss) from continuing operations per share is computed using SFAS No. 128. All periods presented have been restated to conform with SFAS No. 128.


(7) Certain balance sheet data are significantly affected by the spin-off of Allegiance Corporation, which occurred on September 30, 1996.

COMPARATIVE MARKET PRICE DATA

     Set forth below, for the calendar quarters indicated, are the reported high and low bids for shares of the Company Common Stock on the NMS and the reported high and low sales prices of shares of Baxter Common Stock on the NYSE.


                                                              COMPANY           BAXTER
                                                               COMMON           COMMON
                                                               STOCK             STOCK
                                                            ------------      -----------
                                                            HIGH     LOW      HIGH    LOW
                                                            ----     ---      ----    ---
1996
Third Quarter.............................................  $14 3/8  $10      $47 7/8 $40 7/8
Fourth Quarter............................................   12 1/4    9 1/2   46 3/4  39 3/4
1997
First Quarter.............................................   14 1/8    3       49 3/4  39 7/8
Second Quarter............................................    6 3/8    4 7/16  56 1/8  41 9/16
Third Quarter.............................................    8        4 3/16  60 1/4  51 3/8
Fourth Quarter............................................    8 1/2    3 13/16  57 1/8  43 5/8
1998
First Quarter (through and including February 23).........    6 7/8    4 3/8   57 3/4  48 1/2
First Quarter (from February 24)..........................    8 13/16   8 1/4  62 7/16  54 1/4
Second Quarter (through April 2, 1998)....................    8 1/2    8 15/32  55 1/2  54 3/8



     On February 23, 1998, the last full trading day prior to the public announcement of the Merger, the closing bid for shares of Company Common Stock was $6 5/8 on the NMS and the closing price of shares of Baxter Common Stock was $56 7/16 on the NYSE. On April 2, 1998, the closing bid for shares of Company Common Stock and the closing price of shares of Baxter Common Stock was $8 1/2 and $54 7/8, respectively, as reported on the NMS and NYSE, respectively. THE COMPANY'S STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET PRICE QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER PROPOSAL.

CERTAIN COMPARATIVE UNAUDITED PER SHARE DATA

     The following summary presents selected comparative unaudited per share data for the Company and Baxter on an historical and equivalent per share basis. The information listed below should be read in conjunction with the historical financial data and statements of each of the Company and Baxter incorporated by reference herein, including the respective notes thereto. See "Available Information," "Incorporation of Certain Documents by Reference," "-- Selected Consolidated Financial Data of Baxter," "-- Selected Consolidated Financial Data of the Company" and "The Merger -- Anticipated Accounting Treatment."

     The per share data set forth below are presented for comparative purposes only and are not necessarily indicative of the future combined financial position, the results of the future operations or the actual results or combined financial position of the Company and Baxter that would have been achieved had the Merger been consummated as of the date or at the beginning of the period indicated.


     The equivalent per share amounts for the Company adjust the historical Baxter amounts to reflect the exchange ratio of shares of Baxter Common Stock for shares of Company Common Stock as contemplated by the Merger Agreement. For the purposes of the comparison below, the exchange ratio was assumed to be
0.1633 shares of Baxter Common Stock for each share of Company Common Stock, using a price per share of Baxter Common Stock of $55.125, the closing price on the Record Date. Pro forma amounts have been omitted because the effects of the Merger on Baxter's earnings from continuing operations and book value are not significant.


THE COMPANY


                                                                             SIX MONTHS
                                                              YEAR ENDED       ENDED
                                                               JUNE 30,     DECEMBER 31,
                                                                 1997           1997
                                                              ----------    ------------
Per share amounts:
  Loss from continuing operations...........................    $(0.53)        $(0.38)
  Cash dividends............................................        --(1)          --(1)



                                                                               DECEMBER 31,
                                                              JUNE 30, 1997        1997
                                                              -------------    ------------
Book value..................................................     $ 2.57           $ 2.20


BAXTER


                                                                      YEAR ENDED
                                                                  DECEMBER 31, 1997
                                                              --------------------------
                                                                               COMPANY
                                                                 BAXTER         COMMON
                                                                 COMMON         STOCK
                                                                 STOCK        EQUIVALENT
                                                              ------------    ----------
Per share amounts:
  Basic earnings from continuing operations.................     $ 1.08         $ 0.18(2)
  Diluted earnings from continuing operations...............       1.06           0.17(2)
  Cash dividends............................................       1.139          0.19(2)



                                                                  DECEMBER 31, 1997
                                                              --------------------------
                                                                               COMPANY
                                                                 BAXTER         COMMON
                                                                 COMMON         STOCK
                                                                 STOCK        EQUIVALENT
                                                              ------------    ----------
Book value..................................................     $ 9.34         $ 1.53(2)


------------

(1) The Company has never paid cash dividends on shares of Company Common Stock.

(2) Baxter amounts multiplied by 0.1633, the assumed exchange ratio using a price per share of Baxter Common Stock of $55.125, the closing price per share of Baxter Common Stock on the Record Date. The actual exchange ratio may be different, as it will be determined using the average closing prices of shares of Baxter Common Stock for the ten consecutive trading days ending on and including the fifth trading day prior to the date of consummation of the Merger.

                              THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

     The purpose of the Special Meeting is to consider and vote upon the approval and adoption of the Merger Agreement and approve the Merger Proposal. The Company's stockholders will also consider and vote upon such other matters, if any, as may be properly brought before the Special Meeting.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL OF THE MERGER PROPOSAL. CERTAIN MEMBERS OF THE BOARD OF DIRECTORS MAY BE DEEMED TO HAVE A CONFLICT OF INTEREST IN RECOMMENDING STOCKHOLDER APPROVAL OF THE MERGER. SEE "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

DATE, TIME AND PLACE OF THE SPECIAL MEETING


     The Special Meeting will be held at the Company's offices, located at 2545 Central Avenue, Suite FD1, Boulder, Colorado 80301-2857 on May 4, 1998, beginning at 9:00 a.m., MDT.


RECORD DATE; VOTING RIGHTS AND OUTSTANDING SHARES


     Only holders of record of Company Common Stock at the close of business on March 31, 1998, the Record Date, will be entitled to notice of, and to vote at, the Special Meeting. On that date, there were 1,065 stockholders of record holding an aggregate of 20,926,114 shares of Company Common Stock outstanding and entitled to vote. Except for the stockholders identified herein under "Principal Stockholders of the Company," as of the Record Date, to the knowledge of the Company, no other person beneficially owned more than five percent of the outstanding shares of Company Common Stock. See "Principal Stockholders of the Company." Each holder of record of shares of Company Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.


SOLICITATION OF PROXIES; EXPENSES


     The cost of the solicitation of proxies from holders of shares of Company Common Stock and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, the Information Agent. No additional compensation will be paid to directors, officers or other regular employees for such services, but the Information Agent will be paid its customary fee plus reasonable expenses, estimated to be approximately $40,000, to assist in the solicitation of proxies.


QUORUM; VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Approval of the Merger Proposal will require approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. The votes on the Merger Proposal will be tabulated by an inspector of elections appointed by the Board of Directors.

EFFECT OF ABSTENTIONS AND BROKER NONVOTES

     If an executed proxy is returned and the stockholder has specifically abstained from voting on the Merger Proposal, the shares represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of the Merger Proposal. Accordingly, abstentions will have the effect of a vote against the Merger Proposal.

     Brokerage firms who hold shares in street name for customers will not have the authority to vote shares of Company Common Stock with respect to the Merger Proposal if they have not received instructions from the beneficial owners of such shares. If a broker fails to vote shares of Company Common Stock because the broker has not received instructions from the beneficial owner (a "broker nonvote"), such shares will be considered present at the Special Meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of the Merger Proposal. Accordingly, broker nonvotes will have the effect of a vote against the Merger Proposal.

VOTING AND REVOCABILITY OF PROXIES

     All shares of Company Common Stock that are entitled to vote and are represented at the Special Meeting, either in person or by properly executed proxies received prior to or at the Special Meeting and not duly and timely revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted FOR approval of the Merger Proposal.

     If any other matters are properly presented for consideration at the Special Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company or the Information Agent, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company or the Information Agent before the taking of the vote at the Special Meeting, or
(iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of proxy). Any written notice or revocation or subsequent proxy should be sent so as to be delivered to the Company at 2545 Central Avenue, Suite FD1, Boulder, Colorado 80301-2857, Attention: Corporate Secretary, or hand-delivered to the Secretary of the Company at such address, in each case at or before the taking of the vote at the Special Meeting.

     THE COMPANY'S STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, A LETTER OF TRANSMITTAL WILL BE MAILED TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES OF COMPANY COMMON STOCK IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE MERGER. THE COMPANY'S STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN, THE LETTER OF TRANSMITTAL.

STOCK OWNERSHIP BY MANAGEMENT


     The Company's directors and executive officers and their respective affiliates beneficially owned, as of the Record Date, an aggregate of 2,416,373 shares of Company Common Stock, representing beneficial ownership of approximately 10.7% of the Company Common Stock on such date. The Company's directors and executive officers are not subject to any agreement requiring them to vote with respect to the Merger Proposal.

VOTING AGREEMENT


     On February 23, 1998, Lilly signed the Voting Agreement. Pursuant to the Voting Agreement, Lilly has agreed to vote, subject to certain conditions, all of the shares of the Company Common Stock owned by it in favor of the Merger Proposal. As of the Record Date, Lilly owned 2,954,104 shares of Company Common Stock, constituting approximately 14.1% of the outstanding shares of Company Common Stock as of the Record Date. The Voting Agreement is an exhibit to the Registration Statement and this description is qualified in its entirety by reference to such exhibit. In addition, Baxter, Lilly and the Company have entered into an agreement that, effective upon closing of the Merger, grants Baxter and the Company the right to expanded use of certain technology currently licensed by Lilly to the Company.


                                   THE MERGER

GENERAL

     The Board of Directors has unanimously approved the Merger Agreement, which provides for the Merger, at the Effective Time, of the Company with and into Merger Sub with Merger Sub as the surviving corporation in the Merger (the "Surviving Corporation"). Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver of certain conditions, including, among others, the requisite approval of the Merger Proposal by holders of Company Common Stock, the separate existence of the Company will cease.

     As a result of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares of Company Common Stock owned by Baxter or a subsidiary of Baxter and (y) shares as to which dissenters' rights have been perfected) shall be converted into the right to receive: (i) the fraction of a share (calculated and rounded to the nearest ten-thousandth of one share) of Baxter Common Stock, the numerator of which fraction shall be (A) $9.00, and the denominator of which shall be (B) the Baxter Stock Price and (ii) the right to receive one CPR. All such shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate formerly representing any such shares shall cease to have any rights with respect thereto, except to receive the Merger Consideration, without interest thereon, upon surrender of such Certificates.

     No shares of Baxter Common Stock or CPRs will be issued for fractional interests. All stockholders of the Company entitled to receive, as a result of the Merger, a fractional interest in a share of Baxter Common Stock will be entitled to receive an amount in cash determined by multiplying (x) the fraction of a share of Baxter Common Stock to which such holder would otherwise be entitled times (y) the Baxter Stock Price.

BACKGROUND OF THE MERGER

     On March 20, 1997, the Company and Lilly announced the termination of their strategic alliance. At that time, the management and the Board of Directors of the Company discussed potential strategies for the Company, including seeking a new major corporate collaboration with a large medical products company or attempting to continue development of the Company's products on its own. After reviewing the status of the biopharmaceutical industry, and the substantial development and capital costs required to commercialize products using the Company's technology, the Company decided that it should explore a corporate partnering strategy and began to identify potential corporate partners. During the spring of 1997, representatives of Baxter contacted Mr. Andre de Bruin, the Company's Chairman of the Board, President and Chief Executive Officer, to discuss, in light of the termination of the Lilly alliance, a potential collaboration between the Company and Baxter for the development of oxygen carrying therapeutic products utilizing the technologies and research and development capabilities of both companies. The Company's and Baxter's representatives set forth their respective preliminary goals for any collaboration with respect to the Company's research and development activities. Such discussions continued at various intervals during the spring and early summer of 1997. No proposal resulted from any such discussions, which did not advance beyond the preliminary stages.

     On April 18, 1997, the management and the Board of Directors of the Company discussed the prospects of Baxter and other companies as corporate partners and concluded that Baxter represented a potential strategic fit. The Board of Directors of the Company encouraged management to pursue further discussions with Baxter while exploring opportunities with others.


     On July 22, 1997, the Board of Directors of the Company held a telephonic meeting which was attended by certain members of management and representatives of Cooley Godward LLP, outside legal counsel for the Company ("Cooley Godward"). After discussion of the potential structures of a partnering relationship with Baxter, including the possibility of an acquisition by Baxter, the Board of Directors of the Company authorized the Company's management to proceed with business and scientific due diligence as requested by Baxter while continuing to explore opportunities with others. Over the next four weeks, representatives of Lehman Brothers and Credit Suisse First Boston Corporation ("CSFB"), financial advisors for the Company and Baxter, respectively, discussed structural and valuation issues related to a potential acquisition.


     On August 20, 1997, the Company and a subsidiary of Baxter entered into a confidentiality agreement and representatives of Baxter met with representatives of the Company, together with Baxter's and the Company's respective outside financial and technical advisors to conduct due diligence and evaluate the opportunities and risks associated with the development of such technologies. The parties continued to discuss the potential of a strategic alliance, including a potential acquisition of the Company by Baxter, but no specific proposals were made at that time. Following such meeting, the Company provided the outside financial advisors with financial and industry information. Representatives of the Company, Lehman Brothers, Baxter and CSFB met to continue to discuss their respective views of the Company's condition and prospects.

     On October 21, 1997, representatives of Baxter and CSFB met in Denver with representatives of the Company and Lehman Brothers to discuss the Company's products in development, including products in the pre-clinical stages and the costs that would be required to commercialize such products. On October 28, 1997, the management and the Board of Directors of the Company as well as representatives of Cooley Godward met to discuss a number of issues, including the status of negotiations with Baxter. The Board of Directors of the Company agreed that management should continue such negotiations with Baxter while exploring opportunities with others.


     On November 18, 1997, members of Baxter's management team gave a brief report on the status of discussions between the Company and Baxter to Baxter's board of directors and the finance committee thereof.


     During late November 1997, representatives of Lehman Brothers and CSFB had discussions regarding potential valuations of the Company in the event of an acquisition. At that time, the Company informed Lehman Brothers that an acquisition based on the valuations being discussed by the parties' respective financial advisors would be unacceptable.

     On December 4, 1997, representatives of the Company and Baxter met again in Boulder, Colorado. At this meeting, Mr. Harry Kraemer, President of Baxter, provided additional details with respect to Baxter's view of the potential value of the Company to Baxter. On December 22, 1997, representatives of Baxter and the Company met in Chicago along with representatives of their respective outside financial advisors to discuss their respective valuation models and the underlying assumptions. In addition, alternative forms of merger consideration were discussed, including contingent payment rights. Following the meeting, at which no specific proposal was made, Baxter considered the valuation issues raised at that meeting and the feasibility of alternative forms of consideration.

     On January 21, 1998, Mr. de Bruin called Mr. Kraemer to inquire as to whether Baxter intended to make a proposal with respect to an acquisition of the Company prior to the January 23, 1998 meeting of the Board of Directors of the Company. By letter, dated January 22, 1998, Baxter expressed its interest in discussing a proposal which reflected a revised valuation of the Company and proposed that Baxter purchase all of the outstanding shares of Company Common Stock for $8.50 per share in cash and a contingent payment right with a possible aggregate payment of $2.50 per share of Company Common Stock. On January 23, 1998, the management and the Board of Directors of the Company, and representatives of Cooley Godward and Lehman Brothers met to discuss Baxter's proposal. Lehman Brothers presented an analysis of the proposed transaction, including comparisons of other similar companies and analyses of the various potential valuations of the shares of Company Common Stock. Based on the analyses presented, the Board of Directors of the Company recommended that management continue to negotiate with Baxter on a number of issues, including increasing the proposed merger consideration. On January 25, 1998, Mr. de Bruin orally informed Mr. Kraemer that the Board of Directors of the Company requested that the components of the consideration be modified to provide additional initial current value to the Company's stockholders.

     On January 26, 1998, the Company received a letter from Baxter with revised terms for the acquisition, which attempted to address the Company's concerns regarding providing initial current value to its stockholders. Specifically, Baxter revised its proposal to purchase all of the outstanding shares of Company Common Stock for $9.00 per share in cash and a contingent payment right with a possible aggregate payment of $2.00 per share of Company Common Stock. On January 28, 1998, the management and the Board of Directors of the Company, along with representatives of Cooley Godward and Lehman Brothers, held a telephonic meeting to discuss Baxter's revised proposal. Lehman Brothers presented supplementary information to the comprehensive presentation it had made on January 23, 1998 to reflect the revisions in the proposed valuation. After extensive discussion and a review of the alternatives available to the Company, the Board of Directors of the Company tentatively approved the Baxter offer, contingent upon negotiation of an acceptable merger agreement.

     Later that day, representatives of the Company orally informed Baxter that the Company would favorably consider Baxter's revised proposal if it could be restructured to provide for a stock-for-stock acquisition, in lieu of the cash portion of the proposed consideration, so that the transaction could qualify as a tax-free reorganization for the Company's stockholders. Representatives of Baxter informed the Company that Baxter would be willing to negotiate a stock-for-stock acquisition that included a contingent payment right on the financial terms set forth in its revised letter, subject to completion of its due diligence regarding the Company, and reaching a definitive agreement reflecting the financial and other terms and conditions described in Baxter's revised letter.

     On February 7, 1998, counsel for Baxter, distributed a draft of the proposed Merger Agreement to the Company and its outside advisors. On February 10, 1998, counsel for Baxter distributed a draft of the Contingent Payment Rights Agreement (the "CPR Agreement") to the Company and its outside advisors.

     From February 9, 1998 through February 11, 1998, representatives of Baxter and its counsel met with representatives of the Company and Cooley Godward in Boulder, Colorado to review the operations of the Company and otherwise conduct a due diligence review of the Company's business and technology.

     On February 10, 1998, the Company arranged for representatives of Baxter to contact representatives of Lilly. Representatives of Baxter and Lilly discussed Lilly's strategic alliance with the Company and the basis for Lilly's decision not to proceed with its strategic alliance with the Company. On February 11, 1998, Baxter and Lilly signed a confidentiality agreement.

     On February 12 and 13, 1998, representatives of Baxter and the Company, as well as their respective counsel and representatives of CSFB, on behalf of Baxter, negotiated the terms of the Merger Agreement, including the representations and warranties to be made by the Company, the terms describing when either of the parties could terminate the agreement and the "break-up" fee. The parties also negotiated the terms of the CPR Agreement, including which future products would be covered under the agreement and how the sales of such products would be calculated.

     On February 17, 1998, Baxter's board of directors reviewed the significant terms of the proposed acquisition and authorized management to proceed with the execution of a definitive agreement.

     On February 18, 1998, representatives of Baxter and the Company met at Baxter's offices in Deerfield, Illinois to discuss terms related to the Company's employees after the proposed merger. The parties reviewed compensation structures, methods of retaining employees prior to and after the completion of the Merger, potential roles for certain of the Company's employees after the Merger and severance terms for the Company's employees in the event of their termination after the Merger.

     On February 19 and 20, 1998, representatives of Baxter and the Company and their respective outside counsel continued to negotiate the terms of the Merger Agreement and CPR Agreement, including issues related to treatment of the Company's Stock Options, employee retention arrangements, the conduct of the Company's business after the signing of the Merger Agreement, and the products to be covered under the CPR Agreement. On February 22, 1998, counsel for Baxter distributed revised versions of the Merger Agreement and the CPR Agreement to the parties and the Board of Directors of the Company.

     On February 23, 1998, Lilly signed the Voting Agreement and agreed in concept to grant Merger Sub the right to expanded use of certain technology currently licensed by the Company.

     On February 23, 1998, the Board of Directors of the Company, members of management and representatives of Cooley Godward and Lehman Brothers met and discussed the terms of the Merger Agreement and the CPR Agreement. Lehman Brothers presented a financial review of the transaction and implications of alternatives for the Company. Lehman Brothers then presented its oral fairness opinion, which it later confirmed in writing as set forth in the Opinion (as defined). After extensive discussion, the Board of Directors of the Company unanimously approved the Merger, the Merger Agreement and the CPR Agreement and authorized management to finalize and execute the Merger Agreement. During the remainder of the day of February 23, 1998, representatives of Baxter, the Company and their respective outside legal counsel finalized the Merger Agreement and CPR Agreement.

     During the evening of Monday, February 23, 1998, the Merger Agreement was executed and delivered, and on Tuesday, February 24, 1998, the transaction was publicly announced.

RECOMMENDATION OF THE BOARD OF DIRECTORS; THE COMPANY'S REASONS FOR THE MERGER

     The Board of Directors of the Company has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Board of Directors of the Company has unanimously approved the Merger Agreement and recommends that the stockholders of the Company vote FOR approval of the Merger and adoption of the Merger Agreement. Certain members of the Board of Directors may be deemed to have a conflict of interest in recommending stockholder approval of the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

     The Board of Directors believes the Merger will be beneficial for the following principal reasons:

          TECHNOLOGICAL COMPATIBILITY. Combining the Company's recombinant hemoglobin technology with Baxter's chemically cross-linked, human derived hemoglobin technology will provide the possibility that multiple generations of oxygen carrying therapeutic compounds may be developed beyond those which could be developed solely based upon the Company's technology.

          EXPANDED RESOURCES. The combination of financial, human and technological resources resulting from the Merger may enable more efficient, effective and rapid development of the Company's next generation recombinant technology to produce multiple generations of oxygen carrying therapeutic compounds for unmet clinical needs. The Company believes that access to Baxter's financial resources is particularly important in view of the substantial development and capital costs required to commercialize products using the Company's technology.

          SHARED RESOURCES. The Merger will provide the possibility that the Company and Baxter may share pre-clinical and clinical data from multiple animal and human studies and thereby accelerate the development of next generation technologies.

          MANUFACTURING RESOURCES. The Company believes that the significant capital expenditure requirements of large-scale production of its future products requires the resources and operational knowledge of a large medical products company such as Baxter.

          OPERATIONAL SYNERGIES. The Company believes that the greater strategic, financial and personnel resources of the combined company should result in operational efficiencies and synergies, enabling the combined company to more effectively and efficiently operate and compete.

     In reaching its conclusions to approve the Merger, the Board of Directors of the Company considered, among other things, the following factors:

        (i) Knowledge of the management and the Board of Directors of the Company of the Company's and Baxter's respective businesses, and the current economic, financial and business climate impacting those businesses;

        (ii) The state of the biotechnology industry, including the financing requirements and the consolidation trend within the industry;

        (iii) Limited alternatives available to the Company, either on a stand-alone basis or with others, to fund its future capital, operating, manufacturing and product development requirements;

        (iv) The detailed financial analyses presented by Lehman Brothers and the Company's management. See "-- Opinion of Financial Advisor;"

        (v) The financial presentation made by Lehman Brothers with respect to the Merger, including the written opinion of Lehman Brothers to the effect that, as of February 23, 1998, and based upon and subject to the various qualifications and assumptions described therein, the Merger Consideration was fair, from a financial point of view, to the holders of shares of Company Common Stock. See "-- Opinion of Financial Advisor;"

        (vi) A review with the Company's legal counsel of the terms of the Merger Agreement and the CPR Agreement, the obligation of the Company not to solicit or encourage other acquisition proposals, the representations and warranties of each of the Company and Baxter, the break-up fee provisions, the indemnification provisions, the circumstances under which either the Company or Baxter can terminate the Merger Agreement and the closing conditions to the Merger (including stockholder approval requirements);

        (vii) Trading history of the Company Common Stock and Baxter Common Stock as well as research analyst coverage of Baxter and significant forecasted events for Baxter;

        (viii) The tax-free nature of the transactions contemplated by the Merger Agreement;

        (ix)  The effect of the Merger on the Company's employees;

        (x) The compatibility of the corporate cultures of the Company and Baxter, which the Board of Directors believed was important for the successful integration of the companies;

        (xi) The intent of Baxter to make strategic investments in manufacturing facilities and next generation technology development;

        (xii) The clinical and regulatory experience of Baxter in the field of biologics; and

        (xiii) Baxter's strategic corporate commitment to hemoglobin based oxygen carrying therapeutics.

     The Board of Directors of the Company also considered a number of potential risks relating to the Merger, including (i) the risk that the technological compatibilities, synergies and other benefits expected from the Merger would not be fully achieved, including the risk that key employees of the Company may seek alternate employment as a result of the proposed Merger; (ii) the risk that the Merger would not be consummated due to the failure of the parties to satisfy conditions to the Merger; (iii) the risk that the Company's existing management would no longer manage operations of the Company following the Merger; (iv) the risk that certain scientific and academic collaborators of the Company may elect to terminate or fail to renew or extend their collaborative agreements with the Company and Baxter as a result of the Merger; and (v) the status and assumed risks in Baxter's own internal hemoglobin program. The Board of Directors of the Company concluded that the benefits of the transaction to the Company and its stockholders outweighed the risks associated with the foregoing factors.

     The foregoing discussion of the information and factors considered by the Board of Directors of the Company is not intended to be exhaustive but is believed to include all material factors considered by the

Board of Directors of the Company. In view of the complexity and variety of factors considered in connection with its evaluation of the Merger, the Board of Directors of the Company did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors of the Company may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

     Lehman Brothers has acted as financial advisor to the Company in connection with the Merger. As part of its role as financial advisor to the Company, Lehman Brothers rendered to the Board of Directors an opinion as to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in connection with the Merger.

     The full text of Lehman Brothers' written opinion, dated February 23, 1998, is attached as Appendix B to this Proxy Statement/Prospectus (the "Opinion") and is incorporated herein by reference. The Company's stockholders should read the Opinion for a discussion of assumptions made, matters considered and limitations of the review undertaken by Lehman Brothers in rendering its Opinion. The summary of the Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such Opinion.

     No limitations were imposed by the Company on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering the Opinion, except that the Company did not authorize Lehman Brothers to solicit and Lehman Brothers did not solicit any indication of interest from any third party with respect to the purchase of all or a part of the Company's business. Lehman Brothers was not requested to and did not make any recommendation to the Board of Directors as to the form of the consideration to be offered to the Company's stockholders in connection with the Merger, which was determined through arm's-length negotiations between the parties. In arriving at the Opinion, Lehman Brothers did not ascribe a specific range of value to the Company, but made its determination as to the fairness, from a financial point of view, of the consideration to be offered to the Company's stockholders in connection with the Merger on the basis of the financial and comparative analyses described below. The Opinion is for the use and benefit of the Board of Directors and was rendered to the Board of Directors in connection with its consideration of the Merger. The Opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger Proposal. Lehman Brothers was not requested to opine to, and the Opinion does not address, the Company's underlying business decision to proceed with or effect the Merger.

     In arriving at the Opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement and the specific terms of the Merger, (ii) publicly available information concerning the Company and Baxter that Lehman Brothers believed to be relevant to its analysis, including the Company's Form 10-K for the year ended June 30, 1997 and Form 10-Q for the period ended December 31, 1997, and Baxter's Form 10-K for the year ended December 31, 1996 and Form 10-Q for the period ended September 30, 1997, (iii) financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company, (iv) a trading history of the shares of Company Common Stock from February 18, 1996 to February 18, 1998 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (v) a trading history of shares of Baxter Common Stock from February 18, 1997 to February 18, 1998 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (vi) a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant,
(vii) a comparison of the historical financial results and present financial condition of Baxter with those of other companies that Lehman Brothers deemed relevant, (viii) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant and (ix) alternatives available to the Company on a stand-alone basis to fund its future capital and operating requirements. In addition, Lehman Brothers had discussions with the management of the Company concerning the Company's business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at the Opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information materially inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of the Company as to the future financial performance of the Company. However, for purposes of its analysis, Lehman Brothers also considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the projections of the Company. Lehman Brothers discussed these adjusted projections with the management of the Company and they agreed with the appropriateness of the use of such adjusted projections in performing the analysis. Lehman Brothers was not provided with, and did not have access to, any financial forecasts or projections of Baxter. In arriving at the Opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Company or Baxter and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company or Baxter. In addition, the Company did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. The Opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Opinion.

     In connection with the preparation and delivery of its Opinion, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create an incomplete or misleading view of the process underlying the Opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's and Baxter's control. Any estimates contained in those analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable then as set forth therein. Additionally, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.


     TRANSACTION TERMS. The consideration to be offered to the stockholders of the Company in connection with the Merger is (i) $9.00 per share of Company Common Stock in shares of Baxter Common Stock and (ii) one CPR per share of Company Common Stock.


     HISTORICAL STOCK PRICE PERFORMANCE OF THE COMPANY AND OF BAXTER. Lehman Brothers reviewed the Company Common Stock price performance for the twenty-four months preceding February 18, 1998 and noted that the Company Common Stock price had fluctuated over that period from a high of $22.50 to a low of $4.25, and was trading on February 18, 1998 at a price of $6.3125, which was below where it traded one year earlier. Lehman Brothers also compared the Company Common Stock price performance to a weighted average of the stock prices of certain publicly traded oxygen therapeutic biotechnology companies and to the AMEX Biotechnology Index for the twelve month period prior to February 18, 1998. The companies that Lehman Brothers considered included Alliance Pharmaceutical Corp., Enzon, Inc., Hemosol, Inc. and Northfield Laboratories Inc. (the "Comparable Oxygen Therapeutic Companies"). Lehman Brothers noted that the Company Common Stock price had declined 51.4% compared to a decline of 32.5% for the Comparable Oxygen Therapeutic Companies and a decline of 3.5% in the AMEX Biotechnology Index over the twelve months preceding February 18, 1998. Lehman Brothers also reviewed the Baxter Common Stock price performance for the twelve months preceding

February 18, 1998 and noted that shares of Baxter Common Stock price had fluctuated over that period from a high of $60.0625 to a low of $42.375, and was trading on February 18, 1998 at a price of $56.8125.

     COMPARABLE PUBLIC COMPANY ANALYSIS OF THE COMPANY AND OF BAXTER. Lehman Brothers compared the historical, financial and operating performance of the Comparable Oxygen Therapeutic Companies with the historical financial and operating performance of the Company and of certain publicly traded comparable medical supply companies with that of Baxter, based upon information that was publicly available at that time and based upon information provided to Lehman Brothers by the management of the Company. The comparable companies that Lehman Brothers considered for Baxter included Abbott Laboratories, Allegiance Corporation, Becton, Dickinson & Company, C.R. Bard, Inc., Guidant Corporation, Medtronic, Inc. and United States Surgical Corporation (the "Comparable Medical Supply Companies"). Lehman Brothers examined both the market value of the total outstanding common equity (the "Market Value") and the Market Value minus Cash (the "Technology Value") of such comparable companies on a primary basis. "Cash" equals cash and cash equivalents plus marketable securities. For the Company, Lehman Brothers noted that, at the proposed Share Consideration, the Market Value for the Company of $187.9 million (excluding Company Stock Options) was within the range of $23.0 million to $232.1 million, and was above the mean and median of $147.6 million and $167.7 million, respectively, for the Comparable Oxygen Therapeutic Companies. Lehman Brothers also noted that, at the proposed Share Consideration, the Technology Value for the Company of $151.3 million was within the range of $9.9 million to $176.1 million for the Comparable Oxygen Therapeutic Companies and was above the mean and median of $108.5 million and $124.0 million, respectively, for the Comparable Oxygen Therapeutic Companies. Lehman Brothers also examined both the latest twelve month net burn rate ("LTM Net Burn Rate") and the years of cash remaining ("Years of Cash") for such comparable companies. The LTM Net Burn Rate is calculated as net loss plus depreciation and amortization expense, less capital expenditures. Years of Cash is calculated as Cash divided by LTM Net Burn Rate. Lehman Brothers noted that the LTM Net Burn Rate for the Company was $9.5 million, higher than the range of $2.5 million to $7.4 million and the mean and median of $5.6 million and $6.2 million, respectively, for the Comparable Oxygen Therapeutic Companies, and that the Company's Years of Cash was 3.9 years, at the low end of the range of 2.3 years to 10.5 years and lower than the mean and median of 6.3 years and
6.2 years, respectively, for the Comparable Oxygen Therapeutic Companies. The calculation of the Company's LTM Net Burn Rate and Years of Cash included the effect of a one-time gain of $6.0 million in May 1997 related to the termination of the strategic alliance between the Company and Lilly. Excluding such gain, the Company's LTM Net Burn Rate and Years of Cash would have been $15.5 million and 2.4 years, respectively.

     For Baxter, Lehman Brothers examined the price/earnings multiple ("P/E Multiple") for 1998 and 1999 for each such comparable companies. The P/E Multiple was calculated by taking the closing stock price as of February 18, 1998 and dividing it by the calendarized consensus earnings per share estimates for 1998 and 1999 (taken from First Call, an investor service that monitors earnings estimates for publicly traded companies). Lehman Brothers noted that the 1998 P/E Multiple for Baxter was 21.9x, within the range of 16.2x to 38.3x, and below the mean and median of 24.9x and 23.0x, respectively, for the Comparable Medical Supply Companies. Lehman Brothers also noted that the 1999 P/E Multiple for Baxter was 19.3x, within the range of 13.1x and 32.2x, and below the mean and median of 21.3x and 20.4x, respectively, for the Comparable Medical Supply Companies.

     However, because of the inherent differences between the business, operations and prospects of the Company and Baxter and the businesses, operations and technology and prospects of the Comparable Oxygen Therapeutic Companies or Comparable Medical Supply Companies, as the case may be, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses but rather also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and Baxter and the Comparable Oxygen Therapeutic Companies or Comparable Medical Supply Companies, as the case may be, that would affect the public trading values of each.

     DISCOUNTED CASH FLOW ANALYSIS FOR THE COMPANY. Lehman Brothers performed a discounted cash flow analysis based upon the Company's projected financial performance under two scenarios:

(a) using the Company's management projections through fiscal year 2008 (the "Management Case") and (b) making certain adjustments to management's projections (the "Sensitivity Case").

     These analyses were based upon information and projections provided by the Company's management. Lehman Brothers discounted to present value the projected stream of after-tax cash flows and the terminal year value (the "Terminal Value") of the business. Terminal Value was based upon multiples of projected fiscal 2008 earnings before interest and taxes ranging from 10x to 14x. In performing this analysis, Lehman Brothers used a range of discount rates from 35% to 45%, which were chosen based on several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk in the Company's operations as well as in the oxygen therapeutic and biotechnology industry as a whole, and the cost of capital to the Company. The imputed value per share of the Company's Common Stock resulting from this analysis ranged from $4.85 to $15.30 under the Management Case, and ranged from $0.70 to $5.42 under the Sensitivity Case.

     COMPARABLE TRANSACTION ANALYSES FOR THE COMPANY. Lehman Brothers compared the financial terms of certain recent merger transactions, which Lehman Brothers considered relevant, with the financial terms of the Merger, based upon information that was publicly available at the time and based upon information provided to Lehman Brothers by the Company's management. The transactions that Lehman Brothers considered comparable to the Merger included 18 merger transactions that occurred in the biotechnology industry since 1993 (the "Comparable Transactions"). The Comparable Transactions are: Arris Pharmaceutical Corporation/Sequana Therapeutics, Inc., Cell Genesys, Inc./Somatix Therapy Corporation, American Home Products Corporation/Genetics Institute, Inc., Medarex, Inc./Houston Biotechnology Incorporated, Genzyme Corporation/Neozyme II Corporation, Elan Corporation plc/Athena Neurosciences, Inc., North American Biologicals, Inc./Univax Biologics, Inc., Sandoz Ltd./Genetic Therapy, Inc., Genetics Institute, Inc./SciGenics, Inc., Cytogen Corporation/Cellcor, Inc., Chiron Corporation/Viagene Inc., Ligand Pharmaceuticals Incorporated/Glycomed Incorporated, Glaxo plc/Affymax N.V., Amgen Inc./Synergen, Inc., NeXagen, Inc./Vestar, Inc., Genzyme Corporation/BioSurface Technology, Inc., Lilly/Sphinx Pharmaceuticals Corporation and Bio-Technology General Corp./Gynex Pharmaceuticals, Inc. Lehman Brothers calculated the transaction value per share for shares purchased directly from the target company (the "Merger Purchase Price Per Share"). The mean, median, high and low Merger Purchase Price Per Share for these transactions was then compared to the target's stock price one day and one month prior to the announcement of the transaction and to the target's latest twelve month high and low stock price to calculate the premium over such stock prices (the "Premium"). The mean, median, high and low Premiums, one day prior to the transaction announcement, were 37.2%, 25.4%, 108.7% and (13.8%), respectively, in the Comparable Transactions. Lehman Brothers noted that the Share Consideration represented a 42.5% Premium over the price per share of Company Common Stock of $6.313 on February 18, 1998 and was within the range of the Comparable Transactions and above the mean and median of the Comparable Transactions. The mean, median, high and low Premiums one day prior to the transaction announcement were 37.1%, 32.0%, 100.0% and (15.8%), respectively, in the Comparable Transactions. Lehman Brothers noted that the consideration represented an 89.5% Premium over the price per share of Company Common Stock of $4.75 one month prior to February 18, 1998 and was within the range of the Comparable Transactions and above the mean and median of the Comparable Transactions.

     FINANCING ALTERNATIVES FOR THE COMPANY. Lehman Brothers also reviewed the current financing environment for biotechnology companies, based on a review of, among other things, public follow-on equity offerings since January 1997. Lehman Brothers noted that the mean, median, high and low values of the discount of the offer price per share to the share price one day before filing were (3.4%), (5.9%), 32.6% and (38.5%), respectively. Lehman Brothers also noted that, based on the Management Case, the Company would require approximately $300 million in additional capital to finance its operations and capital expenditures through fiscal 2002, and that raising this amount of additional capital would dilute the existing stockholders' ownership interest by approximately 40%. Lehman Brothers calculated the equity value per share of Company Common Stock using a discounted cash flow analysis of the Management Case and the additional shares that would be issued to raise the $300 million. The imputed value per share resulting from this analysis ranged from $2.94 to $9.71 per share.

     However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, technology and the prospects of the Company and the business, operations, technology and prospects of the selected acquired companies analyzed, Lehman Brothers believed that is was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, but rather also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of the Company and such acquired companies.

     Lehman Brothers is an internationally recognized investment banking firm and in connection with its investment banking activities is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements, and in valuation for corporate and other purposes. The Board of Directors selected Lehman Brothers because of Lehman Brothers' expertise, reputation and familiarity with biotechnology and pharmaceutical companies and because its investment banking professionals have substantial experience in transactions similar to the Merger.

     As compensation for its services in connection with the Merger, the Company has agreed to pay Lehman Brothers fees of (i) $50,000 as a retainer fee, (ii) $250,000 upon delivery of the Opinion and execution of the Merger Agreement and
(iii) an amount equal to 1.35% of the consideration involved in the Merger, contingent upon the consummation of the Merger (approximately $2.6 million), less amounts previously paid pursuant to clauses (i) and (ii). The Company will also reimburse Lehman Brothers for its reasonable out-of-pocket expenses and has agreed to indemnify Lehman Brothers against certain liabilities that may arise in connection with its engagement. Lehman Brothers has performed various investment banking services for each of the Company and Baxter and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers may trade in the securities of the Company and Baxter for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

BAXTER'S REASONS FOR THE MERGER

     Development of oxygen carrying therapeutics is currently a strategic priority of Baxter. The acquisition of the Company is intended to provide Baxter with significant scientific talent in recombinant hemoglobin technology and a platform for the development of new generations of recombinant oxygen carrying technology-based products with enhanced attributes. The acquisition of the Company may also provide Baxter with an alternate source for hemoglobin, in the event that it proves more difficult than expected to procure human hemoglobin in large quantities.

GOVERNMENTAL AND REGULATORY APPROVALS


     Under the HSR Act and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. Baxter and the Company each filed the required HSR Act Notification and Report Forms with the Antitrust Division and the FTC with respect to the transactions contemplated by the Merger Agreement. The waiting period under the HSR Act expired on April 5, 1998.



     In addition, state and Federal antitrust authorities may also bring legal action under state or Federal antitrust laws at any time before or after the Effective Time, notwithstanding the expiration of the HSR Act waiting periods. Such action could seek or result in termination of the Merger Agreement, divestiture of certain assets, licensing certain proprietary technology to third parties or acceptance of certain other conditions in order to consummate the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, with respect to the result thereof.

     The Company and Baxter will use reasonable efforts to take other appropriate action with respect to any requisite approvals or other action of any court, administrative agency or commission or other governmental authority or instrumentality, whose consent, approval, order or authorization, or with whom registration, declaration or filing of the Merger Agreement is required to consummate the Merger and related transactions, subject to the provisions of the Merger Agreement.


     The Merger Agreement provides that the obligation of each of the Company and Baxter to consummate the Merger is conditioned upon, among other things, the expiration or termination of any applicable waiting period under the HSR Act and the absence of any injunction restraining consummation of the Merger. See "The Merger Agreement -- Conditions to the Merger." There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger. In addition, there can be no assurance that an action will not be brought challenging such approvals or action, including a challenge by the Antitrust Division or FTC, or, if such challenge is made, with respect to the result thereof.


     The Company and Baxter are not aware of any material governmental approvals or transactions that may be required for consummation of the Merger, other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

ANTICIPATED ACCOUNTING TREATMENT

     Baxter will account for the acquisition of the Company using the purchase method of accounting. It is expected that a substantial portion of the purchase price will be allocated to the Company's in-process research and development which, under generally accepted accounting principles, will be expensed by Baxter immediately following the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain Federal income tax consequences to holders of shares of Company Common Stock who, pursuant to the Merger, surrender their shares of Company Common Stock in exchange for shares of Baxter Common Stock and CPRs. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and published administrative rulings and court decisions as of the date hereof. All of the foregoing legal authorities are subject to change, possibly with a retroactive effect, and any such change could affect the accuracy of the following discussion. No ruling has been or will be sought from the Internal Revenue Service (the "Service") concerning the tax consequences of the Merger and the tax treatment of the CPRs. This summary does not purport to be a comprehensive description of all of the tax consequences applicable to a holder of shares of Company Common Stock in light of such holder's particular tax position nor does it address the tax consequences that may be relevant to holders with a special tax status (for example, insurance companies, financial institutions, dealers in securities, foreign persons, and tax-exempt entities), to holders who hold shares of Company Common Stock as part of a straddle, hedging, or conversion transaction, to holders who have acquired shares of Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of shares of Company Stock Options, deferred shares, or similar compensatory issuances. In addition, this summary does not address any consequences arising under the laws of any state, local, or foreign jurisdiction. This summary assumes that holders of shares of Company Common Stock have held such shares of stock, and will hold their shares of Baxter Common Stock and CPRs received in exchange therefor, as capital assets (generally, property held for investment). Each holder of shares of Company Common Stock is urged to consult a tax advisor regarding the tax consequences of surrendering its shares of Company Common Stock in exchange for shares of Baxter Common Stock and CPRs pursuant to the Merger, including the application and effect of Federal, state, local, foreign and other tax laws.

     TAX TREATMENT OF THE MERGER. Baxter, based on the advice of its counsel, Skadden, Arps, Slate, Meagher & Flom, LLP, and the Company, based on the advice of its tax advisor, Price Waterhouse LLP, believe that the Merger should constitute a tax-free "reorganization" under section 368(a) of the Code and, consequently, intend to treat the Merger as a tax-free reorganization.

     It is anticipated that, after the Effective Time, Baxter will cause the Surviving Corporation to sell for fair value the intellectual property held by the Surviving Corporation, which constitutes a significant portion of its assets, to an affiliate of Baxter. Each of Baxter and the Company believes that such transfer should not, under current published legal authorities, cause the Merger to fail to qualify as a tax-free reorganization because the sale should be viewed as resulting in a mere "substitution" of the assets of the Surviving Corporation (i.e., the substitution of the intellectual property with the sale proceeds) under such authorities. It is possible, however, that the Service may successfully assert that the Merger fails to qualify as a tax-free reorganization in which case holders of shares of Company Common Stock surrendering their shares pursuant to the Merger would be treated as having disposed of their stock in a fully taxable transaction. Accordingly, the discussion set forth below discusses the Federal income tax treatment of the Merger as a tax-free reorganization and, in the alternative, as a fully taxable transaction. Each holder of shares of Company Common Stock is urged to consult a tax advisor as to whether the consummation of the Merger would be treated as a tax-free reorganization or a fully taxable disposition of shares of Company Common Stock and the effect of the Merger being a fully taxable transaction in light of such holder's tax position and financial circumstances.

     Tax-free Reorganization Treatment. Assuming that the Merger is treated as a tax-free reorganization under section 368(a) of the Code:

          (i) A holder of shares of Company Common Stock will generally recognize capital gain, upon the consummation of the Merger, in an amount equal to the lesser of (x) the excess of the aggregate fair market value of the shares of Baxter Common Stock and the CPRs received in the Merger over the holder's adjusted tax basis in such holder's shares of Company Common Stock exchanged therefor or (y) the fair market value of the CPRs received in the Merger (which value should be equal to the excess of (a) the fair market value of the shares of Company Common Stock, as reflected in the public trading of such stock, immediately prior to the Effective Time over
     (b) the fair market value of the shares of Baxter Common Stock received in the Merger, as reflected in the public trading of the Baxter Common Stock, at the Effective Time). A holder of shares of Company Common Stock will generally not recognize a loss upon the consummation of the Merger. In addition, a holder of shares of Company Common Stock that receives cash in lieu of a fractional share of Baxter Common Stock will, upon consummation of the Merger, recognize capital gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such stockholder's fractional share of Baxter Common Stock. See "-- Tax Treatment of CPRs" for a discussion of the tax treatment of the cash payments, if any, received pursuant to the terms of the CPRs and "-- Taxation of Net Capital Gain" for a discussion of the rate of tax applicable to the recognition of capital gain.

          (ii) The aggregate tax basis of the shares of Baxter Common Stock received by a stockholder of the Company pursuant to the Merger will generally be equal to the aggregate tax basis of such stockholder's shares of Company Common Stock exchanged therefor, increased by any gain recognized in connection with the Merger, and reduced by the fair market value of the CPRs received in the Merger (determined as described above) and any cash received in lieu of a fractional share. The tax basis of the CPRs received by a holder of shares of Company Common Stock pursuant to the Merger will be equal to the fair market value of the CPRs received in the Merger (determined as described above).

          (iii) The holding period of the shares of Baxter Common Stock received pursuant to the Merger will include the holding period of the shares of Company Common Stock exchanged therefor and the holding period of the CPRs received pursuant to the Merger will commence on the day following the Effective Time.

     Fully Taxable Transaction Treatment. In the event that the consummation of the Merger is treated as a fully taxable transaction for Federal income tax purposes, a holder of shares of Company Common Stock would, upon consummation of the Merger, recognize capital gain or loss in an amount equal to the excess of the aggregate fair market value of the shares of Baxter Common Stock and the CPRs received in the Merger (determined as described above) over the adjusted tax basis of the shares of Company Common Stock exchanged therefor. Although the recognition of capital gain would result in a current income tax liability to stockholders of the Company surrendering shares of Company Common Stock in the Merger, such stockholders would not be receiving any cash in the Merger to cover such liability. If a holder of shares of the Company Common Stock recognizes a capital loss upon the consummation of the Merger, such loss may, depending upon the application of certain limitations imposed upon the use of capital losses, be deductible currently or carried over to a future taxable year and applied against any capital gain subsequently recognized by such holder, including any capital gain resulting from the receipt of cash pursuant to the terms of the CPRs. See "-- Tax Treatment of CPRs" for a discussion of the tax treatment of the cash payments, if any, received pursuant to the terms of the CPRs and "-- Taxation of Net Capital Gain" for a discussion of the rate of tax applicable to the recognition of capital gain.

     The tax basis of the shares of Baxter Common Stock and the CPRs received in the Merger would be equal to each of their respective fair market values determined as of the Effective Time and the holding period for such shares of Baxter Common Stock and the CPRs would commence on the day following the Effective Time.

     TAX TREATMENT OF CPRS. There are no published legal authorities addressing the tax treatment of a contingent payment instrument that is substantially similar to the CPRs. Because the payment of cash pursuant to the terms of a CPR is wholly contingent, it is not anticipated that a CPR will be treated as a "debt instrument" for Federal income tax purposes. Accordingly, Baxter and the Company each believes that the payment of cash, if any, made pursuant to the terms of the CPR should be treated as the payment of additional cash proceeds pursuant to a contract right and subject to the application of section 483 of the Code.

     For Federal income tax purposes, a holder of a CPR will not recognize any income with respect to any cash payment made pursuant to the terms of the CPR until a taxable year during which such payment, if any, becomes fixed or is paid in accordance with the holder's regular method of tax accounting. If a cash payment is made pursuant to the terms of the CPR, a portion of the payment will, under section 483 of the Code, be treated as interest income, subject to tax as ordinary income, in an amount equal to the excess of (x) the amount of the payment over (y) the present value of such payment determined by discounting the amount of the payment from the payment date to the date of the Effective Time, assuming annual compounding, by the applicable Federal rate prevailing for the month within which the Merger is consummated. The amount of the cash payment in excess of the interest component should first be treated as a tax-free return of a holder's tax basis in the CPR, and thereafter as capital gain (although it is possible that the Service may require the holder of a CPR to allocate the tax basis of a CPR to the current and aggregate potential payments due pursuant to the terms of the CPR, other than to amounts that would be attributable to an interest component under section 483 of the Code). Upon termination of the CPR, a holder of a CPR will recognize capital loss, if any, in an amount equal to such holder's remaining adjusted tax basis in the CPR.

     A holder of a CPR will recognize capital gain or loss upon the sale, exchange, or redemption of a CPR in an amount equal to the difference between
(i) the cash or fair market value of other property received pursuant to the sale, exchange, or redemption reduced by the portion of such proceeds that is attributable to interest income (as described below) and (ii) the holder's adjusted tax basis in the CPR disposed of. Under section 483 of the Code, a portion of the proceeds realized in the sale, exchange, or redemption of a CPR will be treated as interest income, subject to tax as ordinary income, which portion will be determined on the basis of the discounted present value principles described in the preceding paragraph.

     TAXATION OF NET CAPITAL GAIN. Net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual upon the surrender of the shares of the Company Common Stock in the Merger, the receipt of a cash payment pursuant to the terms of the CPR, or a disposition of the CPR that has been held for (i) more than 18 months will generally be subject to tax at a rate not to exceed 20%, (ii) more than 12 months but for not more than 18 months will generally be subject to tax at a rate not to exceed 28%, and (iii) 12 months or less will generally be subject to tax at ordinary income tax rates. Net capital gain recognized by a corporation is subject to tax at the ordinary income tax rates applicable to corporations.

DISSENTERS' RIGHTS

     Under the DGCL, holders of shares of Company Common Stock ("Dissenting Shares") who do not vote in favor of the Merger Proposal and who follow the procedures set forth in Section 262 of the DGCL ("Section 262"), will be entitled to have their Dissenting Shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court ("Appraisal Rights").

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less that 20 days prior to the meeting, must notify each person who was one of its stockholders on the record date for such meeting with respect to shares for which Appraisal Rights are available, that Appraisal Rights are so available, and must include in such notice a copy of Section 262. This Proxy Statement/Prospectus constitutes such notice to the holders of shares of Company Common Stock and the applicable statutory provisions of the DGCL are attached to this Proxy Statement/ Prospectus as Appendix C. Any stockholder of the Company who wishes to exercise such Appraisal Rights, or who wishes to preserve the right to do so, should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of Appraisal Rights under the DGCL.

     A HOLDER OF SHARES OF COMPANY COMMON STOCK WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS (a) MUST NOT VOTE IN FAVOR OF THE MERGER PROPOSAL AND
(b) MUST DELIVER TO THE COMPANY, PRIOR TO THE VOTE ON THE MERGER PROPOSAL AT THE SPECIAL MEETING, A WRITTEN DEMAND FOR APPRAISAL OF SUCH HOLDER'S SHARES OF COMPANY COMMON STOCK. A HOLDER OF SHARES OF COMPANY COMMON STOCK WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST BE THE RECORD HOLDER OF SUCH SHARES OF COMPANY COMMON STOCK ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE AND MUST CONTINUE TO HOLD SUCH DISSENTING SHARES OF RECORD UNTIL THE CONSUMMATION OF THE MERGER. ACCORDINGLY, A HOLDER OF SHARES OF COMPANY COMMON STOCK THAT IS THE RECORD HOLDER OF SHARES OF COMPANY COMMON STOCK ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE, BUT THEREAFTER TRANSFERS SUCH SHARES OF COMPANY COMMON STOCK PRIOR TO THE CONSUMMATION OF THE MERGER, WILL LOSE ANY RIGHT TO APPRAISAL IN RESPECT OF SUCH SHARES OF COMPANY COMMON STOCK.

     Only a holder of record of shares of Company Common Stock is entitled to assert Appraisal Rights for the shares of Company Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Company Common Stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owners or owners. A record holder such as a broker who holds shares of Company Common Stock as nominee for several beneficial owners may exercise Appraisal Rights with respect to the shares of Company Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Company Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Company Common Stock as to which appraisal is sought. When no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company

Common Stock held in the name of the record owner. Stockholders who hold their shares of Company Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO THE COMPANY, 2545 CENTRAL AVENUE, SUITE FD1, BOULDER, COLORADO 80301-2857,
ATTENTION: CORPORATE SECRETARY.

     Within 10 days after the consummation of the Merger, Merger Sub will notify each stockholder who has properly asserted appraisal rights under Section 262 and has not voted in favor of the Merger Proposal of the date the Merger became effective.

     Within 120 days after the consummation of the Merger, but not thereafter, Merger Sub or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Dissenting Shares. Merger Sub is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Dissenting Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary actions to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Merger Sub a statement setting forth the aggregate number of Dissenting Shares not voted in favor of adoption of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such Dissenting Shares. Such statements must be mailed within ten days after a written request therefor has been received by Merger Sub.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders of the Company considering seeking appraisal should be aware that the fair value of their Dissenting Shares, as determined under Section 262, could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Dissenting Shares and that Lehman Brothers' opinion as to fairness, from a financial point of view, of the Merger Consideration is not necessarily an opinion as to fair value of the Dissenting Shares under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Dissenting Shares have been appraised. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Dissenting Shares entitled to appraisal.

     Any holder of Dissenting Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the Merger, be entitled to vote the Dissenting Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Dissenting Shares (except dividends or other distributions payable to holders of record of Dissenting Shares as of a record date prior to the consummation of the Merger).

     If any stockholder of the Company who properly demands appraisal of such holder's Dissenting Shares under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, as provided in the DGCL, the Dissenting Shares of such stockholder will be converted into the right to receive the consideration payable with respect to such Dissenting Shares in accordance with the Merger

Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if such stockholder delivers to the Company a written withdrawal of such stockholder's demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of the Company.

     A holder of Dissenting Shares who perfects such stockholder's Appraisal Rights, if any, under the DGCL will probably recognize gain or loss, for Federal income tax purposes, at the Effective Time in an amount equal to the difference between the "amount realized" and the stockholder's adjusted tax basis in such Dissenting Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized should generally equal the trading value per share of the Company Common Stock at the Effective Time. Ordinary interest income and/or capital gain (or capital loss) should be recognized by such stockholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION PAYABLE WITH RESPECT TO SUCH DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     OFFICERS AND DIRECTORS OF THE COMPANY. Certain members of the management and the Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of the Company generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. These interests are as follows:


     Retention Agreements. On July 25, 1997, the Company entered into agreements (the "Retention Agreements") with each of Mr. de Bruin, Robert F. Caspari, Carol
L. Cech, J. William Freytag, Richard J. Gorczynski, Timothy D. Hoogheem and Thomas A. Keuer (each an "Executive"). The Retention Agreements provide that if within one year of (x) a change in control of the Company, or (y) a change in the chief executive officer or chief operating officer of the Company, (a) the Executive's employment is terminated without cause or (b) the Executive voluntarily leaves after any of (i) a reduction in salary or benefits, (ii) a substantial change in the nature or status of the Executive's responsibilities or the assignment of duties to the Executive inconsistent with the Executive's position, (iii) a relocation of the Company's principal executive offices to a location outside Boulder County, Colorado, (iv) a material breach of any provision of the Retention Agreement which has not been cured within 30 days or,
(v) a failure to assume the Retention Agreement by a successor to the Company ((a) and (b) together, a "Termination Event"), the Executive will receive severance compensation equal to an annualized amount consisting of the compensation paid to the Executive for the month preceding the Termination Event, including the Executive's base salary amount, one twelfth of the amount of any bonus compensation payable to the Executive during the subsequent twelve month period and Company paid health insurance benefits for a period of twelve months. Mr. Keuer's Employment Agreement (as defined) is expected to contain his agreement to terminate his Retention Agreement and waive any and all benefits he would otherwise receive under his Retention Agreement. Mr. Keuer's agreement to terminate and waive such rights is conditioned upon execution of Mr. Keuer's Employment Agreement.

     After the Merger, if a Termination Event occurs to any of the Executives, such Executive will be entitled to receive the severance benefits provided in the Retention Agreements. The following table summarizes the compensation and benefits that would be received by each Executive after a Termination Event:

                         EXECUTIVE                             AMOUNT
                         ---------                            --------
Andre de Bruin..............................................  $396,000
Robert F. Caspari...........................................   256,000
Carol L. Cech...............................................   159,000
J. William Freytag..........................................   252,000
Richard J. Gorczynski.......................................   231,000
Timothy D. Hoogheem.........................................   213,000
Thomas A. Keuer.............................................   158,000

     Employment Agreement. Effective October 17, 1994, the Company entered into an employment agreement with Dr. Freytag. The employment agreement provided for an initial base salary of $205,000 to be reviewed annually and an employment bonus of $100,000 payable in equal annual installments of $20,000 over five years. In the event Dr. Freytag voluntarily terminates his employment or leaves for cause, the unpaid portion of his employment bonus will be forfeited. If Baxter elects to terminate Dr. Freytag after the Merger, Dr. Freytag will receive the remaining unpaid employment bonus amount of approximately $30,000.

     Indemnification and Insurance. The Merger Agreement provides that all rights to indemnification existing in favor of any director, officer, employee or agent of the Company as of the date of the Merger Agreement for acts or omissions occurring prior to the Effective Time, as provided in the Company Certificate, the Company's Bylaws, as in effect immediately prior to the Effective Time (the "Company Bylaws"), or written indemnity agreements, will survive the Merger, and that Baxter will cause the Surviving Corporation to perform its obligations arising thereunder for at least six years from the Effective Time. Subject to certain limitations, Baxter has agreed to maintain in effect for six years after the Effective Time the policy of directors' and officers' liability insurance in existence at the date of the Merger Agreement (or any equivalent policy) for the benefit of persons serving as directors and officers of the Company as of the date of the Merger Agreement. See "The Merger Agreement -- Directors' and Officers' Indemnification and Insurance."

     Success Bonuses; Retention/Consulting Agreements. On March 9, 1998, the compensation committee of the Board of Directors authorized the following success bonuses to be paid to the listed officers (each, a "Senior Officer") of the Company upon the closing of the Merger:

                       SENIOR OFFICER                         AMOUNT
                       --------------                         -------
Robert F. Caspari...........................................  $25,000
J. William Freytag..........................................   65,000
Richard J. Gorczynski.......................................   55,000
Timothy D. Hoogheem.........................................   85,000
Thomas A. Keuer.............................................   45,000

     At the same meeting, the compensation committee of the Board of Directors also authorized the Company to enter into a Retention/Consulting Agreement (the "R/C Agreement") with each Senior Officer. Each R/C Agreement provides that the Senior Officer will receive a bonus payment (the "Retention Amount") on the first anniversary of the closing of the Merger if still employed by Baxter. If Baxter elects not to retain a Senior Officer after the Merger, or if the Senior Officer leaves Baxter voluntarily, such Senior Officer will be eligible to receive the Retention Amount on a quarterly basis in exchange for making certain consulting services available to Baxter. The following sets forth the Retention Amount each Senior Officer will be eligible for:

                       SENIOR OFFICER                         RETENTION AMOUNT
                       --------------                         ----------------
Robert F. Caspari...........................................      $ 54,000
J. William Freytag..........................................       148,000
Richard J. Gorczynski.......................................       121,000
Timothy D. Hoogheem.........................................       175,000

     Mr. Keuer's Employment Agreement. Mr. Keuer is expected to execute an employment agreement ("Mr. Keuer's Employment Agreement") with an expiration date of June 30, 1999 with Baxter that provides (i) an annual base salary of $146,639, (ii) a retention bonus payable on June 30, 1999 (if Mr. Keuer is still employed with Baxter at such time) of $94,000; (iii) stock option grants to purchase an aggregate of 6,350 shares of Baxter Common Stock, (iv) certain compensation payable upon termination of his employment substantially equivalent to the terms of his Retention Agreement, and (v) Baxter's standard employee benefits, including health insurance and four weeks paid vacation per year.

     Transition Employees. Dr. Cech and Conrad A. McCarty are two officers designated by the Company to be critical to the successful transition of ownership. As transition employees, these two officers will receive bonuses of $30,000 and $40,000, respectively, if they continue to perform their current functions with the Company prior to the closing of the Merger and remain as employees of Baxter (or are terminated without cause) for at least 180 days after the closing of the Merger.

     Company Stock Options. Pursuant to the terms of the Merger Agreement and subject to certain limitations, each option to purchase shares of Company Common Stock, whether vested or unvested, will be exchanged or cancelled as follows:
(i) each Company Stock Option having an exercise price of $11 or more that is outstanding immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time for no consideration; (ii) each Company Stock Option (in the case of persons who are employed by or providing services to the Company as of the Effective Time, whether vested or unvested, and in the case of persons who are no longer employed by or providing services to the Company, as of the Effective Time, only to the extent such Company Stock Option was vested on the date such person's employment or service with the Company ceased) having an exercise price of less than $9 that is outstanding immediately prior to the Effective Time shall be exchanged, immediately prior to the Effective Time, for (x) payment by the Company, to the holder of such Company Stock Option, of an amount in cash equal to (1) the product of $9 and the number of shares of Company Common Stock subject to such Company Stock Option, less (2) the aggregate exercise price of such Company Stock Option and (y) the right to receive one CPR per share of Company Common Stock covered by such Company Stock Option; and (iii) each Company Stock Option (in the case of persons who are employed by or providing services to the Company as of the Effective Time, whether vested or unvested, and in the case of persons who are no longer employed by or providing services to the Company, as of the Effective Time, only to the extent such Company Stock Option was vested on the date such person's employment or service with the Company ceased) having an exercise price that is greater than or equal to $9 and less than $11 that is outstanding immediately prior to the Effective Time, shall be exchanged immediately prior to the Effective Time for the right to receive one CPR per share of Company Common Stock subject to such Company Stock Option.

The following table summarizes the outstanding Company Stock Options held by each person who has served as a director or officer of the Company since July 1, 1997:

                                                                          NO. OF COMPANY STOCK
                            NO. OF COMPANY STOCK                            OPTIONS WITH AN
                              OPTIONS WITH AN            WEIGHTED       EXERCISE PRICE LESS THAN
                          EXERCISE PRICE LESS THAN   AVERAGE EXERCISE    $11.00 AND EQUAL TO OR
          NAME                $9.00 PER SHARE             PRICE            GREATER THAN $9.00
          ----            ------------------------   ----------------   ------------------------
Andre de Bruin..........           545,000                $ 6.62                  10,000
Carlos A. Ferrer........            19,812                  4.08                  10,000
Bernadine Healy.........            19,500                  4.12                  10,000
Gene I. Miller..........            30,187                  5.27                  10,000
George B. Rathmann......            29,500                  5.35                  10,000
Jack W. Schuler.........            29,875                  5.31                  10,000
Ralph Snyderman.........            54,500                  6.45                  10,000
Robert F. Caspari.......           134,000                  7.29                   5,000
Carol L. Cech...........            25,500                  5.91                  15,000
J. William Freytag......           134,000                  7.50                   7,500
Richard J. Gorczynski...           124,000                  6.70                   7,500
Timothy D. Hoogheem.....            34,000                  5.94                  67,500
Thomas A. Keuer.........            24,700                  5.68                  16,500
Conrad A. McCarty.......             5,500                  5.34                   1,900

                              THE MERGER AGREEMENT

     This section of the Proxy Statement/Prospectus describes certain aspects of the Merger Agreement. The description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A hereto. All holders of shares of Company Common Stock are encouraged to read the Merger Agreement carefully and in its entirety.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall be the Surviving Corporation and all of its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 151 of the DGCL.

     The Merger shall become effective when a Certificate of Merger meeting the requirements of Section 251 of the DGCL and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed with the Secretary of State of the State of Delaware or at such later time as the parties thereto shall have designated in such filing as the Effective Time, which filing shall be made on the date and time at which the closing of the Merger occurs (the "Closing Date"). See "-- Conditions to the Merger."

     The Merger Agreement also provides that (i) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, (iii) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and (iv) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by law. The initial directors of Merger Sub are Brian P. Anderson, John F. Gaither, Jr. and Thomas
J. Sabatino, Jr.

CONVERSION OF SHARES

     The Merger Agreement provides that, as of the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by Baxter, or by any subsidiary of Baxter or Dissenting Shares) shall be converted into the right to receive (i) the fraction of a share (calculated and rounded to the nearest ten-thousandth of one share) of Baxter Common Stock, the numerator of which fraction shall be $9 and the denominator of which shall be the Baxter Stock Price and (ii) one CPR. All such shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except to receive Merger Consideration, without interest, upon surrender of such Certificates.


     For purposes of calculating the Share Consideration, the "Baxter Stock Price" shall be an amount equal to the average closing sale price of a share of Baxter Common Stock, as such closing sale price shall be reported in The Wall Street Journal, or, if not available, such other authoritative publication as may be reasonably selected by Baxter, for the ten consecutive trading days ending on and including the fifth trading day prior to the Closing Date. On April 2, 1998, the last sale price of Baxter Common Stock as reported on the NYSE was $55.0625 per share. Because the number of shares of Baxter Common Stock to be received by stockholders of the Company will be determined based on the average closing price of Baxter Common Stock over the ten trading day period ending on and including the fifth trading day prior to the Closing Date, and because the price of Baxter Common Stock is subject to fluctuation, the number of shares of Baxter Common Stock that stockholders of the Company will receive in the Merger may increase or decrease from the number of shares such stockholders would receive based on the current market price for Baxter Common Stock.


     Under the foregoing provisions of the Merger Agreement, the specific fraction of a share of Baxter Common Stock into which each share of Company Common Stock will be converted will not be known until shortly prior to the Closing Date and will vary depending on the Baxter Stock Price. For example, (x) if the Baxter Stock Price is $60, each share of Company Common Stock will be converted into 0.150 of a share of Baxter Common Stock, (y) if the Baxter Stock Price is $50, each share of Company Common Stock will be converted into 0.180 of a share of Baxter Common Stock, and (z) if the Baxter Stock Price is $40, each share of Company Common Stock will be converted into 0.225 of a share of Baxter Common Stock. The foregoing examples are for illustrative purposes only. There can be no assurance that the Baxter Stock Price will be equal to or near any of the foregoing amounts. Moreover, there can be no assurance that the fraction of a share of Baxter Common Stock into which each share of Company Common Stock is converted will have a market value equal to $9 at the time of actual receipt of shares of Baxter Common Stock issued pursuant to the Merger. In addition, the value of the shares of Baxter Common Stock to be received by the Company's stockholders in connection with the Merger may fluctuate following the Effective Time. There is no minimum or maximum fraction or number of shares of Baxter Common Stock that may be issued under the provisions of the Merger Agreement. THE COMPANY'S STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET PRICE QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER PROPOSAL.


     FOLLOWING DETERMINATION OF THE BAXTER STOCK PRICE ON THE FIFTH TRADING DAY PRIOR TO THE CLOSING DATE, THE COMPANY'S STOCKHOLDERS CAN OBTAIN THE BAXTER STOCK PRICE AND THE SPECIFIC FRACTION OF A SHARE OF BAXTER COMMON STOCK INTO WHICH EACH SHARE OF COMMON STOCK WILL BE CONVERTED BY CONTACTING THE INFORMATION AGENT AT (800) 253-3814 (TOLL FREE). PROXIES AND REVOCATIONS OF PROXIES MAY BE DELIVERED AT ANY TIME PRIOR TO THE TAKING OF THE VOTE AT THE SPECIAL MEETING. THIS INFORMATION WILL ALSO BE POSTED ON THE WORLD WIDE WEB SITES OF EACH OF BAXTER (http://www.baxter.com) AND THE COMPANY (http://www.somatogen.com).



     Based upon the number of shares of Company Common Stock and shares of Baxter Common Stock outstanding as of the Record Date and assuming a Baxter Stock Price of $55.125, approximately 283 million shares of Baxter Common Stock will be outstanding immediately after the issuance of shares contemplated by the Merger, of which up to approximately 3.4 million will be held by the former holders of shares of Company Common Stock.


TREATMENT OF COMPANY STOCK OPTIONS

     The Merger Agreement also provides that each Company Stock Option will be treated in the manner described under the caption "The Merger -- Interests of Certain Persons in the Merger -- Company Stock Options." The Company and Baxter have each agreed to take such actions as shall be required or necessary under the terms of the ESPP and the Company's stock option plans and any other agreements pursuant to which a Company Stock Option was subject immediately prior to the Effective Time to effectuate the provisions of the Merger Agreement.

EXCHANGE OF CERTIFICATES REPRESENTING SHARES

     The Merger Agreement provides that Baxter shall deposit, or shall cause to be deposited, with an exchange agent selected by Baxter and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with the Merger Agreement, (i) on the date of the Effective Time, certificates representing the number of shares of Baxter Common Stock and CPRs to be issued as part of the Merger Consideration and (ii) from time to time as requested by the Exchange Agent, cash to be paid in lieu of the issuance of fractional shares, dividends and other distributions payable in respect of the shares of Baxter Common Stock (such cash, certificates for CPRs and certificates for shares of Baxter Common Stock, if any, together with dividends or distributions with respect thereto being hereinafter referred to collectively as the "Exchange Fund").

     Promptly after the Effective Time, Baxter has agreed to cause the Exchange Agent to mail (or deliver at its principal office) to each holder of record, at the Effective Time, of shares of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and (ii) instructions for use in effecting the surrender of the Certificates. Upon surrender of a Certificate, for cancellation, to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash to be paid as part of the Merger Consideration. In the event of any transfer of ownership of shares of Company Common Stock which has not been registered in the transfer records of the Company, certificates representing the proper number of shares of Baxter Common Stock and certificates representing the proper number of CPRs, together with a check in an amount equal to the cash component of the Exchange Fund, will be issued to the transferee of the Certificate presented to the Exchange Agent, if such Certificate is accompanied by all documents required to evidence and effect the prior transfer thereof and to evidence that any applicable stock transfer taxes associated with such transfer were paid. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF SHARES OF COMPANY COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

DIVIDENDS

     The Merger Agreement provides that no dividends or other distributions with respect to shares of Baxter Common Stock constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered. Upon such surrender, all dividends and other distributions payable in respect of the shares of Baxter Common Stock to be issued in exchange therefor, on a date subsequent to, and in respect of a record date after the Effective Time, shall be paid, without interest, to the person in whose name the certificates representing the shares of Baxter Common Stock into which such shares of Company Common Stock were converted are registered or as otherwise directed by that person. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest on any such dividends or distributions.

NO FRACTIONAL SHARES

     The Merger Agreement provides that no certificates or scrip representing fractional shares of Baxter Common Stock shall be issued upon the surrender of Certificates; no dividend, stock split or other change in the capital structure of the Company shall relate to any fractional interest, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional interest, each holder of a Certificate who would otherwise have been entitled to a fraction of a share of Baxter Common Stock upon surrender of Certificates shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the Baxter Stock Price.

UNCLAIMED AMOUNTS

     The Merger Agreement provides that any portion of the Exchange Fund which remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered by the Exchange Agent to Baxter. Any former stockholders of the Company who have not theretofore complied with the exchange provisions of the Merger Agreement shall thereafter look only to Baxter for payment of the Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions in respect of the shares of Baxter Common Stock deliverable as part of the Merger Consideration, in all cases without any interest thereon. None of Baxter, the Surviving Corporation, the Exchange Agent or any other person will be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

LOST CERTIFICATES

     The Merger Agreement provides that, in the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming such Certificate to have been lost, stolen or destroyed and, if required by Baxter, the posting by such person of a bond, in such reasonable amount as Baxter may direct, as indemnity against any claim that would be made against the Surviving Corporation or Baxter with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Exchange Fund deliverable in respect thereof pursuant to the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of Baxter, Merger Sub and the Company relating to, among other things, certain aspects of the respective businesses and financial statements of the parties and certain other matters. The representations and warranties expire at the closing of the Merger.

ORDINARY COURSE

     The Merger Agreement provides that, except as otherwise specifically provided in the Merger Agreement or as otherwise consented to in writing by Baxter and Merger Sub, from the date of the Merger Agreement to the Effective Time, the Company will conduct its operations only in the ordinary and usual course of business, and will preserve intact its then-present business organization, take all reasonable efforts to keep available the services of its then-present officers, employees and consultants and preserve its present relationships with licensors, licensees, suppliers, employees, labor organizations and others with whom it had a significant business relationship.

     Without limiting the generality of the foregoing, and except as otherwise specifically provided in the Merger Agreement, the Company is not permitted, without the prior written consent of Baxter and Merger Sub, to (a) propose or adopt any amendment to or otherwise change the Company Certificate or the Company Bylaws; (b) issue, sell, pledge, dispose of or encumber (except pursuant to the exercise of Company Stock Options outstanding on the date of the Merger Agreement) any of its shares or any of its other securities or any interest relating to or whose value is dependent on the value of any equity interest in the Company or issue any securities convertible into or exchangeable for, options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any of its shares or any of its other securities, or enter into any arrangement or contract with respect to the purchase or voting of shares of its capital stock, or adjust, split, reacquire, redeem, combine or reclassify any of its securities, or make any other changes in its capital structure; (c)(i) except in the ordinary course of business, incur (contingently or otherwise) any material liability or other material obligation including, without limitation, any indebtedness for borrowed money, enter into any guarantee of any such obligation of another person or mortgage, pledge or subject to any lien, charge or other encumbrance of their assets, properties or business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than advances to employees in the ordinary course of business; (d) enter into, amend or affirmatively renew any contract, commitment, lease or other transaction (whether of real or personal property) except such contracts, commitments, leases or other transactions that are not material or are in the ordinary course of business and do not involve affiliates of the Company; (e) sell or otherwise dispose of or lease any part of its properties or assets, including but not limited to the sale or license of any real estate or intellectual property, or purchase or otherwise acquire or lease properties or assets (including real estate), except sales or purchases in the ordinary course of business, or acquire or agree to acquire by merging or consolidating with, or by purchasing all, or substantially all, of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; (f) declare, set aside or pay any dividends on, or make any distributions in respect of, its outstanding shares of capital stock; (g) (i) make any change in the compensation payable or to become payable to (A) any of its officers or directors and (B) except in the ordinary course of business, any of its employees, agents or consultants; (ii) enter into or amend any employment, consulting, severance, termination or similar agreement; (iii) adopt any new employee benefit plan or amend any existing such plan; (iv) make any loans to any of its officers, directors, employees, agents or consultants or any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on the closing of the transactions contemplated by the Merger Agreement or otherwise; or (v) take any action to cause to be exercisable any otherwise unexercisable stock option; (h) make any material changes in the type or amount of its insurance coverages; (i) make any material tax election (unless required by law) or settle or compromise any material income tax liability of the Company except if such action is taken in the ordinary course of business and Baxter or its affiliate shall have been provided reasonable prior notice thereof; (j) cancel any debts or waive, release or relinquish any material contract rights or other material rights other than in the ordinary course of business; (k) knowingly take or agree or commit to take any action that would result in any of the Company's representations or warranties being untrue in any material respect; or (l) make, or commit to make, any capital expenditure in excess of $100,000 including, without limitation, for the purchase of real estate.

RESALES OF BAXTER COMMON STOCK RECEIVED IN THE MERGER; RESTRICTIONS ON
AFFILIATES

     All shares of Baxter Common Stock received by the Company's stockholders in the Merger will be freely transferable under the Federal securities laws, except that shares of Baxter Common Stock and the CPRs received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of the Company or Baxter prior to the consummation of the Merger may be resold by such affiliates only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Baxter) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of the Company or Baxter generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

REDEMPTION OF COMPANY RIGHTS

     The Merger Agreement provides that the Company will, prior to the Effective Time, cause the Company Rights to be redeemed at a price of $.01 per Company Right (as defined) pursuant to the terms of the Company Rights Agreement.

NYSE LISTING

     Baxter will obtain listed trading privileges for the shares of Baxter Common Stock to be issued in the Merger on the NYSE, the Chicago Stock Exchange and the Pacific Stock Exchange. It is a condition to the consummation of the Merger that the shares of Baxter Common Stock to be issued pursuant to the Merger Agreement be approved for listed trading on the NYSE, subject only to official notice of issuance. Baxter does not intend to list the CPRs on any national securities exchange or cause the CPRs to be included in any interdealer quotation system. It is not likely that any secondary market for the CPRs will develop.

NO SOLICITATION

     The Company agreed in the Merger Agreement (x) that neither the Company, nor any of its directors, officers, legal counsel, or financial advisors, will, and that the Company will make reasonable efforts to cause its other affiliates, employees and agents not to, directly or indirectly, (i) solicit or initiate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the acquisition of all or a substantial part of the assets or capital stock of the Company (an "Acquisition Proposal") or (ii) negotiate, knowingly encourage or otherwise engage in discussions with any person (other than Baxter and its representatives) with respect to any Acquisition Proposal and (y) that the Company will not enter into any agreement, arrangement or understanding with respect to any such Acquisition Proposal which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that (a) the Company may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal (as defined below), furnish information to (and enter into a confidentiality or similar agreement with) and negotiate or otherwise engage in discussions with, such third party, if the Board of Directors determines in good faith, after consultation with its outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties under applicable law and (b) concurrent with compliance with the termination provisions of the Merger Agreement, the Company, upon three days prior written notice to Baxter, may accept and enter into any definitive agreement relating to such Superior Proposal.

     As used in the Merger Agreement, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any person (or group) (other than Baxter or any of its representatives) with respect to an Acquisition Proposal on terms which the Board of Directors determines in good faith (based on the written advice of independent financial advisors), to be more favorable to the Company and its stockholders than the transactions contemplated by the Merger Agreement; provided, however, that such a proposal or offer shall not be deemed to be a "Superior Proposal" unless the Board of Directors reasonably determines that any financing required to consummate the transaction contemplated by such proposal or offer is capable of being obtained.

     The Company also agreed in the Merger Agreement that the Company, and its directors, officers, legal counsel, or financial advisors will, and the Company will make reasonable efforts to cause its other affiliates, employees and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Baxter and its representatives) conducted before the date of the Merger Agreement with respect to any Acquisition Proposal. The Company agreed to promptly advise Baxter of (i) any inquiries or proposals received by, any non-public information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company and (ii) any inquiries or proposals known by the Company to have been received by, any non-public information known by the Company to have been requested from, or any negotiation or discussions known by the Company to have been sought to be initiated or continued with, its affiliates or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Baxter and its representatives) with respect to an Acquisition Proposal, and (iii) the terms thereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Acquisition Proposal, and the Company agreed to promptly update Baxter on an ongoing basis of the status thereof.

     Notwithstanding the aforementioned restrictions, the Merger Agreement does not prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under any applicable law, rule or regulation or any duty of the Board of Directors.

DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that Baxter and Merger Sub each acknowledge that all rights to indemnification or exculpation existing in favor of the directors, officers, employees and agents of the Company as provided in the Company Certificate, the Company Bylaws, the Company's indemnification agreements or otherwise in effect, as of the date of the Merger Agreement, with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The Merger Agreement also provides that, after the Effective Time, Baxter shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement; provided that any such settlement is effected with the prior written consent of Baxter) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Delaware law, the Company Certificate or the Company Bylaws, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that nothing in the Merger Agreement shall impair any rights or obligations of any present or former directors or officers of the Company.

     The Merger Agreement provides that Baxter shall maintain in effect for not fewer than six years from and after the Effective Time the policies of directors' and officers' liability insurance most recently maintained by the Company (provided that Baxter may substitute its self-insurance program and/or policies with reputable and financially sound carriers of at least the same coverage and containing terms and conditions no less advantageous as long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or related to matters occurring prior to the Effective Time, and with respect to any such substituted program or insurance, Baxter shall ensure that such program or insurance does not contain limitations of the type contained in Section 145(b) of the DGCL, public policy limitations or any other limitations in excess of the limitations contained in the insurance maintained by the Company); provided that in no event shall Baxter be required to expend more than an amount per year equal to 200% (the "Premium Amount") of the current annual premiums paid by the Company to maintain or procure such insurance coverage; provided, further, that if Baxter is unable to obtain such insurance, Baxter shall obtain as much comparable insurance as is available for the Premium Amount each year.

     The Merger Agreement also provides that Baxter and Merger Sub shall pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Party in enforcing the rights to which the Indemnified Party is entitled under the Merger Agreement or the Surviving Corporation's certificate of incorporation or bylaws or is otherwise entitled.

     The Merger Agreement also provides that, in the event Baxter or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Baxter shall assume its indemnification and insurance obligations as described above.

EMPLOYEE BENEFITS

     The Merger Agreement provides that Baxter will cause the Surviving Corporation to offer employment to certain employees of the Company (the "Key Employees") and it is a condition to Baxter's obligation to consummate the Merger that a substantial number of such employees have accepted such offers. See "-- Conditions to the Merger -- Conditions to Baxter's Obligations."

     In the Merger Agreement, Baxter expressed its intent to, after the closing of the transactions contemplated by the Merger Agreement, provide employees of the Company who become and continue to be employed by Baxter with total compensation and benefits comparable to similarly situated Baxter employees. Each employee of the Company who becomes an employee of Baxter will receive full credit (A) under the applicable welfare benefit plans of Baxter in which such employee is eligible to participate for his or her time of service to the Company, (B) for eligibility and vesting (but not for benefit accrual) under Baxter's qualified retirement plans for his or her time of service to the Company and (C) under the vacation, sick leave and paid-time off policies of Baxter applicable to such employee, for all accrued and unused vacation, sick leave and paid-time off to which such employee is entitled as of the Closing Date. Notwithstanding the foregoing, employees will begin to receive service credit for retiree medical benefits as of the Closing Date. Baxter will waive any pre-existing condition limitations or waiting periods under such employee benefit plans.

CONSENTS AND APPROVALS

     The Merger Agreement provides that each of the Company, Baxter and Merger Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger Agreement and the transactions contemplated thereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other governmental or regulatory entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of Baxter's subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby. The Merger Agreement also provides that each of the Company, Baxter and Merger Sub will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental or regulatory entity or other public or private third party required to be obtained or made by Baxter, Merger Sub, the Company or any of Baxter's subsidiaries in connection with the Merger or the taking of any action contemplated by the Merger Agreement.

CONDITIONS TO THE MERGER

     CONDITIONS TO THE OBLIGATIONS OF THE PARTIES. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions: (a) all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Federal, state, local or foreign governmental or regulatory authority necessary for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been filed, occurred or been obtained and shall be in effect at the Effective Time; (b) no temporary restraining order, preliminary injunction or permanent injunction or other order precluding, restraining, enjoining, preventing or prohibiting the consummation of the Merger shall have been issued by any Federal, state or foreign court or other governmental or regulatory authority and remain in effect; (c) no Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits the consummation of the Merger or would make the consummation of the Merger illegal; (d) the Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with and subject to applicable law;
(e) the Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (f) the CPR Agreement shall have been duly qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); (g) there shall have occurred no amendment to the Code or promulgation of a Treasury Regulation thereunder or a judicial interpretation thereof published, after the date of the Merger Agreement, by a Federal Court (a "Change in Tax Law") that would cause the Merger, if consummated after the effective date of such Change in Tax Law, to fail to qualify as a reorganization under

Section 368 of the Code; and (h) the shares of Baxter Common Stock to be issued pursuant to the Merger Agreement shall have been listed on the NYSE, subject to official notice of issuance.

     CONDITIONS TO BAXTER'S OBLIGATIONS. The obligation of Baxter and Merger Sub to effect the Merger is further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by Baxter and Merger
Sub: (a) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all material respects as if made as of the Closing Date (unless such representation or warranty is, by its terms, made only as of a specific other date and time), except as would not be reasonably expected to have a Material Adverse Effect (as defined in the Merger Agreement); (b) the Company shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date;
(c) the Company shall have obtained all consents, approvals, authorizations and permits required from third parties and any governmental or regulatory entity (applicable to the Company) necessary for the consummation by the Company of the transactions contemplated by the Merger Agreement; (d) Baxter and Merger Sub shall have received from the Company an officer's certificate, executed on behalf of the Company by an authorized officer confirming, to such officers' knowledge, that the conditions set forth in clauses (a) and (b), above, have been complied with; (e) from the date of the Merger Agreement through the Effective Time, no event shall have occurred which shall be reasonably likely to result or shall have resulted in a Material Adverse Effect; (f) Baxter and Merger Sub shall have received an opinion from special counsel to the Company, in the forms contemplated by the Merger Agreement; (g) the Key Employees shall have entered into employment or other agreements for the periods and on such other terms substantially as contemplated by the Merger Agreement; and (h) the aggregate number of shares of Company Common Stock constituting Dissenting Shares shall be less than seven percent of the outstanding shares of Company Common Stock immediately prior to the Effective Time.


     CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligations of the Company to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by the Company: (a) the representations and warranties of Baxter and Merger Sub set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement as if made as of the Closing Date (unless such representation or warranty is, by its terms, made only as of a specific other date and time) except as would not be reasonably expected to have a Baxter Material Adverse Effect (as defined in the Merger Agreement); (b) Baxter and Merger Sub shall have performed and complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date; (c) Baxter and Merger Sub shall have obtained all consents, approvals, authorizations and permits required from third parties and any governmental or regulatory entity (applicable to Baxter and Merger Sub and Baxter's subsidiaries) necessary for the consummation by Baxter and Merger Sub of the transactions contemplated by this Agreement; (d) the Company shall have received from Baxter and Merger Sub an officer's certificate executed on behalf of each of Baxter and the Merger Sub by an authorized officer confirming, to such officer's knowledge, that the conditions set forth in clauses (a) and (b), above, have been complied with; (e) the Company shall have received opinions from counsel to Baxter substantially in the form contemplated by the Merger Agreement; and (f) from the date of the Merger Agreement through the Effective Time, no event shall have occurred which shall be reasonably likely to result or shall have resulted in a Baxter Material Adverse Effect.


TERMINATION, AMENDMENT AND WAIVER

     The Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof: (a) by mutual consent of the board of directors of Baxter and the Board of Directors; or (b) by either the board of directors of Baxter or the Board of Directors: (i) if the Merger shall not have been consummated on or prior to July 31, 1998; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of or resulted in, the failure of the Merger to be consummated on or prior to such date; or (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; (iii) if (a) the Special Meeting (including any adjournments thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to approve and adopt the Merger Agreement and to approve the Merger, and (b) the adoption and approval of the Merger Agreement and the approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the Record Date shall not have been obtained.

     The Merger Agreement may also be terminated by the Board of Directors: (i) if, prior to the Effective Time, the Company shall have (A) accepted a Superior Proposal in compliance with the Merger Agreement and (B) paid or caused to be paid the fees provided for in the Merger Agreement; or (ii) if, prior to the Effective Time, (A) the Company is not in material breach of this agreement, (B) Baxter or Merger Sub breaches or fails in any material respect to perform or comply with any of its covenants and agreements or breaches its representations and warranties and (C) such breach or failure, if curable, shall not have been cured in all material respects by Baxter or Merger Sub within thirty days following receipt by Baxter of written notice from the Company describing such breach or failure.

     The board of directors of Baxter may also terminate the Merger Agreement:
(i) if (A) neither Baxter nor Merger Sub is in material breach of the Merger Agreement and (B) prior to the Effective Time, the Board of Directors shall have withdrawn or modified or changed (including by amendment to the Proxy Statement/ Prospectus) in a manner adverse to Baxter or Merger Sub its approval or recommendation of the Merger or this Agreement, or shall have recommended a Superior Proposal; or (ii) if prior to the Effective Time, (A) neither Baxter nor Merger Sub is in material breach of the Merger Agreement, (B) the Company breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties and (C) such breach or failure, if curable, shall not have been cured in all material respects by the Company within thirty days following receipt by the Company of written notice from Baxter or Merger Sub describing such breach or failure.

     Subject to applicable law, the Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated thereby, by written agreement of the parties, by action taken by their respective boards of directors, at any time prior to the Effective Time with respect to any of the terms contained therein; provided, however, that after the approval of the Merger Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration. Under applicable law, any amendment subsequent to the adoption of the Merger Agreement by the Company's stockholders that alters any contractual rights of the Company's stockholders in connection with the Merger, such as a change in the amount or kind of securities to be received in exchange for Company Common Stock in the Merger, or that otherwise adversely affects the Company's stockholders would require the further approval of the Company's stockholders.

FEES AND EXPENSES

     All costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such expenses, except:

          (i) if the Merger Agreement is validly terminated by the Company because the Company accepted a Superior Proposal, and at the time of such termination, neither Baxter nor Merger Sub shall have been in breach of the Merger Agreement in any material respect and there shall not have occurred and continue to exist a Baxter Material Adverse Effect, then, concurrently with such termination, the Company shall pay or cause to be paid to Baxter (by wire transfer) an amount equal to $5.0 million; or

          (ii) if the Merger Agreement is validly terminated by Baxter because the Board of Directors shall have withdrawn, or modified or changed (including by amendment to the Proxy Statement/Prospectus) in a manner adverse to Baxter or Merger Sub its approval or recommendation of the Merger or the Merger Agreement, or shall have recommended a Superior Proposal, and at the time of such termination, neither Baxter nor Merger Sub shall have been in breach in any material respect of the Merger Agreement and there shall not have occurred and continue to exist a Baxter Material Adverse Effect, then, within three business days after such termination, the Company shall pay or cause to be paid to Baxter (by wire transfer) an amount equal to $5.0 million; or

          (iii) if the Merger Agreement is validly terminated by the Company or by Baxter because (a) (x) the Special Meeting shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to approve and adopt the Merger Agreement and to approve the Merger, and (y) the adoption and approval of the Merger Agreement and the approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the Record Date shall not have been obtained (the "Negative Stockholder Vote"), (b) an Acquisition Proposal shall have been made and publicly announced at or prior to the Special Meeting, (c) an Acquisition Proposal shall have been consummated within six months of the date of such termination and (d) at the time of termination of the Merger Agreement due to a Negative Stockholder Vote, neither Baxter nor Merger Sub shall have been in breach in any material respect of the Merger Agreement and there shall not have occurred and continue to exist a Baxter Material Adverse Effect, then, upon consummation of such Acquisition Proposal, the Company shall pay or cause to be paid to Baxter (by wire transfer) an amount equal to $5.0 million.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY


     The following table sets forth certain information regarding beneficial ownership of shares of Company Common Stock as of the Record Date by (i) each director of the Company; (ii) each executive officer; (iii) all executive officers and directors as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company Common Stock.



                                                                             PERCENTAGE
                                                                             BENEFICIAL
                                                      NUMBER OF SHARES(1)     OWNED(2)
                                                      -------------------    ----------
Eli Lilly and Company...............................       2,954,104(3)         14.1%
  Lilly Corporate Center
  Indianapolis, Indiana 46285
Andre de Bruin......................................         556,829             2.6
Carlos A. Ferrer....................................          47,107               *
Bernadine Healy.....................................          40,836               *
Gene I. Miller(4)...................................         492,558             2.3
George B. Rathmann(5)...............................         107,719               *
Jack W. Schuler(6)..................................         291,649             1.4
Ralph Snyderman.....................................         130,469               *
Robert F. Caspari...................................         142,443               *
Carol L. Cech(7)....................................          76,142               *
J. William Freytag..................................         168,623               *
Richard J. Gorczynski...............................         136,023               *
Timothy D. Hoogheem.................................         146,857               *
Thomas A. Keuer.....................................          66,181               *
Conrad A. McCarty...................................          12,937               *
All directors and executive officers as a group (14
  persons)(2), (4)-(7)..............................       2,416,373            10.7


------------

 *   Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Percentage of ownership is based on 20,926,114 shares of Company Common Stock outstanding as of the Record Date adjusted as required by rules promulgated by the Commission.


(2) Shares of Company Common Stock subject to options currently exercisable within 60 days of the Record Date, options subject to acceleration based upon the terms of the Merger Agreement, options subject to acceleration based upon the terms of the respective stock option plan, and options subject to acceleration based upon an agreement with the executive officer are deemed to be outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Company Common Stock shown as beneficially owned by them. Includes an aggregate number of shares that may be issuable upon exercise of Company Stock Options for each individual as follows: Mr. Miller, 58,406; Mr. Schuler, 58,094; Dr. Healy, 37,836; Dr. Rathmann, 57,719; Dr.
     Snyderman, 82,719; Mr. Ferrer, 37,107; Mr. de Bruin, 555,000; Dr. Caspari, 139,000; Dr. Cech, 51,000; Dr. Freytag, 146,500; Dr. Gorczynski, 133,500;

     and Mr. Hoogheem, 141,500; Mr. Keuer, 54,700; Mr. McCarty, 11,900; all directors and executive officers as a group (14 persons), 1,564,981.
(3) Lilly has entered into the Voting Agreement with Baxter. See "The Special Meeting -- Voting Agreement."
(4) Includes 433,952 shares held of record by Peregrine Ventures II, L.P. ("Peregrine"). Mr. Miller is a General Partner of Miller and LaHaye, L.P., the General Partner of Peregrine. Mr. Miller shares voting and investment power with respect to such shares and may be deemed to be the beneficial owner of such shares. Also includes 200 shares held by Mr. Miller's spouse as to which he disclaims beneficial ownership.
(5) Includes 12,500 shares owned by Falcon Technology Partners, a Limited Partnership of which Dr. Rathmann is a Limited Partner.
(6) Includes 7,000 shares owned by Mr. Schuler's spouse and an aggregate of 2,200 shares owned by Mr. Schuler's spouse as joint tenant with or as custodian for Mr. Schuler's children.
(7) Includes 250 shares held by Dr. Cech's spouse and 543 shares which will be issued to Dr. Cech under the terms of the Somatogen, Inc. Custom 401(k) Plan resulting from a reconciliation of the Company's matching contributions.

                       INFORMATION CONCERNING THE COMPANY

     The Company is a biopharmaceutical company developing specialty oxygen therapeutics and other pharmacological agents utilizing its proprietary recombinant hemoglobin technology. The Company's lead development compound rHb1.1, is a recombinant variant of human hemoglobin. The Company's first proposed application of rHb1.1 is as an oxygen carrying pharmaceutical for use in surgery to reduce or eliminate the requirement for allogeneic (donor) blood transfusions. The Company proposes to market rHb1.1 under the registered trademark "Optro(R)."

     Other therapeutic applications under investigation for recombinant hemoglobin include the treatment or prevention of hypoxia (lack of oxygen) observed with severe hemorrhage (trauma), acute cerebral ischemia (stroke) and acute myocardial ischemia (myocardial infarction). The Company's discovery research program is focused on designing recombinant hemoglobin molecules which are targeted for these and other hypoxia indications. See "Incorporation of Certain Documents by Reference."

                         INFORMATION CONCERNING BAXTER

     Baxter was incorporated under Delaware law in 1931 and is engaged in the worldwide development, distribution and manufacture of a diversified line of products, systems and services used primarily in the health care field. Products are manufactured by Baxter in 25 countries and sold in approximately 100 countries. Health care is concerned with the preservation of health and with the diagnosis, cure, mitigation and treatment of disease and body defects and deficiencies. Baxter's products are used by hospitals, clinical and medical research laboratories, blood and dialysis centers, nursing homes, doctors' offices and at home under physician supervision.


     Baxter operates in a single industry segment as a global developer, manufacturer and marketer of products and technologies related to the blood and circulatory system. It has market-leading positions in four businesses within this segment of the medical products and services industry: Blood Therapies, which develops biopharmaceutical and blood collection and separation products and technologies; I.V. Systems/ Medical Products, which develops technologies and systems to improve intravenous medication delivery and distributes medical products; Renal, which develops products and services to treat kidney disease; and CardioVascular, which develops products and provides services to treat late-stage heart disease and vascular disorders. See "Incorporation of Certain Documents by Reference."

           COMPARISON OF THE RIGHTS OF HOLDERS OF BAXTER COMMON STOCK
                      AND HOLDERS OF COMPANY COMMON STOCK

     As a consequence of the Merger and the transactions contemplated thereby, stockholders of the Company will become stockholders of Baxter. The following is a summary of certain similarities and material differences between the rights of holders of shares of Company Common Stock and the rights of holders of Baxter Common Stock. Because each of the Company and Baxter is organized under the laws of the State of Delaware, these differences arise solely from various provisions of the certificate of incorporation and bylaws of each of the Company and Baxter, as well as from the Baxter Rights Agreement and the Rights Agreement, dated as of June 5, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent (the "Company Rights Plan").


     The following summary does not purport to be a complete statement of the rights of stockholders under the provisions of the Company Certificate, the Company Bylaws and the Company Rights Plan as compared with the rights of Baxter's stockholders under the provisions of Baxter's amended and restated certificate of incorporation (the "Baxter Certificate"), the amended and restated bylaws of Baxter (the "Baxter Bylaws") and the Baxter Rights Agreement, or a complete description of the specific provisions referred to herein. The summary is qualified in its entirety by reference to the governing corporate instruments, including the aforementioned instruments, of the Company and Baxter, copies of which have been filed as exhibits to documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference."


MEETINGS OF STOCKHOLDERS

     Under Delaware law, special meetings of stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or bylaws. The Company Bylaws provide that special meetings of the Company's stockholders for any purpose may be called by (i) the Chairman of the Board of Directors, (ii) the President, (iii) a majority of the Board of Directors or (iv) any other person upon written request to the Chairman of the Board of Directors, the President or Secretary of the corporation. The Baxter Bylaws provide that a special meeting may be called only by (i) the Chairman of the board of directors and Chief Executive Officer or Secretary, and shall be done so upon a request in writing therefor signed by a majority of the members of the board of directors or (ii) by resolution of the board of directors.

NUMBER AND ELECTION OF DIRECTORS

     NUMBER OF DIRECTORS. Under Delaware law, the number of directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate. The Company Certificate and the Company Bylaws provide that the number of directors shall be determined by one or more resolutions adopted by the Board of Directors. The Baxter Certificate and the Baxter Bylaws provide for a variable number of directors between 12 and 20, as fixed from time to time by the board of directors. The Baxter Bylaws provide that no person shall be eligible for reelection or appointment as a director who, at the time of his election or appointment is 72 years old, or older.

     ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS OF DIRECTORS. Under the Company Bylaws, nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by any stockholder entitled to vote, provided that the Secretary of the Company receives written notice not less than 120 days prior to the date specified in the Company's proxy statement released to stockholders in connection with the previous year's annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice to be timely must be received a reasonable time before solicitation is made. Stockholder notices must state, among other things, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and record address of the stockholder proposing the business, the class and number of shares of Company stock beneficially owned by the stockholder, any material interest in such business and any other information relating to the stockholder or the proposal required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Exchange Act.

     Under the Baxter Bylaws nominations of persons for election may be made at a meeting of stockholders by any stockholder entitled to vote, provided that the Secretary of Baxter receives written notice (i) in the case of an annual meeting, not less than sixty days nor more than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first, and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first. Stockholder notices must state, among other things, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and record address of the stockholder proposing the business, the class and number of shares of Baxter Stock beneficially owned by the stockholder, any material interest in such business and any other information relating to the stockholder or the proposal required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. As to each person that the stockholder proposed to nominate, the notice must state: the name, age, business address and record address of the person; that person's occupation or employment; the class and number of shares of capital stock of Baxter which are owned by the person and any other information required to be disclosed pursuant to Section 14 of the Exchange Act.

     CLASSIFICATION OF BOARD OF DIRECTORS. Delaware law permits (but does not require) a certificate of incorporation to provide that a board of directors be divided into classes, with each class having a term of office longer than one year but not longer than three years. Neither the Company Certificate nor the Company Bylaws provide for a classified board. Accordingly, all members of the Board of Directors are elected at each annual meeting. The Baxter Certificate provides that Baxter's board of directors shall be divided into three classes, each to be elected at every third meeting.

INDEMNIFICATION


     The Company Certificate and the Company Bylaws generally provide that the Company shall indemnify directors and executive officers to the fullest extent permitted by Delaware law. Such indemnification may be limited by individual contracts with directors and executive officers. The Company is not required to indemnify any director or officer in connection with any proceeding initiated by such person against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is required by law, (ii) the proceeding was authorized by the Board of Directors or (iii) such indemnification is provided by the corporation, in its sole discretion. The Company has entered into indemnification agreements with its directors and certain officers. The form of such agreements has been listed as an exhibit to a document incorporated by reference. See "Incorporation of Certain Documents by Reference." The Company has the power to indemnify its other officers, employees and other agents pursuant to Delaware law. The liability of the directors for money damages shall be eliminated to the fullest extent permitted by Delaware law. The Baxter Certificate provides that, to the fullest extent permitted under Delaware law, a director of Baxter shall not be liable to Baxter or its stockholders for monetary damages for breach of fiduciary duty as a director. The Baxter Certificate provides that Baxter shall indemnify its officers and directors to the fullest extent permitted by Delaware law, except with respect to an action commenced by such director or officer against Baxter or by such director or officer as a derivative action by or in the right of the Baxter stockholders.

CERTAIN VOTING RIGHTS

     The Baxter Bylaws require the affirmative vote of the holders of not less than a majority of the voting stock of Baxter before Baxter may purchase any outstanding shares of Baxter Common Stock at a price above the market price from a selling stockholder, except with respect to purchases made as a part of a tender or exchange offer by Baxter or any purchaser or acquisition made pursuant to an open market purchase program approved by the board of directors of Baxter.

     The Company Certificate provides that certain transactions between the Company and an interested stockholder (generally a person holding more than 15% of the outstanding voting stock of the Company) require the approval of the holders of two-thirds of all outstanding shares of capital stock not beneficially owned by any interested stockholder or any affiliate of any interested stockholder, voting together as a single class, including (i) the merger or consolidation of the Company with an interested stockholder or any other corporation which is, or after the merger would be, an affiliate of an interested stockholder; (ii) any sale of assets having a fair market value equal to or greater than 15% of the Company's assets to or with any interested stockholder or any affiliate of an interested stockholder; (iii) issuance or transfer by the Company of any securities of the Company to any interested stockholder or any affiliate of an interested stockholder in exchange for cash, securities or other property having a fair market value equal to or greater than 15% of the Company's assets; (vi) adoption of a plan of liquidation or dissolution of the Company proposed by an interested stockholder or an affiliate of an interested stockholder; and (v) reclassification of securities or recapitalization of the Company, or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company which is beneficially owned by any interested stockholder or any affiliate of an interested stockholder equal to or greater than 15% of the Company's assets.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, any or all directors of a corporation which does not have cumulative voting or a classified board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless such corporation's certificate of incorporation provides otherwise. The Company Certificate provides that any director or the entire Board of Directors may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares entitled to vote, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of 80% of the voting power of all of the then-outstanding shares entitled to vote. Under Delaware law, a director of a corporation, such as Baxter, with a classified board of directors may be removed only for cause unless the certificate of incorporation provides otherwise. The Baxter Certificate does not alter the statutory means by which directors may be removed by stockholders.

AMENDMENT OF BYLAWS

     Under Delaware law, the power to adopt, amend or repeal bylaws is vested in the stockholders unless the certificate of incorporation confers the power to adopt, amend or repeal bylaws upon the directors as well. Both the Company Certificate and the Baxter Certificate grant such power to their respective boards of directors. The Company Bylaws provide that, with the exception of bylaws regarding indemnification of directors and executive officers, for which repeal or modification is only prospective, the Company Bylaws may be amended or repealed by the stockholders with the approval of the holders of two-thirds of the voting Stock of the Company. The Baxter Bylaws provide that a majority vote of stockholders, or a majority vote of the directors present at any meeting, may amend or alter any of the Bylaws.

STOCKHOLDERS' RIGHTS PLANS

     BAXTER RIGHTS PLAN. On March 20, 1989, the board of directors of Baxter declared a dividend distribution of one right (each a "Baxter Right") for each outstanding share of the Baxter Common Stock, to stockholders of record at the close of business on April 6, 1989. Each Baxter Right entitles the registered holder to purchase from Baxter a unit consisting of one-hundredth of a share (a "Unit") of Series A Junior

Participating Preferred Stock, without par value, of Baxter (the "Preferred Stock"), at a Purchase Price of $70 per Unit, subject to adjustment. The description and terms of the Baxter Rights are set forth in the Baxter Rights Agreement. The Baxter Rights are not exercisable until the Distribution Date (as defined) and will expire at the close of business on March 20, 1999, unless earlier redeemed by Baxter as described below. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

     Initially, the Baxter Rights are attached to all Baxter Common Stock certificates representing shares then outstanding, and no separate Baxter Rights certificates will be distributed. The Baxter Rights will be separate from the Baxter Common Stock and a distribution date (the "Distribution Date") will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Baxter Common Stock (the "Stock Acquisition Date") or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owing 20% or more of such outstanding shares of Baxter Common Stock.

     Until the Distribution Date, (i) the Baxter Rights will be evidenced by the Baxter Common Stock certificates and will be transferred with and only with such Baxter Common Stock certificates and (ii) the surrender for transfer of any certificates for Baxter Common Stock outstanding will also constitute the transfer of the Baxter Rights associated with the Baxter Common Stock represented by such certificate. The shares of Baxter Common Stock constituting the Share Consideration will be issued with Baxter Rights attached.

     Pursuant to the Baxter Rights Agreement, Baxter reserves the right to require, prior to the occurrence of a Triggering Event (as defined) that, upon any exercise of Baxter Rights, a number of Baxter Rights be exercised so that only whole shares of Preferred Stock will be issued.

     As soon as practicable after the Distribution Date, Baxter Rights certificates will be mailed to holders of record or the Baxter Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Baxter Rights certificates alone will represent the Baxter Rights. Except as otherwise determined by the board of directors of Baxter, only shares of Baxter Common Stock issued prior to the Distribution Date will be issued with Baxter Rights.

     In general, Baxter may redeem the Baxter Rights in whole, but not in part, at a price of $.01 per Baxter Right (payable in cash, shares of Baxter Common Stock or other consideration deemed appropriate by the board of directors of Baxter) at any time until ten days following the Stock Acquisition Date. Immediately upon the action of the board of directors of Baxter ordering redemption of the Baxter Rights, the Baxter Rights will terminate and the only right of the holders of Baxter Rights will be to receive the $.01 redemption price.

     Until a Baxter Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Baxter, including, without limitation, the right to vote or to receive dividends. Stockholders of Baxter may, depending upon the circumstances, recognize taxable income in the event that the Baxter Rights become exercisable for shares of Baxter Common Stock (or other consideration) of Baxter or for common stock of the acquiring company as set forth below.

     Other than those provisions relating to the principal economic terms of the Baxter Rights, any of the provisions of the Baxter Rights Agreement may be amended by the board of directors of Baxter prior to the Distribution Date. After the Distribution Date, the provisions of the Baxter Rights Agreement may be amended by the board of directors of Baxter in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Baxter Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Baxter Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Baxter Rights are not redeemable.

     The Baxter Rights have certain anti-takeover effects. The Baxter Rights will cause substantial dilution to a person or group that attempts to acquire Baxter without conditioning the offer on a substantial number of

Baxter Rights being acquired. The Baxter Rights, however, should not affect any prospective offeror willing to make an offer for all shares of Baxter which is fair to and otherwise in the best interests of Baxter and its stockholders as determined by a majority of the independent directors. The Baxter Rights should not interfere with any merger or other business combination approved by the board of directors of Baxter since the board of directors of Baxter may, at its option, at any time until ten days following the Stock Acquisition Date redeem all but not less than all the then outstanding Baxter Rights at $.01 per Baxter Right.

     In the event that, at any time following the Distribution Date, a person becomes the beneficial owner of 20% or more of the then outstanding shares of Baxter Common Stock (except pursuant to an offer for all outstanding shares of Baxter Common Stock which the independent directors determine to be fair to and otherwise in the best interests of Baxter and its stockholders), each holder of a Baxter Right will thereafter have the right to receive, upon payment of the exercise price of the Baxter Right, Baxter Common Stock having a value equal to two times the exercise price of the Baxter Right. If an insufficient number of shares of Baxter Common Stock is authorized for issuance (as would currently be the case for Baxter), Baxter would be required to substitute cash, property or other securities of Baxter for the Baxter Common Stock. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Baxter Rights that are, or (under certain circumstances specified in the Baxter Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Baxter Rights are not exercisable following the occurrence of the event set forth in this paragraph until such time as the Baxter Rights are no longer redeemable by Baxter as set forth below.

     For example, at an exercise price of $70 per Baxter Right, each Baxter Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph, would entitle its holder to purchase $140 worth of Baxter Common Stock (or other consideration, as noted above) for $70. Assuming that the Baxter Common Stock has a per share value of $20 at such time, the holder of each valid Baxter Right would be entitled to purchase seven shares of Baxter Common Stock for $70.

     In the event that, at any time following the Stock Acquisition Date, (i) Baxter is acquired in a merger or other business combination transaction in which Baxter is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of Baxter's assets or earning power is sold or transferred, each holder of a Baxter Right (except Baxter Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Baxter Right.

     The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Baxter Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, an adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of the exercise.

     COMPANY RIGHTS PLAN. In the event that any person becomes the beneficial owner of 15% or more of the outstanding shares of Company Common Stock, proper provision is required to be made so that each holder of a right (a "Company Right"), entitling the holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.001 per share, of the Company, other than Company Rights beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise that number of shares of Company Common Stock having a market value equal to two times the exercise price of the Company Right. In the event that, at any time following such acquisition of 15% or more of the outstanding shares, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold (with certain exceptions), proper provision will be made so that each holder of a Company Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Company Right, that number of shares of Common Stock of the acquiring company, which at the time of such transaction will have a market value equal to two times the exercise price of the Company Right. The Merger Agreement provides that the Company will, prior to the Effective Time, cause the Company Rights to be redeemed at a price of $.01 per Company Right, pursuant to the terms of the Company Rights Agreement.

                  DESCRIPTION OF THE CONTINGENT PAYMENT RIGHTS

SUMMARY

     Set forth below is a summary of certain provisions of the CPRs. The CPRs will be issued under a CPR Agreement, between Baxter and First Trust National Association, as trustee (the "Trustee"). The following summary of the CPRs and the CPR Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the CPR Agreement, including the definitions therein. The terms of the CPRs include those stated in the CPR Agreement and those made part of the CPR Agreement by reference to the Trust Indenture Act. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions Related to the CPR Agreement." Capitalized terms used herein without definition have the respective meanings ascribed to them in the CPR Agreement.

     CONTINGENT PAYMENT RIGHTS AGREEMENT. Immediately prior to the Effective Time, Baxter and the Trustee will enter into the CPR Agreement substantially in the form filed as an exhibit to the Registration Statement. The CPRs are general unsecured obligations of Baxter.

     DESCRIPTION OF THE CPR CERTIFICATES. Each CPR Certificate will represent a CPR and will entitle the holder of such CPR to receive the Contingent Payment with respect to the Payment Measuring Period (as defined) ended immediately preceding such Payment Date, plus any amounts previously deferred. The holders of the CPRs will be responsible for withholding or other taxes payable with respect to the CPRs and the Trustee shall withhold all amounts required to be withheld under applicable law.

     CONTINGENT PAYMENT. The Contingent Payment, with respect to any Payment Measuring Period, equals five percent of the Net Sales that are attributable to the commercial sale of Products.

     THE CPR CERTIFICATE DISTRIBUTION. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive one CPR Certificate for each Certificate surrendered.

     RIGHTS OF HOLDERS OF THE CPR CERTIFICATES. Until March 15, 2008, Baxter shall pay to the holder of an outstanding CPR on March 15 and September 15 of each year (or if such day is not a Business Day, without accruing any interest, on the next succeeding Business Day), beginning March 15, 1999, or if such day is not a Business Day, without accruing any interest, on the next Business Day (as the same may be extended, each a "Payment Date"), for each CPR represented, a pro rata portion of the Contingent Payment with respect to the Payment Measuring Period ended immediately prior to such Payment Date, unless the CPRs shall have been redeemed as provided for in the CPR Agreement; provided, that in no event shall the aggregate of all Contingent Payments with respect to each CPR exceed $2.00 and, provided, further, that in no event shall Baxter be required to a make a payment on any Payment Date in an amount less than $0.05 per CPR and such amounts which would otherwise be payable on such Payment Date shall (x) be aggregated with the amount payable with respect to the next Payment Measuring Period and (y) not bear interest except on a Default Payment Date.

DEFINITIONS RELATED TO THE CPR AGREEMENT

     "Net Sales" means the actual gross amount invoiced by Baxter, its affiliates, licensees or distributors for the sale of Products to any third parties during a Payment Measuring Period less: (a) direct transportation charges, including insurance; (b) trade, quantity and other discounts and rebates actually allowed and taken to the extent customary in the trade; and (c) allowances or credits, including but not limited to, allowances or credits to customers on account of rejection or return of the Products; provided that (i) a sale or transfer to an affiliate of Baxter for resale by such affiliate shall not be considered a sale for the purpose of this provision, but the resale by such affiliate shall be a sale for such purposes, and the term "sale" shall include a transfer or other disposition to a customer; (ii) Net Sales shall not include reserves for bad debts or allowances, credits or rebates not covered above; and (iii) a sale of Products shall occur at the earlier of
(a) the transfer of title in such Products to a third party or (b) the shipment of such Products from the manufacturing or warehouse facilities of the manufacturer of such Products to a third party.

     Net Sales shall not include license fees or other advance payments received by Baxter from a licensee or distributor of the Products which is not derived from sales of Products, but shall include the Net Sales of such licensee or distributor.

     "Payment Measuring Period" means (i) the period from the Effective Date to December 31, 1998 and (ii) each six month period ended June 30 and December 31 thereafter, through and including December 31, 2007.

     "Products" shall mean all products in which the primary active ingredient is human hemoglobin, or derivatives, mutants or modifications thereof, which have been produced in culture of microbial cells (including yeast cells) which have been modified using Somatogen Recombinant Hemoglobin Technology (other than clinical indications of any such Products that are in clinical trials as of the date of the Merger Agreement).

     "Redemption Price" means, with respect to each CPR, the difference between
(x) $2.00 and (y) the aggregate Contingent Payments made, or provided for in accordance with the terms hereof, from the Effective Date through and including the Redemption Date.

     "Somatogen Recombinant Hemoglobin Technology" shall mean all technology owned by or licensed to the Company on or prior to the Effective Date, which involves the use of recombinant DNA techniques.

DESCRIPTION OF THE CPR CERTIFICATES

     GENERAL. Each CPR Certificate will represent an assignable and transferable pro rata portion of the Contingent Payment with respect to the Payment Measuring Period ended immediately prior to such Payment Date. Such period's Contingent Payment equals five percent of the Net Sales that are attributable to the commercial sale of Products.

     PAYMENT OF CONTINGENT PAYMENT. Baxter shall, on or prior to any Payment Date, pay, to each holder of a CPR on the March 15 or September 15 immediately prior to such Payment Date, the Contingent Payment with respect to the Payment Measuring Period ended immediately preceding such Payment Date, plus any amounts deferred. In the event that the Contingent Payment (plus any amount deferred) is less than $0.05 per CPR, then such amount shall not be payable on such Payment Date but shall be deferred (without any accrual of interest thereon) until the next following Payment Date. In no event shall the aggregate of all Contingent Payments payable, from the Effective Time to and including the Final Payment Date, with respect to any CPR, exceed $2.00.

     PAYMENT PROCEDURES. Payment of any amounts pursuant to the CPRs shall be made only upon presentation by the holder thereof, at the office or agency of Baxter maintained for that purpose in the Borough of Manhattan, The City of New York, and at any other office or agency maintained by Baxter for such purpose in coin or currency of the United States of America. However, Baxter may pay such amounts by wire transfer or check.

     TIMING OF PAYMENTS. The CPR Agreement provides that the first Payment Date is March 15, 1999 and thereafter each succeeding March 15 and September 15, through and including March 15, 2008.

     REDEMPTION. Baxter shall have the right to redeem, in whole or in part, at any time or from time to time, the CPRs. Nothing in the CPR Agreement prohibits Baxter from acquiring CPRs in the open market, in privately negotiated transactions or otherwise.

     If Baxter elects to redeem any CPRs, it shall notify the Trustee in writing of the Redemption Date at least thirty days before the Redemption Date and the aggregate number of CPR Certificates to be redeemed and whether it wants the Trustee to give notice of redemption to the holders of CPRs. Any such notice may be conditional and may be cancelled at any time prior to notice of such redemption being mailed to any holder of CPRs and shall thereby be void and of no effect.

     If less than all of the CPR Certificates are to be redeemed, the Trustee shall select the CPR Certificates to be redeemed by lot or by such other method as the Trustee shall determine to be appropriate and fair. At least twenty days but not more than sixty days before a Redemption Date, the Trustee shall mail a notice of redemption by first class mail, postage prepaid, to each holder whose CPR Certificates are to be redeemed. Each notice for redemption shall identify the CPR Certificates to be redeemed and shall state, among other things, the Redemption Date and the Redemption Price.

     Unless Baxter defaults in its obligation to deposit with the Trustee cash in an amount to fund the Redemption Price or such redemption payment is otherwise prohibited, Contingent Payments on CPR Certificates called for redemption ceases to accrue on and after the Redemption Date.

     If any CPR Certificate is being redeemed in part, the portion of such CPR Certificate to be redeemed and that, after the Redemption Date, and upon surrender of such CPR Certificate, a new CPR Certificate or CPR Certificates equal to the CPR Certificates unredeemed portion thereof will be issued.

     EVENTS OF DEFAULT AND REMEDIES. An "Event of Default" with respect to the CPRs, means each one of the following events which shall have occurred and be continuing: (i) default in the payment of all or any part of the amounts payable in respect of any of the CPRs; (ii) default in the performance, or breach, of any covenant or warranty of Baxter in respect of the CPRs and continuance of such default or breach; or (iii) certain events of bankruptcy or insolvency of Baxter.

     If an Event of Default occurs and is continuing, either the Trustee may or if the holders of CPRs holding an aggregate of at least fifty percent of the outstanding CPRs, by notice to Baxter and to the Trustee, shall bring suit to recover all amounts then due and payable, with interest at the Default Interest Rate from the Default Payment Date through the date payment is made or duly provided for.

     Except for a default in the payment of all or any part of the amounts payable in respect of any of the CPRs, the holders of a majority of all outstanding CPRs may waive any such default or Event of Default, and its consequences except a default in respect of a covenant or provisions which cannot be modified or amended without the consent of the holder of each CPR affected.

     The Trustee shall transmit to the holders of CPRs notice by mail of all defaults which have occurred and are known to the Trustee, unless such defaults shall have been cured before the giving of such notice.

     LIMITATION ON MERGER, SALE OR CONSOLIDATION. The CPR Agreement will provide that Baxter will not merge or consolidate with or into any other person or sell or convey all or substantially all of its assets to any person, unless (i) Baxter is the continuing corporation, or the successor person or the person which acquires by sale or conveyance substantially all the assets of Baxter shall be a person organized under the laws of the United States of America or any State thereof and shall expressly assume the obligations under the CPRs and the CPR Agreement pursuant to a supplemental agreement in a form reasonably satisfactory to the Trustee and (ii) immediately after such transaction, be in default in the performance of any such covenant or condition.

     REPORTS BY BAXTER. The CPR Agreement will provide that within sixty days after the end of each Payment Measuring Period, Baxter shall furnish to the Trustee a written report showing (i) the gross sales of all Products sold by Baxter, its Affiliates, licensees and distributors during the immediately preceding Payment Measuring Period; and (ii) the reconciliation of gross sales to Net Sales. Payments shown to have accrued by each report shall be due and payable to the holders of CPRs on the next succeeding Payment Date.

     The CPR Agreement will provide that Baxter shall file with the Trustee copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the

Commission may from time to time by rules and regulations prescribe) which Baxter may be required to file with the Commission pursuant to Section 13 or
Section 15(d) of the Exchange Act (such required information, documents and other reports, generally, the "Exchange Act Documents"); or, if Baxter is not required to file its Exchange Act Documents, quarterly and annual financial information that would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. The CPR Agreement also provides that Baxter shall transmit by mail to all registered holders of CPRs summaries of any information documents and reports required to be filed with the Trustee.

     AUDITS. Upon the written request of either the Trustee or holders representing at least thirty percent of the outstanding CPRs (a "Requesting Party") and not more than once in each calendar year, and upon reasonable notice, Baxter shall permit an independent certified public accounting firm of nationally recognized standing to verify the accuracy of the payment reports. No such request shall be made more than three years subsequent to the Payment Measuring Period that is the subject of such audit request. If such accounting firm concludes and, Baxter agrees with such conclusion, that additional payments were owed during such period, Baxter shall pay the additional payments within thirty Business Days of the date the Requesting Party delivers to Baxter such accounting firm's written report; provided that, if Baxter disagrees with such conclusion the dispute shall be submitted to arbitration for settlement.

     TRANSFER AND EXCHANGE. A holder of CPRs may transfer or exchange CPRs in accordance with the CPR Agreement. The Trustee may require a holder of CPRs, among other things, to furnish appropriate endorsements and transfer documents and Baxter may require a holder of CPRs to pay any taxes and fees required by law or permitted by the CPR Agreement.

     RESALES OF CPR CERTIFICATES. The CPR Certificates will be freely transferable by the holders of such CPR Certificates under the Securities Act, except for CPR Certificates issued to any holder of CPR Certificates who may be deemed to be an "affiliate" of Baxter for purposes of Rule 145 under the Securities Act, as of the date of the Special Meeting. Such affiliates may not sell their CPR Certificates, except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. Baxter does not intend to list the CPRs on any national securities exchange or have them included in any inter dealer quotation system; accordingly, it is not likely that a secondary market will develop for the CPRs.

     AMENDMENTS. Without the consent of any holders, Baxter and the Trustee, at any time and from time to time, may enter into one or more amendments hereto or to the CPRs, for any of the following purposes: (i) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the CPRs any property or assets; (ii) to provide for the assumption of Baxter's obligations to holders in the case of a merger or consolidation; (iii) to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights under the CPR Agreement of any such holder;
(iv) to cure any ambiguity, defect or inconsistency; or (v) to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act.

     With the consent of the holders of a majority of the outstanding CPRs, Baxter and the Trustee may enter into one or more amendments hereto or to the CPRs for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the CPR Agreement or to the CPRs or of modifying in any manner the rights of the holders under the CPR Agreement or to the CPRs; provided, however, that no such amendment shall, without the consent of the holder of each CPR affected thereby: (i) modify the definition of Redemption Date, Final Payment Date, Default Payment Date, Default Payment Amount, Net Sales, Products, Somatogen Recombinant Hemoglobin Technology or Default Payment Interest Rate, extend the maturity of the CPRs or reduce the amounts payable in respect of the CPRs or modify any other payment term or payment date; (ii) reduce the number of CPRs, the consent of whose holders is required for any such amendment; or (iii) make any change in the provisions of the CPR Agreement relating to amendments, except to increase any such percentage or to provide that certain other provisions of the CPR Agreement cannot be modified or waived without the consent of the holder of each CPR affected thereby.

     CONCERNING THE TRUSTEE. The CPR Agreement will provide that holders of a majority of the outstanding CPRs will have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. In case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its powers, to use the degree of care and skill of a prudent person in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the CPR Agreement at the request of any holder of CPRs, unless such holder shall have offered to the Trustee reasonable security or indemnity to it against any cost, liability or expense.


RISK OF CPRS


     The Company has not, to date, accumulated any revenue with respect to any Products. Because (i) the Somatogen Recombinant Hemoglobin Technology is subject to many uncertainties, including technological uncertainty, large capital requirements, dependence on manufacturing capabilities not yet achieved, government regulation and product approvals, patents and proprietary technology, competition, dependence on key personnel, product liability and insurance, and
(ii) no revenue has been generated by either Baxter or the Company that qualifies as Net Sales, there is no assurance that any such Net Sales will be generated in the future. There is no assurance that Products developed in the future will receive regulatory approval or be commercially viable. Furthermore, Baxter has no obligation to initiate or continue research, development or commercialization activities with respect to any Products or any of the Somatogen Recombinant Hemoglobin Technology and, in its sole and subjective discretion, Baxter may abandon efforts to research, develop or commercialize such technologies or Products. No joint venture, partnership or other fiduciary relationship is created by the CPR Agreement or by the CPRs. Holders of CPRs may not receive any payment in respect of their CPRs. Baxter does not intend to cause the CPRs to be listed on any national securities exchange or quoted in any inter dealer quotation system; accordingly it is not likely that a secondary market will develop for the CPRs.


                                 LEGAL MATTERS


     The validity of the shares of Baxter Common Stock and the CPRs to be issued in the Merger will be passed upon by Thomas J. Sabatino, Jr., Corporate Vice President and General Counsel of Baxter. Mr. Sabatino is a full-time employee of Baxter and as of March 31, 1998, beneficially owned 8,162 shares of Baxter Common Stock and had options to acquire an additional 53,940 shares of Baxter Common Stock, including 10,740 shares which may be acquired within sixty days of March 31, 1998. Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, has rendered an opinion regarding the disclosure of certain United States Federal income tax matters. Price Waterhouse LLP has rendered an opinion to the Company regarding certain Federal income tax consequences of the Merger.


                                    EXPERTS

     The consolidated financial statements of Baxter incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Baxter for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of the Company incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended June 30, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     It is expected that representatives of Price Waterhouse LLP will be present at the Special Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     If the Merger is consummated, the Company will not hold an annual meeting of stockholders in 1998. In the event the Merger is not consummated, any stockholder of the Company who wishes to present a proposal at the 1998 annual meeting of stockholders of the Company and who wishes to have such proposal included in the Company's proxy material for that meeting must deliver a copy of such proposal to the Company, 2545 Central Avenue, Suite FD1, Boulder, Colorado 80301-2857, Attention: Corporate Secretary, for receipt not later than May 14, 1998. The Company reserves the right to decline to include in proxy material any stockholder's proposal which does not comply with the rules of the Commission for inclusion therein.

                                                                      APPENDIX A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG
                           BAXTER INTERNATIONAL INC.,
                             RHB1 ACQUISITION CORP.
                                      AND
                                SOMATOGEN, INC.

                         DATED AS OF FEBRUARY 23, 1998

================================================================================

                               TABLE OF CONTENTS

                                                                              PAGE(S)
                                                                              -------
ARTICLE I       THE MERGER..................................................    A-5
  Section 1.1   The Merger..................................................    A-5
  Section 1.2   Effective Time of the Merger................................    A-5
  Section 1.3   Closing.....................................................    A-5
  Section 1.4   Effects of the Merger.......................................    A-6
  Section 1.5   Certificate of Incorporation and Bylaws.....................    A-6
  Section 1.6   Directors...................................................    A-6
  Section 1.7   Officers....................................................    A-6
ARTICLE II      CONVERSION OF SHARES........................................    A-6
  Section 2.1   Merger Consideration........................................    A-6
  Section 2.2   Exchange Ratio for Company Stock Options....................    A-7
  Section 2.3   Dissenter's Rights..........................................    A-8
  Section 2.4   Exchange of Certificates Representing Shares................    A-8
  Section 2.5   Dividends...................................................    A-8
  Section 2.6   No Fractional Shares........................................    A-9
  Section 2.7   Closing of Company Transfer Books...........................    A-9
  Section 2.8   Unclaimed Amounts...........................................    A-9
  Section 2.9   Lost Certificates...........................................    A-9
ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............    A-9
  Section 3.1   Organization and Qualification; Subsidiaries................    A-9
  Section 3.2   Capitalization..............................................   A-10
  Section 3.3   Authority...................................................   A-11
  Section 3.4   Consents and Approvals; No Violation........................   A-11
  Section 3.5   Company SEC Reports.........................................   A-12
  Section 3.6   Financial Statements........................................   A-12
  Section 3.7   Absence of Undisclosed Liabilities..........................   A-13
  Section 3.8   Absence of Certain Changes..................................   A-13
  Section 3.9   Taxes.......................................................   A-13
  Section 3.10  Litigation..................................................   A-14
  Section 3.11  Employee Benefit Plans; ERISA...............................   A-14
  Section 3.12  Environmental Matters.......................................   A-16
  Section 3.13  Compliance with Applicable Laws.............................   A-17
  Section 3.14  Material Contracts..........................................   A-17
  Section 3.15  Intellectual Property Rights................................   A-17
  Section 3.16  Insurance...................................................   A-18
  Section 3.17  Opinion of Financial Advisor................................   A-19
  Section 3.18  Rights Agreement; Takeover Laws.............................   A-19
  Section 3.19  Company Disclosure..........................................   A-19
  Section 3.20  Labor Matters...............................................   A-19
  Section 3.21  WARN Act....................................................   A-20
  Section 3.22  Transactions with Related Parties...........................   A-20
  Section 3.23  Absence of Certain Payments.................................   A-20
  Section 3.24  Title to Properties; Absence of Liens and Encumbrances;
                  Condition of Equipment....................................   A-20
  Section 3.25  FDA Matters.................................................   A-20
  Section 3.26  Registration Statement and Proxy Statement/Prospectus.......   A-21
  Section 3.27  Brokers.....................................................   A-21

                                                                              PAGE(S)
                                                                              -------
ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF BAXTER AND MERGER SUB.....   A-21
  Section 4.1   Organization................................................   A-21
  Section 4.2   No Ownership of Company Common Stock........................   A-21
  Section 4.3   Capitalization..............................................   A-21
  Section 4.4   Authority...................................................   A-22
  Section 4.5   Baxter Stockholder Approval.................................   A-22
  Section 4.6   Consent and Approvals; No Violation.........................   A-22
  Section 4.7   Merger Sub's Operations.....................................   A-23
  Section 4.8   Baxter SEC Reports..........................................   A-23
  Section 4.9   Baxter Disclosure...........................................   A-23
  Section 4.10  Baxter Financial Statements.................................   A-23
  Section 4.11  Registration Statement and Proxy Statement/Prospectus.......   A-24
  Section 4.12  Brokers.....................................................   A-24
  Section 4.13  Shares......................................................   A-24
ARTICLE V       COVENANTS OF THE COMPANY....................................   A-24
  Section 5.1   Ordinary Course.............................................   A-24
  Section 5.2   Rule 145 Affiliates.........................................   A-25
  Section 5.3   No Solicitation.............................................   A-26
  Section 5.4   No WARN Act Activities......................................   A-26
  Section 5.5   Stockholders' Meeting.......................................   A-27
  Section 5.6   Rights Plan.................................................   A-27
  Section 5.7   Company Stock Option Plans..................................   A-27
ARTICLE VI      COVENANTS OF BAXTER AND MERGER SUB..........................   A-27
  Section 6.1   Directors' and Officers' Indemnification and Insurance......   A-27
  Section 6.2   Blue Sky....................................................   A-28
  Section 6.3   CPR Agreement...............................................   A-28
  Section 6.4   NYSE Listing................................................   A-28
  Section 6.5   Employment Matters..........................................   A-28
ARTICLE VII     MUTUAL COVENANTS............................................   A-29
  Section 7.1   Access to Information; Confidentiality......................   A-29
  Section 7.2   HSR Act.....................................................   A-29
  Section 7.3   Consents and Approvals......................................   A-29
  Section 7.4   Publicity...................................................   A-29
  Section 7.5   Filings with the Commission.................................   A-30
  Section 7.6   Advice of Changes...........................................   A-30
  Section 7.7   Additional Agreements.......................................   A-30
  Section 7.8   Tax Matters.................................................   A-30
ARTICLE VIII    CONDITIONS TO CONSUMMATION OF THE MERGER....................   A-31
  Section 8.1   Conditions to Each Party's Obligation to Effect the
                  Merger....................................................   A-31
  Section 8.2   Conditions of Obligations of Baxter and Merger Sub..........   A-31
  Section 8.3   Conditions of Obligations of the Company....................   A-32
ARTICLE IX      TERMINATION, AMENDMENT AND WAIVER...........................   A-32
  Section 9.1   Termination.................................................   A-32
  Section 9.2   Effect of Termination and Abandonment.......................   A-33
ARTICLE X       GENERAL PROVISIONS..........................................   A-34
  Section 10.1  Fees and Expenses...........................................   A-34
  Section 10.2  Amendment and Modification..................................   A-34
  Section 10.3  Nonsurvival of Representations and Warranties...............   A-34
  Section 10.4  Notices.....................................................   A-34
  Section 10.5  Definitions; Interpretation.................................   A-35
  Section 10.6  Specific Performance........................................   A-35

                                                                              PAGE(S)
                                                                              -------
  Section 10.7  Counterparts................................................   A-35
  Section 10.8  Entire Agreement; No Third-Party Beneficiaries..............   A-36
  Section 10.9  Severability................................................   A-36
  Section       Governing Law...............................................
     10.10                                                                     A-36
  Section       Assignment..................................................
     10.11                                                                     A-36

ANNEX A  -- Form of CPR Certificate
ANNEX B  -- Form of Affiliate Letter (intentionally omitted)
ANNEX C -- Form of Opinion of Cooley Godward LLP (intentionally omitted) ANNEX D -- Form of Opinion of Thomas J. Sabatino, Jr., General Counsel of
            Baxter (intentionally omitted)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February 23, 1998 (this "Agreement"), by and among Baxter International Inc., a Delaware corporation ("Baxter"), RHB1 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Baxter ("Merger Sub"), and Somatogen, Inc., a Delaware corporation (the "Company").

     WHEREAS, it is the intention of the parties that the Company merge with and into Merger Sub (the "Merger"), with Merger Sub surviving as a wholly owned subsidiary of Baxter;

     WHEREAS, the Board of Directors of each of Baxter, Merger Sub and the Company has determined that the transactions contemplated by this Agreement, including, without limitation, the Merger, are advisable and in the best interest of their respective corporations and stockholders and have approved this Agreement;

     WHEREAS, as a condition to the willingness of Baxter and Merger Sub to enter into this Agreement, Eli Lilly and Company, an Indiana corporation and a stockholder of the Company, and Merger Sub shall have entered into a Voting Agreement, dated the date hereof, providing, among other things, that such stockholder will vote all of the shares of capital stock of the Company owned by it in favor of the Merger; and

     WHEREAS, each of Baxter and the Company desires that the merger qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2), in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Company shall be merged with and into Merger Sub in accordance with this Agreement and the separate existence of the Company shall cease. Merger Sub shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

     Section 1.2 Effective Time of the Merger. Upon the terms and subject to the conditions hereof, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware, for filing, on the Closing Date (as defined in Section 1.3). The Merger shall become effective as of the date and at such time as the Certificate of Merger, pursuant to Section 251 of the DGCL, and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed with the Secretary of State of the State of Delaware or at such subsequent date or time as shall be agreed by the Company and Merger Sub and specified in the Certificate of Merger (the time the Merger becomes effective pursuant to the DGCL being referred to herein as the "Effective Time").

     Section 1.3 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VIII hereof, the closing of the Merger (the "Closing") will take place at 8:00 a.m., Chicago time, on a date to be specified by the parties, which shall be no later than the second Business Day (as defined below) after the satisfaction or waiver of the conditions to Closing contained in Article VIII, at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois 60606-1285, unless another date or place is agreed to in writing by the parties hereto. The date and time at which the Closing occurs is referred to herein as the "Closing Date." "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City, Chicago, Illinois or Denver, Colorado are not required to be open.

     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5  Certificate of Incorporation and Bylaws. (a) Subject to
Section 6.1, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof and with applicable law.

     (b) Subject to Section 6.1, the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the terms thereof and with applicable law.

     Section 1.6 Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

     Section 1.7 Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                   ARTICLE II

                              CONVERSION OF SHARES

     Section 2.1 Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof:

          (a) Each share of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock"), held by Baxter or any subsidiary of Baxter shall be cancelled and retired and cease to exist and no consideration shall be delivered in exchange therefor.

          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (x) shares of Company Common Stock to be cancelled in accordance with Section 2.1(a) and (y) Dissenting Shares (as defined in Section 2.3), shall be converted into the right to receive, without withholding or deduction on account of any tax, levy, impost or other governmental charge:

             (i) the fraction of a share (calculated and rounded to the nearest ten-thousandth of one share) of Common Stock, par value $1 per share, of Baxter ("Baxter Common Stock"), the numerator of which fraction shall be
        (A) $9.00, and the denominator of which shall be (B) the Baxter Stock Price (as defined in Section 2.1(c) below) (the "Share Consideration").

             (ii) a Contingent Payment Right (a "CPR") (as defined in the certificate representing the CPR substantially in the form of Annex A attached hereto (the "CPR Certificate")). The CPR Certificates will be issued by Baxter pursuant to a Contingent Payment Rights Agreement (the "CPR Agreement") to be entered into between Baxter and First Trust National Association, a national association (the "Trustee"). The consideration referred to in (subparagraphs (i) and (ii) of this Section 2.1(b) is hereinafter referred to as the "Merger Consideration").

     All such shares of Company Common Stock converted, in accordance with
Section 2.1, into the right to receive Merger Consideration (the "Shares"), when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such Shares (each, a "Certificate") shall cease to have any rights with respect thereto, except to receive the Merger Consideration, without interest thereon, upon surrender of such Certificates.

          (c) For purposes of calculating the Share Consideration, the "Baxter Stock Price" shall be an amount equal to the average closing sale price of a share of a Baxter Common Stock on United States stock exchanges as reported in The Wall Street Journal under the caption New York Stock Exchange ("NYSE") Composite Transactions or, if not available, such other authoritative publication as may be reasonably selected by Baxter, for the ten consecutive trading days ending on and including the fifth trading day prior to the Closing Date. In the event Baxter changes (or establishes a record date for changing) the number or kind of shares of Baxter Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, distribution, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Baxter Common Stock and the record date therefor shall be prior to the Effective Time, the Share Consideration shall be proportionately adjusted in such manner as Baxter, Merger Sub and the Company shall agree, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as any of the foregoing shall have been issued, distributed or paid to the holders of shares of Baxter Common Stock generally.

          (d) Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     Section 2.2 Exchange Ratio for Company Stock Options. Each employee, consultant and director or other option (individually, a "Company Stock Option") not previously exercised, outstanding immediately prior to the Effective Time and granted under the Company's (i) Amended and Restated Stock Option Plan, (ii) Amended and Restated Nonemployee Director Stock Option Plan, (iii) Amended and Restated Consultants Stock Option Plan and (iv) any other stock option plan or arrangement of the Company (collectively, (other than the Company's Employee Stock Purchase Plan (the "ESPP")) the "Company Stock Option Plans"), whether vested or unvested, will be exchanged or cancelled as provided in this Section
2.2. Each Company Stock Option having an exercise price of $11 or more that is outstanding immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time for no consideration. Each Company Stock Option (in the case of persons who are employed by or providing services to the Company as of the Effective Time, whether vested or unvested and in the case of persons who are no longer employed by or providing services to the Company, as of the Effective Time, only to the extent such Company Stock Option was vested on the date such person's employment or service with the Company ceased) having an exercise price of less than $9 that is outstanding immediately prior to the Effective Time shall be exchanged immediately prior to the Effective Time for
(x) payment by the Company to the holder of such Company Stock Option, of an amount in cash equal to (1) the product of $9 and the number of shares of Company Common Stock subject to such Common Stock Option, less (2) the aggregate exercise price of such Common Stock Option and (y) the right to receive one CPR per share of Company Common Stock covered by such Company Stock Option. Each Company Stock Option (in the case of persons who are employed by or providing services to the Company as of the Effective Time, whether vested or unvested and in the case of persons who are no longer employed by or providing services to the Company, as of the Effective Time, only to the extent such Company Stock Option was vested on the date such person's employment or service with the Company ceased) having an exercise price that is greater than or equal to $9 and less than $11 that is outstanding immediately prior to the Effective Time, shall be exchanged immediately prior to the Effective Time for the right to receive one CPR per share of Company Common Stock covered by such Company Stock Option. The purchase period (as defined in the ESPP) (the "Purchase Period") in effect under ESPP shall terminate immediately prior to the Effective Time, and the payroll deductions accumulated during such Purchase Period shall then be applied to the purchase of shares of Company Common Stock in accordance with the ESPP (subject to participants' right to withdraw from such plan at any time). Any shares of Company Common Stock so issued under the ESPP shall be converted into the right to receive Merger Consideration in accordance with Section 2.1(b). The Company and Baxter shall take such action as shall be required or necessary under the terms of the ESPP, and the Company Stock Option Plans and any other agreements pursuant to which a Company Stock Option was subject immediately prior to the Effective Time to effectuate the provisions of this Section 2.2, including, but not limited to, the amendment of such plans or agreements.

     Section 2.3 Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such
Section 262 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1(b) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consolidation to which such holder is entitled, without interest or dividends thereon. The Company shall give Baxter prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Baxter shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Baxter, make any payment with respect to or offer to settle, any such demands.

     Section 2.4 Exchange of Certificates Representing Shares. (a) Baxter shall deposit, or shall cause to be deposited, with an exchange agent selected by Baxter and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this
Article II, (i) on the date of the Effective Time, certificates representing the number of shares of Baxter Common Stock and the CPR Certificates issuable as part of the Merger Consideration, and (ii) from time to time, cash to be paid in lieu of the issuance of fractional shares, as provided in Section 2.6 and as requested by the Exchange Agent, and dividends and other distributions payable in respect of the shares of Baxter Common Stock as provided in Section 2.5 (such cash, CPR Certificates and certificates for shares of Baxter Common Stock, if any, together with dividends or distributions with respect thereto being hereinafter referred to collectively as the "Exchange Fund").

     (b) Promptly after the Effective Time, Baxter shall cause the Exchange Agent to mail (or deliver at its principal office) to each holder of record of Shares and to each holder of record of Dissenting Shares (i) a letter of transmittal which shall (A) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (B) be in customary form and (ii) instructions for use in effecting the surrender of the Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash or other consideration to be paid as part of the Merger Consideration. In the event of any transfer of ownership of Shares which has not been registered in the transfer records of the Company (an "Unregistered Transfer"), a CPR Certificate and certificates representing the proper number of shares of Baxter Common Stock, if any, together with a check in an amount equal to the cash component, if any, of the Exchange Fund, will be issued to the transferee of the Unregistered Transfer when the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect the Unregistered Transfer and to evidence that any applicable stock transfer taxes associated with such Unregistered Transfer were paid.

     Section 2.5 Dividends. No dividends or other distributions with respect to shares of Baxter Common Stock constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in Section 2.4. Upon such surrender, all dividends and other distributions payable in respect of the shares of Baxter Common Stock to be issued in exchange therefor, on a date subsequent to, and in respect of a record date after the Effective Time, shall be paid, without interest, to the person in whose name the certificates representing the shares of Baxter

Common Stock into which such Shares were converted are registered or as otherwise directed by that person. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest on any such dividends or distributions.

     Section 2.6 No Fractional Shares. No certificates or scrip representing fractional shares of Baxter Common Stock shall be issued upon the surrender of Certificates pursuant to this Article II and no dividend, stock split or other change in the capital structure of Baxter shall relate to any fractional interest, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional interest, each holder of a Certificate who would otherwise have been entitled to a fraction of a share of Baxter Common Stock upon surrender of Certificates pursuant to this Article II shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the Baxter Stock Price.

     Section 2.7 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

     Section 2.8 Unclaimed Amounts. Any portion of the Exchange Fund which remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered by the Exchange Agent to Baxter. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Baxter for payment of the Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions in respect of shares of Baxter Common Stock deliverable as part of the Merger Consideration, each as determined pursuant to this Agreement, in all cases without any interest thereon. None of Baxter, the Surviving Corporation, the Exchange Agent or any other Person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.9 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming such Certificate to have been lost, stolen or destroyed and, if required by Baxter, the posting by such person of a bond in such reasonable amount as Baxter may direct as indemnity against any claim that would be made against the Company, the Surviving Corporation or Baxter with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Exchange Fund deliverable in respect thereof pursuant to this Article II.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as otherwise disclosed to Baxter and Merger Sub in a letter delivered to them prior to the execution hereof (which letter shall contain appropriate references to identify the specific section herein to which the information in such letter relates) (the "Company Disclosure Letter") or as disclosed in the Company SEC Reports (as defined herein), the Company represents and warrants to Baxter and Merger Sub as follows:

     Section 3.1 Organization and Qualification; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on Section 3.1(a) of the Company Disclosure Letter, which includes each jurisdiction in which the character of the Company's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Material Adverse Effect (as defined below). The Company has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. The Company has delivered to Baxter a complete and correct copy of its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and its Bylaws (the "Bylaws"), each as currently in effect. The Company is not in default in any material respect in the performance, observation or fulfillment of any provision of the Certificate of Incorporation or the Bylaws.

     (b) No Person (as defined below) is a Subsidiary (as defined below).

     (c) For purposes of this Agreement, (i) a "Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence, individually or in the aggregate, causing, resulting in or reasonably likely to have a material adverse effect on the business (as now conducted or as now proposed by the Company to be conducted), results of operations or financial condition of the Company other than any event, circumstance, development or occurrence (A) arising from or relating to general business or economic conditions, (B) relating to or affecting the biotechnology industry generally, (C) relating to or affecting the hemoglobin-based oxygen therapeutics industry generally, (D) arising from or relating to any pre-clinical trials or studies conducted by the Company, and (E) arising from or relating to the development, discovery or commercialization of any present or proposed technology, processes or product that is (or that may reasonably be expected to be) competitive with or superior to any of the technology, processes or products of the Company, (ii) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least 50 percent or more of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party do not have a majority of the voting interest in such partnership), and (iii) "Person" shall mean any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

     Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 shares of Preferred Stock, par value $.001 per share ("Company Preferred Stock"), and 35,000,000 shares of Company Common Stock, of which (i) 4,525,960 shares are reserved for issuance upon exercise of outstanding Company Stock Options under the Company's Amended and Restated Stock Option Plan; (ii) 300,000 shares are reserved for issuance under the ESPP; (iii) 180,000 shares are reserved for issuance under the Company's Amended and Restated Consultants Stock Option Plan; (iv) 470,000 shares are reserved for issuance under the Company's Amended and Restated Nonemployee Director Stock Option Plan and (v) 35,000 shares are reserved for issuance under other non-employee stock option agreements. As of December 31, 1997, (A) 20,921,839 shares of Company Common Stock were issued and outstanding, of which no shares of Company Common Stock were held in treasury, (B) no shares of Company Preferred Stock were issued or outstanding, (C) 2,593,433 Company Stock Options were issued and outstanding under the Company's Amended and Restated Stock Option Plan; (D) 61,000 Company Stock Options were issued and outstanding under the Company's Amended and Restated Consultants Stock Option Plan; (E) 201,250 Company Stock Options were issued and outstanding under the Company's Amended and Restated Nonemployee Director Stock Option Plan and (F) 35,000 Company Stock Options were issued and outstanding under other non-employee stock option agreements. Other than rights issued under the Rights Agreement, dated as of June 5, 1997 (the "Rights Agreement"), by and between the Company and Chase Mellon Shareholder Services, L.L.C., no agreement or other document grants or imposes on any shares of the Company Common Stock any right, preference, privilege or restriction with respect to the transaction contemplated hereby (including, without limitation, any rights of first refusal) other than the right to vote on the Merger. All of the issued and outstanding shares of the Company Common Stock are, and all shares of Company Common Stock that may be issued pursuant the ESPP or to the exercise of outstanding Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company issued and outstanding. There are no stock appreciation rights with respect to the Company Common Stock (each, a "SAR") issued and outstanding. Except as otherwise permitted or contemplated by this Agreement or upon the exercise or termination of an outstanding Company Stock Option in accordance with its terms as set forth above, (x) there are no shares of the Company authorized, issued or outstanding and (y) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (including without limitation "earn-out" arrangements) obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of or Voting Debt of, or other equity interests in, or any interest relating to or whose value is dependent on the value of the equity interests in, the Company or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     (b) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the shares of the Company. Except as expressly contemplated by this Agreement, the Company will not be required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, as a result of the transactions contemplated by this Agreement.

     Section 3.3 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the holders of a majority of the shares of Company Common Stock outstanding on the record date to be established for the special meeting of the stockholders of the Company to vote on the Merger as contemplated by Section 5.6 hereof (the "Special Meeting"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of the Company have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary, as a matter of law or otherwise, for the consummation of the transactions contemplated hereby, other than the adoption of this Agreement by the Company's stockholders at the Special Meeting. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Baxter and Merger Sub, is a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the discretion of the court before which any enforcement proceeding therefor may be brought.

     Section 3.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not:

          (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws;

          (b) require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any court, governmental or regulatory authority or agency (a "Governmental Entity") or any private third party, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "Commission") of (A) a proxy statement relating to the Special Meeting to be held in connection with the transactions contemplated by this Agreement (together with any amendments thereof or supplements thereto, the "Proxy Statement/Prospectus"), if such approval is required by law and (B) such reports under Section 13(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the delivery of a prospectus supplement to holders of Company Stock Options pursuant to the applicable securities laws and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would have a Material Adverse Effect or a material adverse effect on the Company's ability to consummate the transactions contemplated by this Agreement;

          (c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to, a loss of a material benefit or result in the creation or imposition of a lien under) any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, losses or the imposition of liens as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which, individually or in the aggregate, would not (i) result in a Material Adverse Effect, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company, in such a manner as to (i) result in a Material Adverse Effect, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement; or

          (e) result in the creation of any lien, charge or encumbrance upon any shares of capital stock, properties or assets of the Company under any agreement or instrument to which the Company is a party or by which the Company is bound, in such a manner as to (i) result in a Material Adverse Effect, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement.

     Section 3.5 Company SEC Reports. The Company has filed with the Commission, and has heretofore made available to Baxter true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document, as amended (including exhibits thereto), including, without limitation, its Annual Reports to Stockholders incorporated by reference in certain of such reports, but excluding any preliminary proxy materials and pre-effective amendments to registration statements, required to be filed with the Commission since June 30, 1995 under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (collectively, the "Company SEC Reports"). As of the respective dates such Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, (a) complied, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.6 Financial Statements. Each of the audited financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended June 30, 1995, 1996 and 1997 and its Quarterly Reports on Form 10-Q for all interim periods during each such annual period and subsequent thereto (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of the Company, complied, as of their date, in all material respects, with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and the results of operations and cash flows (and changes in financial position, if any) of the

Company for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

     Section 3.7 Absence of Undisclosed Liabilities. Except for liabilities and obligations incurred in the ordinary course of business, since June 30, 1997 the Company has not incurred any liabilities or obligations of any nature (contingent or otherwise) which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

     Section 3.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement, since June 30, 1997 the Company has conducted its business in all material respects only in, and has not engaged in any material transaction other than according to, the ordinary and usual course, and there has not been, nor has the Company agreed, whether in writing or otherwise, to take any action that would result in, (a) any Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any redemption, repurchase or other acquisition of any shares of capital stock of the Company; (c) any change by the Company in tax or financial accounting principles, practices or methods; (d) any material asset damaged, sold, disposed of (except inventory sold in the ordinary course of business), mortgaged, pledged or subjected to any lien, charge or other encumbrance; (e) any increase in the compensation payable or which could become payable by the Company to its directors, officers, employees, agents or consultants; (f) any adoption or amendment of any Plan (as defined herein); (g) any material indebtedness incurred by the Company, except such as may have been incurred in the ordinary course of business; (h) any material loan made or agreed to be made by the Company, nor has the Company become liable or agreed to become liable as a guarantor with respect to any material indebtedness; (i) any waiver by the Company of any right or rights of material value or any payment, direct or indirect, of any material debt, liability or other obligation, except in accordance with its terms; (j) any change in or amendment to the Certificate of Incorporation or the Bylaws; (k) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement arrangement or transaction with, any officer or director of the Company or any affiliate thereof, or any business or entity in which the Company or any affiliate thereof, or relative of any such person, has any material direct or indirect interest (collectively, "Related Parties"), except for (1) directors' fees, (2) compensation to the officers and employees of the Company in the ordinary course of business and (3) advancement or reimbursement of expenses in the ordinary course of business; (l) any material modification or change that would result in a diminishment of coverage under any insurance policies; (m) any write-offs as uncollectible of any notes or accounts receivable of the Company or write-downs of the value of any assets or inventory by the Company other than in immaterial amounts or in the ordinary course of business; or (n) any material adverse change to a Material Contract (as defined herein).

     Section 3.9 Taxes. (a) The Company has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by it prior to, or as of, the Closing Date. All such Tax Returns are or will be true, complete and correct in all material respects.

     (b) The Company has paid (or has had paid on its behalf) or has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual on the books and records of the Company for the payment of all material Taxes (as defined below) due with respect to any fiscal quarter ending prior to or as of the Closing Date.

     (c) Since January 1, 1995, the Company has not received notification of any Audit (as defined below) by a Tax Authority with respect to any Tax Returns filed by, or Taxes due from, the Company. No issue has been raised by any Tax Authority in any Audit of the Company that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the Company. There are no liens for Taxes upon the assets of the Company, except liens for current Taxes not yet due for which adequate reserves have been established in accordance with GAAP.

     (d) Since January 1, 1995, the Company has not given or been requested to give any waiver of statutes of limitations relating to the payment of any material Taxes and has not executed powers of attorney with respect to any material Tax matters, which will be outstanding as of the Closing Date.

     (e) Prior to the date hereof, the Company has disclosed all material Tax sharing, Tax indemnity, or similar agreements to which the Company is a party to, is bound by, or has any obligation or liability for Taxes, and any changes in accounting methods or any rulings from any Tax Authority.

     (f) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all federal, state, local and foreign taxes, including, without limitation, sales and use taxes, value added taxes, property taxes, payroll and employment taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service (the "Service") and any other domestic or foreign governmental authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

     Section 3.10 Litigation. There is no suit, claim, action, proceeding or, to the Company's knowledge, investigation pending or, to the Company's knowledge, threatened in writing against or affecting the Company or any of the directors or officers of the Company in their capacity as such which would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any officer, director or employee of the Company has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Entity from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company nor, to the Company's knowledge, is the Company or any officer, director or employee of the Company under investigation by any Governmental Entity related to the conduct of the Company's business. There is not in existence any order, judgment or decree of any court or other tribunal or other agency that is specifically applicable to the Company enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties.

     Section 3.11 Employee Benefit Plans; ERISA. (a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, SAR or stock-based incentive, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") within the last six years, for the benefit of any current or former employee or director of the Company, whether formal or informal and whether legally binding or not (collectively, the "Plans"). Section 3.11(a) of the Company Disclosure Letter identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company, except as contemplated by this Agreement. Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of all Company Stock Options issued and outstanding as of the date hereof.

     (b) With respect to each of the Plans, the Company has heretofore delivered to Baxter true and complete copies of each of the following documents: (i) copies of the Plans (including all amendments thereto) or a written description of any Plan that is not otherwise in writing; (ii) a copy of the annual report, if required under ERISA, with respect to each ERISA Plan for the last three years; (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three years; (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan; (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;
(vi) all contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vii) the most recent determination letter received from the Service with respect to each Plan that is intended to be qualified under section 401(a) of the Code.

     (c) Neither the Company nor any current or former ERISA Affiliate is currently or has ever been the sponsor of or required to make contributions to any "employee benefit plan" (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA (including without limitation any "multiemployer plan" (as defined in Section 3(37) of ERISA and a multiple employer plan within the meaning Section 413(c) of the Code)), and neither the Company nor any ERISA Affiliate has at any time incurred any liability, directly or indirectly (including, without limitation, any material contingent liability), with respect to any such employee benefit plan.

     (d) Neither the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

     (e) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts which the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans, and all such amounts properly accrued through the Closing with respect to the current plan year thereof will be paid by the Company on or prior to the Closing or will be properly recorded on the Company's balance sheet.

     (f) Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code.

     (g) Each of the ERISA Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified. The Company has timely applied for and received a currently effective determination letter from the Service with respect to each such plan.

     (h) Each of the ERISA Plans that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

     (i) No amounts payable under any of the Plans or any other agreement or arrangement with respect to which the Company has or may have any liability could give rise to the payment of any amount that would fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

     (j) No "leased employee" (as defined in section 414(n) of the Code) performs services for the Company or any ERISA Affiliate.

     (k) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary).

     (l) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

     (m) Except as provided by this Agreement, the consummation of the transactions contemplated hereunder will not result in the payment, vesting, acceleration or enhancement of any benefit under any Plan.

     (n) Except as set forth in Section 3.11(n) of the Company Disclosure Letter, the Company has no severance and termination policy and the Company's employees are not entitled to severance pay under any current Company arrangement.

     (o) There are rights to purchase an aggregate of 8,675 shares of Company Common Stock, outstanding, on the date hereof, under the ESPP assuming (i) a purchase price of $4.0375 per share of Company Common Stock and (ii) no changes in the amount of employees' withholding.

     Section 3.12 Environmental Matters. (a) The business of the Company and its former Subsidiaries has been, and the business of the Company is in, material compliance with all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources (together, "Environmental Laws" and including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, polychlorinated biphenyls ("PCBs"), or asbestos or asbestos-containing materials (collectively, "Materials of Environmental Concern"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern); such material compliance includes, but is not limited to, the possession by the Company of all Governmental Entity permits and other authorizations required for the operation of its business under all applicable Environmental Laws, and material compliance with the terms and conditions thereof. All Governmental Entity permits and other authorizations held by the Company as of the date hereof pursuant to the Environmental Laws are identified on Schedule 3.12(a) of the Company Disclosure Letter.

     (b) Since July 1, 1995, the Company has not received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Laws. The Company has provided to Baxter all information that is in the possession of the Company regarding environmental matters pertaining to or the environmental condition of the business or real property of the Company, or the Company's compliance (or noncompliance) with any Environmental Laws.

     (c) There is no claim, action, cause of action, investigation or notice (written or oral) (together, "Environmental Claim") by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

     (d) There are no past or present actions, activities, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that, to the best knowledge of the Company after due inquiry, is reasonably likely to form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

     (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Section 3.12(e) of the Company Disclosure Letter, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or controlled by the Company are identified in Section 3.12(e) of the Company Disclosure Letter, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Company and (iv) no PCBs or PCB-containing items are used or stored at any property owned, leased, operated or controlled by the Company.

     Section 3.13 Compliance with Applicable Laws. The Company holds all material licenses, permits and authorizations necessary for the lawful conduct of its business, as now conducted, and such business is not being, and the Company has not received any notice since July 1, 1996 from any authority or person that such business has been or is being, conducted in violation of any law, ordinance or regulation, including, without limitation, any law, ordinance or regulation relating to (a) the conduct of medical research or (b) occupational health and safety, except for possible violations which, either singly or in the aggregate, have not resulted and are not reasonably expected to result in a Material Adverse Effect.

     Section 3.14 Material Contracts. (a) Section 3.14 of the Company Disclosure Letter sets forth a true and correct list of any and all executory agreements, contracts, purchase or installment agreements, indentures, leases, mortgages, licenses, plans, arrangements, commitments (whether written or oral) and instruments (collectively, "contracts") in existence as of the date hereof, that are, as of the date hereof, material to the Company (each a "Material Contract"), including without limitation, the following types of contracts to which the Company is a party:

          (i) any contract which is not terminable by the Company upon 30 days' or less notice and which involves annual payments of more than $100,000;

          (ii) any oral contract which involves annual payments in excess of $50,000 or an aggregate payment in excess of $200,000 or any written contract, in either case for the employment of any director, officer, consultant or other person or entity who is not an employee on a full-time, part-time, consulting or other basis, including any severance or other termination provisions with respect to such employment;

          (iii) any noncompetition agreement, other than customary agreements with employees who are not officers, directors or key employees, or any other contract that in any way restricts the Company from carrying on its business any place in the world; and

          (iv) any contract between the Company and any of its affiliates or any of its officers, directors or key employees.

True and complete copies of each written Material Contract, or form thereof, and true and complete written summaries of each oral Material Contract have been made available to Baxter by the Company prior to the date hereof.

     (b) Each Material Contract is a valid, binding and enforceable agreement of the Company and, to the Company's knowledge, the other parties thereto and will, subject to the satisfaction of the conditions in Article VIII, continue to be valid, binding and enforceable immediately after the Closing, except (i) as such enforcement may be subject to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors' rights, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

     (c) There has not occurred, (i) since June 30, 1997, any material default (or event which upon provision of notice or lapse of time or both would become such a default) or, (ii) prior to June 30, 1997, any uncured default (or event which upon provision of notice or lapse of time or both would become such a default) under any Material Contract on the part of the Company, except for violations or defaults that individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect.

     Section 3.15 Intellectual Property Rights. (a) The Company owns or possesses adequate rights to use all intellectual and similar property of every kind and nature relating to or used or necessary in the operation of the Company's business, including, without limitation, (i) patents and trademarks associated with the Company's business (including all Governmental Entity trademarks, service marks, logos and designs, all registrations and recordings thereof, and all applications in the United States or with any other Governmental Entity, all goodwill symbolized thereby or associated therewith and all extensions or renewals thereof) which are set forth on Schedule 3.15 of the Company Disclosure Letter, (ii) copyrights associated solely with the Company's business, including all copyrights, United States and foreign copyright registrations, and applications to register copyrights, which are set forth on Schedule 3.15 of the Company Disclosure Letter, (iii) inventions, formulae, processes, designs, know-how, show-how or other data or information, (iv) confidential or proprietary technical and business information, processes and trade secrets, (v) computer software, (vi) technical manuals and documentation made or used in connection with any of the foregoing and (vii) licenses and rights with respect to the foregoing or property of like nature (collectively, "Company Intellectual Property").

     (b) (i) Schedule 3.15 of the Company Disclosure Letter sets forth a complete and accurate list of all registered copyrights, patents and trademarks owned by or under obligation of assignment to the Company, or otherwise licensed to and currently used in the conduct of the Company's business and related to the Company's recombinant hemoglobin technology;

     (ii) each owner, as of the date hereof, listed on Schedule 3.15 of the Company Disclosure Letter, is listed in the records of the appropriate Governmental Entity as the sole owner of record;

     (iii) Schedule 3.15 of the Company Disclosure Letter sets forth a complete and accurate list of all agreements between the Company, on the one hand, and any person, on the other hand, in existence on the date hereof granting any right to use or practice any rights under any Company Intellectual Property, including, without limitation, marketing rights, royalty rights or distribution rights;

     (iv) there is no material encumbrance on the right of the Company to transfer any of the Company Intellectual Property;

     (v) no trade secret, formula, process, invention, design, know-how or any other confidential information of the Company has been disclosed or authorized to be disclosed to any Person, except in the ordinary course of business or pursuant to an obligation of confidentiality binding upon said Person;

     (vi) there are no pending proceedings by or before Governmental Entities, including oppositions, interferences, proceedings or suits involving the Company, relating to the Company Intellectual Property, and, to the Company's knowledge, no such proceedings are threatened against the Company;

     (vii) to the Company's knowledge, the conduct of the Company's business does not infringe upon or otherwise violate in a material respect intellectual property rights of any Person;

     (viii) to the Company's knowledge, no Person is infringing upon or otherwise violating any patents comprising a portion of Company Intellectual Property;

     (ix) since July 1, 1995, the Company has not received written notice of any claims and there are no pending claims of any Persons involving the Company relating to the scope, ownership or use of any of the Company Intellectual Property; and

     (x) each copyright registration, patent and registered trademark and application therefor, is listed on Schedule 3.15 of the Company Disclosure Letter, and is in proper form, not disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions except with respect to use requirements as to trademarks.

     Notwithstanding the foregoing, no representation is made by the Company with respect to any intellectual property of Baxter.

     Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter lists each of the insurance policies relating to the Company which are in effect as of the date hereof. The Company has provided Baxter with a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder neither the Company nor any other party to the policy is in breach or default thereunder (including, without limitation, with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Material Adverse Effect.
Section 3.16 of the Company Disclosure Letter describes any self-insurance arrangements affecting the Company. The insurance policies listed on Section
3.16 of the Company Disclosure Letter include all policies which are required in connection with the operation of the business of the Company, as currently conducted, by applicable laws and all agreements relating to the Company. All such policies, in the Company's judgment, provide coverage in reasonably sufficient amounts to insure against all risks customarily insured against for the business currently conducted by the Company. All such policies are, as of the date hereof, in full force and effect, all premiums due with respect thereto covering all periods up to and including the Closing Date will have been paid as of such date and no notice of cancellation or termination has been received prior to the date hereof with respect to any such policy. All policies of insurance or replacements thereof will remain in full force and effect through and after the Closing Date.

     Section 3.17 Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc. ("Lehman Brothers"), the Company's financial advisor, to the effect that, as of February 23, 1998, the Merger Consideration to be received by the Company's stockholders in the Merger is fair to the Company's stockholders from a financial point of view. A draft of the written confirmation of such opinion has been provided to Baxter for informational purposes only.

     Section 3.18 Rights Agreement; Takeover Laws. The execution and delivery of this Agreement will not (i) cause any rights issued pursuant to the Rights Agreement (each, a "Right") to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause Baxter or any of its affiliates to be an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) trigger any other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement). The Company and the Board of Directors of the Company have each taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state, including, without limitation, the State of Delaware, and including, without limitation,
Section 203 of the DGCL.

     Section 3.19 Company Disclosure. No representation or warranty by the Company in this Agreement (including, without limitation, the representation concerning Company SEC Reports), the Company Disclosure Letter, any schedule or certificate furnished or to be furnished by the Company or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains as of the date hereof any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

     Section 3.20 Labor Matters. Except as would not be reasonably likely to have a Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the Company's knowledge, threatened against or affecting the Company and, during the past five years, there has not been any such action; (ii) no union or other labor organization represents or claims to represent the employees of the Company and, to the Company's knowledge, no union or other labor organizing activity currently is occurring among and no question of representation exists concerning such employees; the Company is neither a party to nor bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company; (iii) there are no written personnel policies, rules or procedures applicable to employees of the Company other than such policies, rules and procedures, copies of which have been delivered to Baxter; (iv) the Company is in material compliance with all applicable laws concerning employment and employment practices, terms and conditions of employment, immigration, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices

(as defined in the National Labor Relations Act or other applicable law, ordinance or regulation); (v) there is no grievance or arbitration proceeding arising out of any collective bargaining or similar agreement or other grievance procedure relating to the Company; (vi) to the Company's knowledge, no charges or complaints relating to the Company are pending before the Equal Employment Opportunity Commission or any other corresponding state agency; and (vii) to the Company's knowledge, no federal, state or local agency responsible for the enforcement of labor or employment laws, immigration laws, occupational health and safety laws or any other law affecting the employees of the Company intends to conduct or currently is conducting an investigation with respect to or relating to the Company, and no such agencies have threatened to or have filed any claims, charges, complaints or citations against the Company.

     Section 3.21 WARN Act. Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), the Company has not effectuated (i) a plant closing as defined in the WARN Act (a "Plant Closing") affecting any site of employment or one or more operating units within any site of employment of the Company, or (ii) a mass layoff as defined in the WARN Act (a "Mass Layoff") affecting the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of the Company has suffered an employment loss as defined in the WARN Act (an "Employment Loss") during the ninety-day period prior to the Closing Date.

     Section 3.22 Transactions with Related Parties. No Related Party (i) has borrowed money or loaned money to the Company; (ii) has made or threatened any contractual or other claim of any kind whatsoever against the Company; (iii) has any interest in any property or assets used by the Company in its business; or
(iv) has been engaged in any other transaction with the Company, except for transactions which are not required to be disclosed in the Company SEC Reports.

     Section 3.23 Absence of Certain Payments. None of the Company nor its officers, directors nor, to the Company's knowledge, any of its other affiliates nor any of the Company's employees or agents or others acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of the Company nor its officers, directors nor, to the Company's knowledge, any of its other affiliates nor any of the Company's employees or agents or others acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     Section 3.24 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment. (a) The Company has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the Company's audited financial statements or except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value as reflected in the Company's December 31, 1997 balance sheet, or materially interfere with the present use, of the property subject thereto or affected thereby.

     (b) The equipment owned or leased by the Company is, taken as a whole, (i) adequate, in all material respects, for the conduct of the Company's business,
(ii) suitable, in all material respects, for the uses to which it is currently employed, (iii) in good operating condition (ordinary wear and tear excepted),
(iv) regularly and properly maintained, (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business and (vi) free from any defects, except, with respect to clauses (i) through (vi) above, as would not have a Material Adverse Effect.

     Section 3.25 FDA Matters. The Company is in compliance with all statutes, rules and regulations of the U.S. Food and Drug Administration or similar domestic state authority ("FDA") with respect to the manufacturing of all of its products, to the extent that the same are applicable to the Company's business as it is currently conducted, except for such violations as would not be reasonably expected to have a Material

Adverse Effect. The Company adheres to "Good Laboratory Practices" and "Good Clinical Practices," as required by the FDA, except for such deviations as would not be reasonably expected to have a Material Adverse Effect. The Company has all requisite FDA permits, approvals or the like to conduct the Company's business as it is currently conducted. The Company has previously delivered to Baxter an index of all information concerning all Investigational New Drug Applications obtained by the Company from the FDA or required in connection with the conduct of the Company's business as it is currently conducted and has made all such information available to Baxter. There are no pending or threatened actions, proceedings or complaints by the FDA, which would prohibit or impede the conduct of the Company's business as it is currently conducted. Section 3.25 of the Company Disclosure Letter contains a list of all communication between the Company and the FDA from January 17, 1990 through the date hereof.

     Section 3.26 Registration Statement and Proxy Statement/Prospectus. The information supplied or to be supplied by the Company, for inclusion in (a) a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Baxter Common Stock and the CPRs to be issued pursuant to the Merger will not, either at the time the Registration Statement is filed with the Commission, at the time any amendment thereof or supplement thereto is filed with the Commission, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement/Prospectus will not, either at the date mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, as to information supplied by the Company, will comply in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     Section 3.27 Brokers. Other than Lehman Brothers, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF BAXTER AND MERGER SUB

     Except as otherwise disclosed to the Company in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the specific section herein to which the information in such letter relates) (the "Baxter Disclosure Letter") or as set forth in the Baxter SEC Reports (as defined herein), Baxter and Merger Sub represent and warrant to the Company as follows:

     Section 4.1 Organization. Each of Baxter and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, use or lease properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Merger Sub has delivered to the Company a complete and correct copy of its certificate of incorporation and bylaws, each as currently in effect. Neither Baxter nor Merger Sub is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

     Section 4.2 No Ownership of Company Common Stock. Neither Baxter nor Merger Sub owns any shares of Company Common Stock as of the date hereof.

     Section 4.3 Capitalization. The authorized capital stock of Baxter consists of 350,000,000 shares of Baxter Common Stock and 100,000,000 shares of preferred stock, no par value per share ("Baxter Preferred Stock"), including, 3,500,000 shares of Series A Junior Participating Stock, no par value per share ("Series A Preferred"). As of December 31, 1997, (i) 287,701,247 shares of Baxter Common Stock were issued and outstanding, of which 7,662,187 shares of Baxter Common Stock were held in treasury,

(ii) no shares of Series A Preferred were outstanding, (iii) no shares of Baxter Preferred Stock were issued and outstanding and (iv) 27,070,672 shares of Baxter Common Stock were reserved under all employee benefit plans of Baxter. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Baxter.

     Section 4.4 Authority. Each of Baxter and Merger Sub has all requisite corporate power and authority to execute and deliver each of this Agreement, the CPR Agreement and the CPRs and to consummate the transactions contemplated hereby or thereby. The execution and delivery of each of this Agreement, the CPR Agreement and the CPRs and the consummation of the transactions contemplated hereby or thereby on the part of Baxter and Merger Sub have been duly and validly authorized by the respective Board of Directors of Baxter and of Merger Sub and by Baxter as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Baxter or Merger Sub as a matter of law or otherwise are necessary to authorize this Agreement, the CPR Agreement and the CPRs or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Baxter and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of each of Baxter and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the discretion of the court before which any enforcement proceeding therefor may be brought.

     Section 4.5 Baxter Stockholder Approval. Neither the execution of this Agreement nor the consummation of the Merger requires approval by the stockholders of Baxter.

     Section 4.6 Consent and Approvals; No Violation. The execution and delivery of each of this Agreement the CPR Agreement and the CPRs, the consummation of the transactions contemplated hereby or thereby, and each of the performance by Baxter and Merger Sub of their obligations hereunder or thereunder will not:

          (a) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Baxter or the certificate of incorporation or bylaws of Merger Sub;

          (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing of a pre-merger notification and report form by Baxter and Merger Sub, as applicable, under the HSR Act, (ii) the filing with the Commission of (x) the Proxy Statement/Prospectus as contemplated by this Agreement, if such approval is required by law, and (y) the Registration Statement relating to the offer and sale of the CPRs and shares of Baxter Common Stock as contemplated by this Agreement, if such filing is required by law,
     (iii) the qualification under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") of the CPR Agreement, if such filing is required by law, and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

          (c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to, a loss of a material benefit or result in the creation or imposition of a lien under) any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Baxter or Merger Sub is a party or by which Baxter or Merger Sub or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which, individually or in the aggregate, would not (i) have a material adverse effect on the business, results of operations or financial condition of Baxter and its subsidiaries, taken as a whole, other than as a result of general economic conditions or conditions affecting the health care products supply industry generally (a

     "Baxter Material Adverse Effect"), (ii) materially impair the ability of either Baxter or Merger Sub to perform its obligations under the CPR Agreement or this Agreement or (iii) prevent the consummation of any of the transactions contemplated by the CPR Agreement or this Agreement;

          (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Baxter or Merger Sub, in such a manner as to (i) have a Baxter Material Adverse Effect, (ii) materially impair the ability of either Baxter or Merger Sub to perform its obligations under the CPR Agreement or this Agreement or (iii) prevent the consummation of any of the transactions contemplated by the CPR Agreement or this Agreement; or

          (e) result in the creation of any lien, charge or encumbrance upon any shares of capital stock, properties or assets of Baxter or Merger Sub under any agreement or instrument to which Baxter or Merger Sub is a party or by which Baxter or Merger Sub is bound.

     Section 4.7 Merger Sub's Operations. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     Section 4.8 Baxter SEC Reports. Baxter has filed with the Commission, and has heretofore made available to the Company true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the Commission since December 31, 1995 under the Securities Act, or the Exchange Act (collectively, the "Baxter SEC Reports"). As of the respective dates such Baxter SEC Reports were filed or, if any such Baxter SEC Reports were amended, as of the date such amendment was filed, each of the Baxter SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.9 Baxter Disclosure. No representation or warranty by Baxter or Merger Sub in this Agreement and no statement contained in any document (including, without limitation, the Baxter SEC Reports), schedule or certificate furnished or to be furnished by Baxter or Merger Sub to the Company or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains as of the date hereof any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.10 Baxter Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Baxter (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1994, 1995 and 1996 and its Quarterly Reports on Form 10-Q for all interim periods during such period and subsequent thereto (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of Baxter and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Baxter and its subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Baxter and its subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

     Section 4.11 Registration Statement and Proxy Statement/Prospectus. The information supplied or to be supplied by Baxter or Merger Sub for inclusion in
(a) the Registration Statement will not, either at the time the Registration Statement is filed with the Commission, at the time any amendment thereof or supplement thereto is filed with the Commission, at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement/Prospectus will not, either at the date mailed to the Company's stockholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, as to information supplied by Baxter or Merger Sub, will comply as to form in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and the Registration Statement, other than as to information supplied by the Company or its representatives, will comply in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

     Section 4.12 Brokers. Other than Credit Suisse First Boston Corporation, no broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the CPR Agreement or the issuance of the CPRs, based upon arrangements made by or on behalf of Baxter or Merger Sub.

     Section 4.13 Shares. The shares of Baxter Common Stock, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     Section 5.1 Ordinary Course. Except as (i) otherwise specifically provided in this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter or (iii) otherwise consented to in writing by Baxter and Merger Sub, from the date of this Agreement to the Effective Time, the Company will conduct its operations only in the ordinary and usual course of business and will preserve intact its present business organization, take reasonable efforts to keep available the services of its present officers, employees and consultants and to preserve its present relationships with licensors, licensees, suppliers, and others with whom the Company has significant business relationships. Without limiting the generality of the foregoing, and except (x) as otherwise specifically provided in this Agreement or (y) as set forth in Section 5.1 of the Company Disclosure Letter, the Company will not directly or indirectly, from the date of this Agreement to the Effective Time, without the prior written consent of Baxter and Merger Sub:

          (a) propose or adopt any amendment to or otherwise change the Certificate of Incorporation or the Bylaws;

          (b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, pledge, dispose of or encumber (except (x) pursuant to the exercise of Company Stock Options, outstanding on the date hereof, under the Company Stock Option Plans and (y) the issuance of shares pursuant to the ESPP in accordance with past practice or as contemplated by Section 2.2) any of its shares or any of its other securities or any interest relating to or whose value is dependent on the value of any equity interest in the Company or issue any securities convertible into or exchangeable for, options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any of its shares or any of its other securities, or enter into any arrangement or contract with respect to the purchase or voting of shares of its shares, or adjust, split, reacquire, redeem, combine or reclassify any of its securities, or make any other changes in its capital structure;

          (c) (i) except in the ordinary course of business, incur (contingently or otherwise) any material liability or other material obligation including, without limitation, any indebtedness for borrowed money, enter into any guarantee of any such obligation of another person or mortgage, pledge or subject to any lien, charge or other encumbrance of their assets, properties or business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than advances to employees, for reasonable expenses, related to Company business, in the ordinary course of business;

          (d) enter into any transaction, commitment, contract, agreement, license or lease, amend or affirmatively renew any such contracts, commitments, licenses or leases other than those that are (i) not material or (ii) in the ordinary course of business and do not involve affiliates of the Company;

          (e) sell or otherwise dispose of or lease any material part of its properties or assets, including but not limited to the sale or license of any real estate or Intellectual Property, or purchase or otherwise acquire or lease material properties or assets (including real estate), except purchases, sales and other dispositions in the ordinary course of business (excluding sales or other dispositions of assets held for sale in excess of $100,000 per item), or acquire or agree to acquire by merging or consolidating with, or by purchasing all, or substantially all, of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

          (f) declare, set aside or pay any dividends on, or make any distributions in respect of, its outstanding shares;

          (g) (i) (A) make any change, other than in the ordinary course of business, in the compensation payable or to become payable to any of its employees, agents or consultants or (B) make any change in the compensation payable or to become payable to any of its officers or directors, (ii) enter into or amend any employment, consulting, severance, termination or similar agreement; (iii) adopt any new Plan or amend any existing Plan;
     (iv) make any loans to any of its officers, directors, employees, agents or consultants or any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on the Closing or otherwise; or (v) except to the extent permitted by Section
     2.2 hereof, take any action to cause to be exercisable any otherwise unexercisable Company Stock Option under the Company Stock Option Plans;

          (h) make any material changes in the type or amount of its insurance coverages;

          (i) make any material tax election (unless required by law) or settle or compromise any material income tax liability of the Company, except if such action is taken in the ordinary course of business and Baxter shall have been provided reasonable prior notice thereof. The Company shall consult with Baxter before filing or causing to be filed any material Tax Return of the Company or before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company;

          (j) cancel any debts or waive, release or relinquish any material contract rights or other material rights other than in the ordinary course of business;

          (k) knowingly take or agree or commit to take any action that would result in any of the Company's representations or warranties hereunder qualified as to materiality being untrue and any such representations and warranties that are not so qualified being untrue in any material respect; or

          (l) make, or commit to make, any capital expenditure in excess of $100,000 including, without limitation, for the purchase of real estate.

     Section 5.2 Rule 145 Affiliates. At least 30 days prior to the Effective Time, the Company shall cause to be delivered to Baxter a letter identifying all Persons who, at the time of the Special Meeting, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act (each such Person, a "Securities Act Affiliate"). The Company shall use its reasonable efforts to cause each person who is identified as a Securities Act Affiliate to deliver, to Baxter, at least 15 days prior to the Effective Time, an agreement substantially in the form of Annex B to this Agreement.

     Section 5.3 No Solicitation. (a) Prior to the Effective Time, the Company agrees (x) that neither the Company, nor any of its directors, officers, legal counsel, or financial advisors, will, and that the Company shall make reasonable efforts to cause its other affiliates, employees and agents not to, directly or indirectly, (i) solicit or initiate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the acquisition of all or a substantial part of the assets or capital stock of the Company (an "Acquisition Proposal") or (ii) negotiate, knowingly encourage or otherwise engage in discussions with any person (other than Baxter and its representatives) with respect to any Acquisition Proposal and (y) that the Company will not enter into any agreement, arrangement or understanding with respect to any such Acquisition Proposal which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that (1) the Company may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal (as defined in Section 5.3(b)), furnish information to (and enter into a confidentiality or similar agreement with) and negotiate or otherwise engage in discussions with, such third party, if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel that such action is required for the Board of Directors of the Company to comply with its fiduciary duties under applicable law and (2) concurrently with compliance with Section 9.1(c)(i), the Company, upon three days prior written notice to Baxter, may accept and may enter into any definitive agreement relating to such Superior Proposal.

     (b) The Company agrees that neither the Company, nor any of its directors, officers, legal counsel, or financial advisors shall, and the Company shall make reasonable efforts to cause its other affiliates, employees and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Baxter and its representatives) conducted heretofore with respect to any Acquisition Proposal. The Company agrees to promptly advise Baxter of (i) any inquiries or proposals received by, any non-public information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company and (ii) any inquiries or proposals known by the Company to have been received by, any non-public information known by the Company to have been requested from, or any negotiation or discussions known by the Company to have been sought to be initiated or continued with, its affiliates or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Baxter and its representatives) with respect to an Acquisition Proposal, and (iii) the terms thereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Acquisition Proposal, and the Company agrees to promptly update Baxter on an ongoing basis of the status thereof. As used herein, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any person (or group) (other than Baxter or any of its representatives) with respect to an Acquisition Proposal on terms which the Board of Directors of the Company determines in good faith (based on the written advice of independent financial advisors), to be more favorable to the Company and its stockholders than the transactions contemplated hereby; provided, however, that such a proposal or offer shall not be deemed to be a "Superior Proposal" unless the Board of Directors of the Company reasonably determines that any financing required to consummate the transaction contemplated by such proposal or offer is capable of being obtained.

     (c) Nothing contained in this Section 5.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under any applicable law, rule or regulation or any duty of the Company's Board of Directors.

     Section 5.4 No WARN Act Activities. From the date hereof through the Closing Date, the Company shall not effectuate (i) a Plant Closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company's business, or (ii) a Mass Layoff affecting any site of employment or facility of the Company's business without giving all notices required by the WARN Act, or any similar state law or regulation, and the Company shall assume all liability for any alleged failure to give such notice and indemnify and hold harmless Baxter for any and all claims asserted under the WARN Act or any similar state law or regulation because of a Plant Closing or a Mass Layoff occurring on or before the Closing Date. For purposes of this Agreement, the Closing Date is the "effective date" for purposes of the WARN Act.

     Section 5.5 Stockholders' Meeting. The Company shall call the Special Meeting to be held as promptly as practicable for the purpose of considering and voting upon this Agreement and the Merger. The Board of Directors of the Company shall recommend that the stockholders of the Company approve and adopt this Agreement and the Merger. Notwithstanding anything contrary contained in this
Section 5.5 or elsewhere in this Agreement, at any time prior to the obtaining such approval of the Company's stockholders, the Board of Directors of the Company, to the extent that it determines in good faith, after consultation with outside counsel, that failure to do so would create a risk of liability for breach its fiduciary duties to the Company's stockholders under applicable law, may withdraw or modify its approval or recommendation of this Agreement or the Merger.

     Section 5.6 Rights Plan. The Company shall, prior to the Effective Time, cause the Rights to be redeemed pursuant to the terms of the Rights Agreement, as in effect on the date hereof.

     Section 5.7 Company Stock Option Plans. The Company shall, prior to the Effective Time, cause the ESPP, and the Company Stock Option Plans and the agreements governing the Company Stock Options to be amended in order to effectuate the transactions contemplated by this Agreement. The Company shall not open a new Purchase Period under the ESPP after June 30, 1998.

                                   ARTICLE VI

                       COVENANTS OF BAXTER AND MERGER SUB

     Section 6.1 Directors' and Officers' Indemnification and Insurance. (a) Baxter and Merger Sub acknowledge that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company as provided in the Certificate of Incorporation, the Bylaws or written indemnity agreements or otherwise in effect, as of the date hereof, with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability as set forth in the Certificate of Incorporation and Bylaws, as of the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party (as defined below). After the Effective Time, Baxter shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided, that any such settlement is effected with the prior written consent of Baxter)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under the laws of the State of Delaware, the Certificate of Incorporation or the Bylaws, in each case, as in effect at the date of this Agreement, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit.

     (b) Baxter shall maintain in effect for not fewer than six years from and after the Effective Time the policies of directors' and officers' liability insurance most recently maintained by the Company (provided, that (i) Baxter may, consistent with Baxter's existing policies, substitute therefor its self insurance program and/or policies with reputable and financially sound carriers, in either case providing at least the same coverage and containing terms and conditions no less advantageous as long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or related to matters occurring prior to the Effective Time) and (ii) with respect to any insurance (including self insurance) that is substituted for the policies of directors' and officers' liability insurance most recently maintained by the Company, Baxter shall ensure that such insurance does not contain limitations of the type contained in Rule 145(b) of the

DGCL, public policy limitations or any other limitations in excess of the limitations contained in such directors' and officers' liability insurance maintained by the Company); provided, that in no event shall Baxter be required to expend more than an amount per year (the "Premium Amount") equal to 200% of the current annual premiums paid by the Company to maintain or procure insurance coverage pursuant to this Section 6.1(b); provided, further, that if Baxter is unable to obtain the insurance called for this Section 6.1(b), Baxter shall obtain as much comparable insurance as is available for the Premium Amount per year.

     (c) Baxter and Merger Sub jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.1.

     (d) In the event Baxter or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Baxter shall assume Baxter's obligations set forth in this Section 6.1.

     (e) The provisions of this Section 6.1 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives.

     Section 6.2 Blue Sky. Baxter shall use its commercially reasonably efforts to obtain prior to the Effective Time all approvals or permits required to carry out the transactions contemplated hereby under applicable blue sky laws in connection with the issuance of the CPRs and shares of Baxter Common Stock in the Merger and as contemplated by this Agreement; provided, however, that with respect to such qualifications neither Baxter nor the Company shall be required to register or qualify as a foreign corporation or to take any action which would subject it to general service of process or taxation in any jurisdiction where any such entity is not now so subject. The Company shall cooperate with Baxter in the making of all required filings under applicable blue sky laws in connection with the issuance of the CPRs and shares of Baxter Common Stock in the Merger in accordance with this Agreement.

     Section 6.3 CPR Agreement. Baxter shall, at or prior to the Effective Time, cause the CPR Agreement to be duly authorized, executed and delivered by Baxter and, assuming due authorization and delivery thereof by the Trustee, the CPR Agreement shall be a valid and binding agreement of Baxter, enforceable in accordance with its terms except the enforceability thereof may be limited by
(a) applicable bankruptcy, insolvency, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally, (b) the general principles of equity (whether enforcement is considered at law or in equity) and (c) the discretion of a court considering enforcement thereof.

     Section 6.4 NYSE Listing. Baxter shall use its reasonable efforts to cause the shares of Baxter Common Stock to be issued in the Merger in accordance with this Agreement to be listed on the NYSE and on each national securities exchange on which shares of Baxter Common Stock may at such time to be admitted for trading or listed, subject to official notice of issuance, prior to the Effective Time.

     Section 6.5 Employment Matters. (a) Baxter shall cause the Surviving Corporation to offer employment to persons specified in Schedule 6.5 ("Key Existing Employees") of the Company Disclosure Letter on terms specified therein.

     (b) Following the Closing, Baxter intends to provide employees of the Company who become and continue to be employed by Baxter or its subsidiaries with total compensation benefits comparable to similarly situated Baxter employees. Each employee of the Company who becomes an employee of Baxter or its subsidiaries shall receive full credit (A) under the applicable welfare benefit plans of Baxter in which such employee is eligible to participate for his or her time of service to the Company, (B) for eligibility and vesting (but not for benefit accrual) under Baxter's qualified retirement plans for his or her time of service to the Company and (C) under the vacation, sick leave and paid-time off policies of Baxter applicable to such employee, for all accrued and unused vacation, sick leave and paid-time off to which such employee is entitled as of the Closing Date. Notwithstanding the foregoing, employees will begin to receive service credit for retiree medical benefits as of the Closing Date. Baxter shall waive any pre-existing condition limitations or waiting periods under such employee benefit plans.

                                  ARTICLE VII

                                MUTUAL COVENANTS

     Section 7.1 Access to Information; Confidentiality. Subject to the existing confidentiality agreement, executed as of August 20, 1997, between the Company and Baxter Healthcare Corporation (the "Confidentiality Agreement"), between the date of this Agreement and the Effective Time, upon reasonable notice the Company shall (i) give Baxter, its affiliates and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives reasonable access, during normal business hours, to all plants, offices, warehouses and other facilities and to all contracts, internal reports, data processing files and records, federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the Company, whether located on the premises of the Company or at another location, during normal business hours; (ii) furnish promptly to Baxter or its affiliates a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or regulations; (iii) permit Baxter or its affiliates to make, during normal business hours, such inspections as they may reasonably require;
(iv) cause its officers to furnish Baxter and its affiliates such existing financial, operating, technical and product data and other information with respect to the business and properties of the Company as Baxter or its affiliates from time to time may reasonably request, including without limitation financial statements and schedules; (v) allow Baxter and its affiliates the opportunity to interview such employees and other personnel of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld; and (vi) assist and cooperate with Baxter and its affiliates in the development of integration plans for implementation by Baxter and its affiliates and the Surviving Corporation following the Effective Time; provided, however, that no investigation pursuant to this Section 7.1 or notice pursuant to Section 7.6 shall affect or be deemed to modify any representation or warranty made by the Company herein. Until the Effective Time, materials furnished to Baxter or its affiliates pursuant to this Section 7.1 may be used by Baxter or its affiliates solely for continued evaluation of the Company and integration planning purposes relating to accomplishing the transactions contemplated hereby and for compliance with the applicable securities laws, and shall be kept in confidence by Baxter pursuant to the terms of the Confidentiality Agreement.

     Section 7.2 HSR Act. The Company, Baxter and Merger Sub shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters.

     Section 7.3 Consents and Approvals. Each of the Company, Baxter and Merger Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include without limitation furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed on it or any of its subsidiaries, if any, in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Baxter and Merger Sub will, and will cause its respective subsidiaries, if any, to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Baxter, Merger Sub, the Company or any of their respective subsidiaries, if any, in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     Section 7.4 Publicity. So long as this Agreement is in effect, neither the Company, Baxter nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange.

     Section 7.5 Filings with the Commission. (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Commission the Proxy Statement/Prospectus, and Baxter shall prepare and file with the Commission the Registration Statement. Each of Baxter and the Company
(i) shall cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, (ii) shall use commercially reasonable efforts to have or cause the Registration Statement to become effective and the CPR Agreement to become qualified under the Trust Indenture Act, as promptly as practicable and (iii) shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Baxter Common Stock and the CPRs pursuant to the Merger. The Company and Baxter shall furnish to the other all information concerning the Company and Baxter as the other may reasonably request in connection with the preparation of the documents referred to herein. As promptly as practicable after the Registration Statement shall have become effective and the CPR Agreement has been qualified under the Trust Indenture Act, the Company shall mail the Proxy Statement/Prospectus to its stockholders.

     (b) The information supplied by each of the Company and Baxter for inclusion in the Registration Statement and the Proxy Statement/Prospectus shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Special Meeting, or (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, Baxter, any subsidiary of Baxter, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

     Section 7.6 Advice of Changes. The Company and Baxter shall each promptly give notice to the other party upon becoming aware of any representation or warranty of the Company or Baxter contained in this Agreement becoming untrue or inaccurate in any material respect or the failure by the Company or Baxter to timely comply with or satisfy any material covenant or agreement to be complied with or satisfied by it under this Agreement and shall use its reasonable best efforts to prevent or promptly remedy same. No notice given hereunder shall affect or be deemed to modify any representation or warranty made by the Company or Baxter herein.

     Section 7.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals in connection with any governmental requirements set forth in
Section 3.4 and 4.6 of the Agreement, to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Baxter and the Surviving Corporation and the former officers and/or directors of the Company shall take all such necessary action.

     Section 7.8 Tax Matters. Concurrently with the execution of this Agreement, and again on the Closing Date, Baxter and Merger Sub shall execute and deliver to the Company and the Company shall execute and deliver to Baxter and Merger Sub, a certificate in the form heretofor agreed upon by the parties (the "Tax Matters Certificate"). Neither Baxter, Merger Sub nor the Company shall take any action which would cause its respective representations, warranties and covenants in the Tax Matters Certificate to become untrue or breached in any material respect.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 8.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

          (a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, and federal, state, local or foreign Governmental Entity necessary for the consummation of the Merger and the transactions contemplated by this Agreement shall have been filed, occurred or been obtained and shall be in effect at the Effective Time.

          (b) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order precluding, restraining, enjoining, preventing or prohibiting the consummation of the Merger shall have been issued by a federal, state or foreign court or other Governmental Entity and remain in effect.

          (c) Statutes. No federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits the consummation of the Merger or would make the consummation of the Merger illegal.

          (d) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with and subject to applicable law.

          (e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) CPR Agreement. The CPR Agreement shall have been duly qualified under the Trust Indenture Act.

          (g) Change in Tax Law. There shall have occurred no amendment to the Code or promulgation of a Treasury Regulation thereunder or a judicial interpretation thereof published, after the date of the Agreement, by a Federal Court (a "Change in Tax Law") that would cause the Merger, if consummated after the effective date of such Change in Tax Law, to fail to qualify as a reorganization under Section 368 of the Code.

          (h) Listing. The shares of Baxter Common Stock to be issued pursuant to this Agreement shall have been listed on the NYSE, subject to official notice of issuance.

     Section 8.2 Conditions of Obligations of Baxter and Merger Sub. The obligation of Baxter and Merger Sub to effect the Merger is further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by Baxter and Merger Sub:

          (a) The representations and warranties of the Company set forth in this Agreement (i) shall, when made, be true and correct in all material respects and (ii) shall be true and correct as if made as of the Closing Date (unless such representation or warranty is, by its terms, made only as of a specific other date and time), except, in the case of (ii), for such inaccuracies as would not be reasonably expected to have a Material Adverse Effect.

          (b) The Company shall have performed, in all material respects, and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c) The Company shall have obtained all consents, approvals, authorizations and permits referred to in Section 8.2(c) of the Company Disclosure Letter.

          (d) Baxter and Merger Sub shall have received from the Company an officer's certificate, executed on behalf of the Company by an authorized officer confirming, to such officers' knowledge, that the conditions set forth in Sections 8.2(a) and (b) have been complied with.

          (e) From the date of this Agreement through the Effective Time, no event shall have occurred which shall be reasonably likely to result or shall have resulted in a Material Adverse Effect.

          (f) Baxter and Merger Sub shall have received an opinion from Cooley Godward LLP, special counsel to the Company, substantially in the form of Annex C attached hereto, subject to such exceptions and qualifications as are customary for such counsel and opinions of such type.

          (g) Such Key Existing Employees designated in paragraphs (A) and (B) on Schedule 6.5 of the Company Disclosure Letter shall have entered into employment or other agreements for the periods and on such other terms substantially as set forth in the Company Disclosure Letter.

          (h) The aggregate number of shares of Company Common Stock constituting Dissenting Shares shall be less than seven percent of the outstanding shares of Company Common Stock immediately prior to the Effective Time.

     Section 8.3 Conditions of Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by the
Company:

          (a) The representations and warranties of Baxter and Merger Sub set forth in this Agreement (i) shall, when made, be true and correct in all material respects and (ii) shall be true and correct as if made as of the Closing Date (unless such representation or warranty is, by its terms, made only as of a specific other date and time), except, in the case of (ii), for such inaccuracies which would not be reasonably expected to have a Baxter Material Adverse Effect.

          (b) Baxter and Merger Sub shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

          (c) Baxter and Merger Sub shall have obtained all consents, approvals, authorizations and permits referred to in Section 4.6.

          (d) The Company shall have received from Baxter and Merger Sub an officer's certificate executed on behalf of each of Baxter and the Merger Sub by an authorized officer confirming, to such officer's knowledge, that the conditions set forth in Sections 8.3(a) and 8.3(b) have been complied with.

          (e) The Company shall have received an opinion from Thomas J. Sabatino, Jr., Corporate Vice President and General Counsel of Baxter, substantially in the form of Annex D attached hereto, subject to such exceptions and qualifications as are customary for such counsel and opinions of such type.

          (f) From the date of this Agreement through the Effective Time, no event shall have occurred which shall be reasonably likely to result or shall have resulted in a Baxter Material Adverse Effect.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     Section 9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) By Mutual Consent. By mutual consent of the Board of Directors of Baxter and the Board of Directors of the Company.

          (b) By Baxter and Merger Sub or the Company. By the Board of Directors of Merger Sub, Baxter or the Company:

             (i) if the Merger shall not have been consummated on or prior to July 31, 1998; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in, the failure of the Merger to be consummated on or prior to such date; or

             (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

             (iii) if (a) the Special Meeting (including any adjournments thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to approve and adopt this Agreement and to approve the Merger, and (b) the adoption and approval of this Agreement and the approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Special Meeting shall not have been obtained.

          (c) By the Company. By the Board of Directors of the Company:

             (i) if, prior to the Effective Time, the Company shall have (A) accepted a Superior Proposal in compliance with the terms of Section 5.3 hereof and (B) paid or caused to be paid the fee provided for in Section 10.1(b) hereof; or

             (ii) if, prior to the Effective Time, (A) the Company is not in material breach of this agreement, (B) Baxter or Merger Sub breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in a manner which would cause any of the conditions contained in Sections 8.3(a) or 8.3(b) not to be satisfied, and (C) such breach or failure, if curable, shall not have been cured in all material respects by Baxter or Merger Sub within thirty days following receipt by Baxter of written notice from the Company describing such breach or failure.

          (d) By Baxter. By the Board of Directors of Baxter:

             (i) if (A) neither Baxter nor Merger Sub is in material breach of this Agreement and (B) prior to the Effective Time, the Board of Directors of the Company shall have withdrawn, or modified or changed (including by amendment to the Proxy Statement/Prospectus) in a manner adverse to Baxter or Merger Sub its approval or recommendation of the Merger or this Agreement, or shall have recommended a Superior Proposal; or

             (ii) if prior to the Effective Time, (A) neither Baxter nor Merger Sub is in material breach of this Agreement, (B) the Company breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in a manner which would result in any of the conditions in Section 8.2(a) or 8.2(b) not being satisfied, and (C) such breach or failure, if curable, shall not have been cured in all material respects by the Company within thirty days following receipt by the Company of written notice from the Baxter or Merger Sub describing such breach or failure.

     Section 9.2 Effect of Termination and Abandonment. In the event of termination of this Agreement as provided in Section 9.1 above, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Baxter and Merger Sub, or any of them, or the Company, or their respective officers, directors or employees, except (a) for fraud or for material willful breach of this Agreement and (b) as set forth in this Section 9.2, in Section 10.1 hereof and in the Confidentiality Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Fees and Expenses. (a) Except as contemplated by this Agreement, including Section 10.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) If (A) this Agreement is validly terminated by the Company pursuant to
Section 9.1(c)(i) and (B) at the time of such termination, neither Baxter nor Merger Sub shall be in breach of this Agreement in any material respect and there shall not have occurred and continue to exist a Baxter Material Adverse Effect, then, concurrently with such termination, the Company shall pay or cause to be paid to Baxter (by wire transfer) an amount equal to $5.0 million.

     (c) If (A) this Agreement is validly terminated by Baxter pursuant to
Section 9.1(d)(i), and (B) at the time of such termination, neither Baxter nor Merger Sub shall be in breach in any material respect of this Agreement and there shall not have occurred and continue to exist a Baxter Material Adverse Effect, then, within three business days after such termination, the Company shall pay or cause to be paid to Baxter (by wire transfer) an amount equal to $5.0 million.

     (d) If (A) this Agreement is validly terminated by the Company or by Baxter pursuant to Section 9.1(b)(iii), (B) an Acquisition Proposal shall have been made and publicly announced at or prior to the Special Meeting (or any adjournment or postponement thereof), (C) an Acquisition Proposal shall have been consummated within six months of the date of such termination and (D) at the time of termination of this Agreement pursuant to Section 9.1(b)(iii), neither Baxter nor Merger Sub shall be in breach in any material respect of this Agreement and there shall not have occurred and continue to exist a Baxter Material Adverse Effect, then, upon consummation of such Acquisition Proposal, the Company shall pay or cause to be paid to Baxter (by wire transfer) an amount equal to $5.0 million.

     Section 10.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, based upon action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

     Section 10.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.

     Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to Baxter or Merger Sub, to:

          c/o Baxter International Inc.
          One Baxter Parkway
          Deerfield, Illinois 60015
          Telecopy No.: (847) 948-2450
          Attention: General Counsel

          with a copy (which shall not constitute notice) to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          300 South Grand Avenue, Suite 3400
          Los Angeles, California 90071-3144
          Telecopy No.: (213) 687-5600
          Attention: Joseph J. Giunta

        (b) if to the Company, to:

          Somatogen, Inc.
          2545 Central Avenue, Suite FD1
          Boulder, CO 80301-2857
          Telecopy No.: (303) 440-3013
          Attention: President and Chief Executive Officer

          with a copy (which shall not constitute notice) to:

          Cooley Godward LLP
          2595 Canyon Boulevard, Suite 250
          Boulder, Colorado 80302-6737
          Telecopy No.: (303) 546-4099
          Attention: James C.T. Linfield

     Section 10.5 Definitions; Interpretation. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.6 Specific Performance. In addition to any other remedies available at law, or in equity, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court. In addition, each of the parties hereto (a) consents to commit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than federal or state court sitting in the State of Delaware.

     Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     Section 10.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b), except as provided in Section 6.1(d) hereof, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 10.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or to another authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 10.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to the conflicts of laws principles thereof).

     Section 10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Baxter or to any, direct or indirect, wholly owned subsidiary of Baxter. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, each of Baxter, Merger Sub and the Company has caused this Agreement to be executed on its behalf by its duly authorized officers hereunder all as of the date first above written.

                                            BAXTER INTERNATIONAL INC.

                                            By:/s/ HARRY M. JANSEN KRAEMER, JR.
                                              ----------------------------------
                                                 Harry M. Jansen Kraemer, Jr.
                                                          President

                                            RHB1 ACQUISITION CORP.

                                            By:    /s/ JOHN F. GAITHER, JR.
                                              ----------------------------------
                                                     John F. Gaither, Jr.
                                                        Vice President

                                            SOMATOGEN, INC.


                                            By:      /s/ ANDRE DE BRUIN
                                            ------------------------------------


                                                        Andre de Bruin

                                               Chairman of the Board, President
                                                 and Chief Executive Officer

                                                                         ANNEX A

                           BAXTER INTERNATIONAL INC.

No.                   Certificate for                  Contingent Payment Rights

     This certifies that                , or registered assigns (the "Holder"),
is the registered holder of the number of Contingent Payment Rights ("CPRs") set forth above. Each CPR entitles the Holder, subject to the provisions contained herein and in the Agreement referred to on the reverse hereof, to payments from Baxter International Inc., a Delaware corporation (the "Company"), in an amount and in the form determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the Agreement referred to on the reverse hereof. Such payment shall be made on each Payment Date or, if earlier, the Redemption Date or the Default Payment Date, each as defined in the Agreement referred to on the reverse hereof.

     Payment of any amounts pursuant to this CPR Certificate shall be made only to the registered Holder (as defined in the Agreement) of this CPR Certificate. Such payment shall be made in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by wire transfer or check payable in such money. First Trust National Association has been initially appointed as Paying Agent in the Borough of Manhattan, The City of New York.

     Reference is hereby made to the further provisions of this CPR Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this CPR Certificate shall not be entitled to any benefit under the Agreement, or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:
                                            Baxter International Inc.

                                            By
                                             -----------------------------------

Attest:

------------------------------------------------------
        Authorized Signature

                      [FORM OF REVERSE OF CPR CERTIFICATE]

     This CPR Certificate is issued under and in accordance with the Contingent Payment Rights Agreement, dated as of [insert date], 1998 (the "Agreement"), between the Company and First Trust National Association, a national association, as trustee (the "Trustee," which term includes any successor Trustee under the Agreement), and is subject to the terms and provisions contained in the Agreement, to all of which terms and provisions the Holder of this CPR Certificate consents by acceptance hereof. The Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the holders of the CPRs. All capitalized terms used in this CPR Certificate without definition shall have the respective meanings ascribed to them in the Agreement. Copies of the Agreement can be obtained by contacting the Trustee.

     Subject to extension or earlier redemption as hereinafter provided, until March 15, 2008, the Company shall pay to the Holder hereof on March 15 and September 15 of each year (or if such day is not a Business Day, without accruing any interest, on the next succeeding Business Day), beginning March 15, 1999, or if such day is not a Business Day, without accruing any interest, on the next Business Day (as the same may be extended, each a "Payment Date"), for each CPR represented hereby, a pro rata portion of the Contingent Payment with respect to the Payment Measuring Period ended immediately prior to such Payment Date, unless the CPR(s) represented by this CPR Certificate shall have been redeemed as provided for herein; provided, that in no event shall the aggregate of all Contingent Payments with respect to each CPR exceed two dollars ($2.00) and, provided, further, that in no event shall the Company be required to a make a payment on any Payment Date in an amount less than $0.05 per CPR and such amounts which would otherwise be payable on such Payment Date shall (x) be aggregated with the amount payable with respect to the next Payment Measuring Period and (y) not bear interest except on a Default Payment Date.

     The "Contingent Payment," with respect to any Payment Measuring Period, equals five percent of the Net Sales that are attributable to the commercial sale of Products.

     "Net Sales" means the actual gross amount invoiced by the Company, its Affiliates, licensees or distributors for the sale of Products to any third parties during a Payment Measuring Period less: (a) direct transportation charges, including insurance; (b) trade, quantity and other discounts and rebates actually allowed and taken to the extent customary in the trade; and (c) allowances or credits, including but not limited to, allowances or credits to customers on account of rejection or return of the Products; provided that (i) a sale or transfer to an Affiliate of the Company for resale by such Affiliate shall not be considered a sale for the purpose of this provision, but the resale by such Affiliate shall be a sale for such purposes, and the term "sale" shall include a transfer or other disposition to a customer; (ii) Net Sales shall not include reserves for bad debts or allowances, credits or rebates not covered above; and (iii) a sale of Products shall occur at the earlier of (a) the transfer of title in such Products to a third party or (b) the shipment of such Products from the manufacturing or warehouse facilities of the manufacturer of such Products to a third party.

     Net Sales shall not include license fees or other advance payments received by the Company from a licensee or distributor of the Products which is not derived from sales of Products, but shall include the Net Sales of such licensee or distributor.

     "Payment Measuring Period" means (i) the period from the Effective Date to December 31, 1998 and (ii) each six month period ended June 30 and December 31 thereafter, through and including the Final Payment Date.

     "Products" shall mean all products in which the primary active ingredient is human hemoglobin, or derivatives, mutants or modifications thereof, which have been produced in culture of microbial cells (including yeast cells) which have been modified using Somatogen Recombinant Hemoglobin Technology (other than clinical indications of any such Products that are in clinical trials as of the date of the Merger Agreement).

     "Somatogen Recombinant Hemoglobin Technology" shall mean all technology owned by or licensed to Somatogen on or prior to the Effective Date, which involves the use of recombinant DNA techniques.

     If for any reason the Contingent Payment has not been finally determined as of the Payment Date, then the Payment Date will be automatically extended until the date that is the seventh Business Day after the date of which the Contingent Payment has been finally determined.

     The CPRs will be redeemable, in whole or in part, at any time and from time to time, at the option of the Company at a redemption price for each CPR represented hereby equal to $2 less all Contingent Payments made or provided for, through the Redemption Date. The Agreement does not prohibit the Company from otherwise acquiring CPRs.

     The Contingent Payment, if any, and interest thereon, if any, shall be payable by the Company in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by its check or wire transfer payable in such money. First Trust National Association has been initially appointed as Paying Agent in the Borough of Manhattan, The City of New York.

     If an Event of Default occurs and is continuing, either the Trustee may or if the Holders holding an aggregate of at least fifty percent of the Outstanding CPRs, by notice to the Company and to the Trustee shall bring suit to recover all amounts then due and payable, with interest at the Default Interest Rate from the Default Payment Date through the date payment is made or duly provided for.

     In the event that, it is finally determined that no amount is payable on the CPRs to the Holder on any Payment Date, the Company shall give the Trustee notice of such determination. The failure to give such notice or any defect therein shall not affect the validity of such determination.

     The Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of CPRs under the Agreement at any time by the Company and the Trustee with the consent of the holders of a majority of the CPRs at the time outstanding.

     No reference herein to the Agreement and no provision of this CPR Certificate or of the Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amounts determined pursuant to the terms hereof and of the Agreement at the times, place and amount, and in the manner, herein prescribed. The Holder of this CPR Certificate, by acceptance hereof, agrees that the Company has no obligation to initiate or continue research, development or commercialization activities with respect to Products or any of the Somatogen Recombinant Hemoglobin Technology and, in its sole subjective discretion, the Company may abandon efforts to research, develop or commercialize such technology or Products.

     The Agreement provides that the Trustee shall receive an Officers' Certificate, on or before each Payment Date, certifying the Net Sales from sales of Products. The Agreement also provides that the Company shall not transfer (other than transfers to Subsidiaries and Affiliates) the Somatogen Recombinant Hemoglobin Technology unless the transferor agrees to be bound by the Agreement to the same extent as the Company is then bound thereby, whereupon the Company shall be released from any obligation under the Agreement.

     As provided in the Agreement and subject to certain limitations therein set forth, the transfer of the CPRs represented by this CPR Certificate is registrable on the Security Register, upon surrender of this CPR Certificate for registration of transfer at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to The Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new CPR Certificates, for the same amount of CPRs, will be issued to the designated transferee or transferees. The Company hereby initially designates the office of First Trust National Association [insert address of trustee] as the office for registration of transfer of this CPR Certificate.

     As provided in the Agreement and subject to certain limitations therein set forth, this CPR Certificate is exchangeable for one or more CPR Certificates representing the same number of CPRs as represented by this CPR Certificate as requested by the Holder surrendering the same.

     No service charge will be made for any registration of transfer or exchange of CPRs, but the Company may require payment of a sum sufficient to cover all documentary, stamp or similar issue or transfer taxes or other governmental charges payable in connection with any registration of transfer or exchange.

     Prior to the time of due presentment of this CPR Certificate for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this CPR Certificate is registered as the owner hereof for all purposes, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

     Neither the Company nor the Trustee has any duty or obligation to the holder of this CPR Certificate, except as expressly set forth herein or in the Agreement.

                                            TRUSTEE'S CERTIFICATE OF
                                            AUTHENTICATION

     this is one of the CPR Certificates referred to in the within-mentioned Agreement.

                                            FIRST TRUST NATIONAL ASSOCIATION,
                                            Trustee and Transfer
                                            Agent and Registrar

Dated:

                                            By:

                                              ----------------------------------
                                                     Authorized Signatory

                                                                      APPENDIX B

                                LEHMAN BROTHERS

                                                               February 23, 1998

Board of Directors
Somatogen, Inc.
2545 Central Avenue
Boulder, Colorado 80301

Members of the Board:

     We understand that Somatogen, Inc. ("Somatogen" or the "Company") is proposing to enter into an agreement with Baxter International Inc. ("Baxter") pursuant to which the Company will merge (the "Merger") with a subsidiary of Baxter, and upon effectiveness of the Merger, each share of the Company's common stock will be exchanged for the right to receive shares of Baxter's common stock valued at $9.00 and a contingent payment right ("CPR"), representing the right to receive payments, not to exceed $2.00 per CPR, based on the sale of future products derived from the Company's recombinant hemoglobin technology (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated February 23, 1998 by and among Baxter, RHB1 Acquisition Corp. and Somatogen and the form of Contingent Payment Rights Agreement (together the "Agreement").

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and Baxter that we believe to be relevant to our analysis, including the Company's Form 10-K for the year ended June 30, 1997 and Form 10-Q for the period ended December 31, 1997, and Baxter's Form 10-K for the year ended December 31, 1996 and Form 10-Q for the period ended September 30, 1997, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's common stock from February 18, 1996 to February 18, 1998 and a comparison of that trading history with those of other companies that we deemed relevant, (5) a trading history of Baxter's common stock from February 18, 1997 to February 18, 1998 and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of Baxter with those of other companies that we deemed relevant, (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (9) alternatives available to the Company on a stand-alone basis to fund its future capital and operating requirements. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information materially inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have

Board of Directors
Somatogen, Inc.
February 23, 1998

assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. However, for purposes of our analysis, we also have considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the projections of the Company. We have discussed these adjusted projections with the management of the Company and they have agreed with the appropriateness of the use of such adjusted projections in performing our analysis. We were not provided with and did not have access to any financial forecasts or projections of Baxter. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Baxter and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Baxter. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.


     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.


     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and Baxter in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company and Baxter for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                            Very truly yours,

                                            LEHMAN BROTHERS

                                                                      APPENDIX C

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SEC.262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Baxter is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director or officer of Baxter. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Baxter Certificate provides that the Baxter shall indemnify its directors and officers substantially to the fullest extent permitted by the DGCL.

     Baxter is also empowered by Section 102(b) of the DGCL to include a provision in its certificate of incorporation to limit a director's liability to Baxter or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article Eighth of the Baxter Certificate states that directors of Baxter shall not be liable for monetary damages for breach of fiduciary duty "to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended." As Delaware law now exists, directors will remain liable for damages for (i) a breach of their duty of loyalty to the registrant and its stockholders; (ii) their failure to act in good faith; (iii) their intentional misconduct or knowing violation of law; (iv) improper dividend payments, stock repurchases or redemptions; and (v) any transaction from which the director derived an improper personal benefit.

     Policies of insurance are maintained by Baxter under which the directors and officers of Baxter are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

     Baxter has entered into indemnification agreements with its officers and directors, which its stockholders have approved or ratified. These agreements provide for full indemnification, including indemnification for judgments or settlements against an officer or director in favor of Baxter with certain exceptions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The exhibits to the Registration Statement listed in the attached exhibit index and are incorporated herein by reference.

     (b)  Financial Statement Schedules. The information required of Baxter by
Schedule II, Schedule of Valuation and Qualifying Accounts, for the three years ended December 31, 1997 is incorporated herein by reference to Baxter's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 1997 (File No. 1-4448).

     (c) Reports, Opinions or Appraisals. The opinion of Lehman Brothers (included as Appendix B to the Proxy Statement/Prospectus) is incorporated herein by reference.

ITEM 22. UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any prospectus required by Section 10(a)(3) of the Securities Act; to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of West Deerfield, State of Illinois, on the 3rd day of April, 1998.


                                            BAXTER INTERNATIONAL INC.

                                            By:    /s/ VERNON R. LOUCKS JR.
                                              ----------------------------------
                                                     Vernon R. Loucks Jr.
                                                 Chairman and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act, this amendment to the registration statement on Form S-4 has been signed by the following persons in the capacities indicated on the 3rd day of April, 1998.


                                            By:    /s/ VERNON R. LOUCKS JR.
                                              ----------------------------------
                                                     Vernon R. Loucks Jr.
                                                 Chairman and Chief Executive
                                                            Officer

                                            By:/s/ HARRY M. JANSEN KRAEMER, JR.
                                              ----------------------------------
                                                 Harry M. Jansen Kraemer, Jr.
                                                   President and a Director

                                            By:     /s/ BRIAN P. ANDERSON
                                              ----------------------------------
                                                      Brian P. Anderson
                                               Senior Vice President and Chief
                                                       Financial Officer

                                            By:     /s/ BRIAN P. ANDERSON
                                              ----------------------------------
                                                      Brian P. Anderson
                                               Senior Vice President and Chief
                                                       Accounting Officer


The Board of Directors of Baxter



Walter E. Boomer

Pei-yuan Chia
John W. Colloton
Susan Crown
Mary Johnston Evans
Frank R. Frame
Martha R. Ingram

Arnold J. Levine, Ph.D.

Georges C. St. Laurent, Jr.
Monroe E. Trout, M.D.

Reed V. Tuckson, M.D.

Fred L. Turner

By: /s/ HARRY M. JANSEN KRAEMER, JR.
    --------------------------------
      Harry M. Jansen Kraemer, Jr.
     Director and Attorney-in-Fact

                                 EXHIBIT INDEX


     EXHIBIT NUMBER                        DESCRIPTION OF DOCUMENTS
     --------------                        ------------------------
          2.1            -- Merger Agreement, included as Appendix A to the Proxy
                            Statement/Prospectus.
          3.1            -- The Baxter Certificate, filed as Exhibit 3.1 to the
                            Baxter's annual report on Form 10-K for the year ended
                            December 31, 1992 (file No. 1-4448).
          3.2            -- Certificate of Designation of Series A Junior
                            Participating Preferred Stock, filed under the Securities
                            Act as Exhibit 4.3 to Baxter's registration statement on
                            Form S-8 (file No. 33-28428).
          3.3            -- The Baxter Bylaws, filed as Exhibit 3.3 to Baxter's Form
                            10-K for the year ended December 31, 1997 (file No.
                            1-4448).
          4.1            -- The Baxter Rights Agreement, filed as Exhibit 1 to
                            Baxter's registration statement on Form 8-A dated March
                            21, 1989 (file No. 1-4448).
          4.2            -- Form of Contingent Payment Rights Agreement.
          5.1*           -- Opinion of Thomas J. Sabatino, Jr., Esq.
          8.1*           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
         10.1            -- Voting Agreement, filed as Exhibit A to Lilly's Amendment
                            No. 4 to its Schedule 13D with respect to the Company
                            Common Stock.
         11.1            -- Statement re: computation of per share earnings, filed as
                            Exhibit 11.1 to Baxter's Annual Report on Form 10-K for
                            the year ended December 31, 1997 (file No. 1-4448).
         12.1            -- Statements re: computation of ratios, filed as Exhibit 12 to Baxter's Annual Report on Form 10-K for the year ended
                            December 31, 1997 (file No. 1-4448).
         21.1            -- List of subsidiaries of Baxter, filed as Exhibit 21.1 of
                            Baxter's Annual Report on Form 10-K for the year ended
                            December 31, 1997 (file No. 1-4448).
         23.1            -- Consent of Price Waterhouse LLP., Chicago, Illinois.
         23.2            -- Consent of Price Waterhouse LLP., Boulder, Colorado.
         23.3            -- Consent of Thomas J. Sabatino, Jr., Esq. (included in
                            Exhibit 5.1 as previously filed).
         23.4            -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                            (included in Exhibit 8.1 as previously filed).
         23.5*           -- Consent of Lehman Brothers Inc.
         24.1*           -- Power of Attorney of Walter E. Boomer.
         24.2*           -- Power of Attorney of Pei-yuan Chia.
         24.3*           -- Power of Attorney of John W. Colloton.
         24.4*           -- Power of Attorney of Susan Crown.
         24.5*           -- Power of Attorney of Mary Johnston Evans.
         24.6*           -- Power of Attorney of Martha R. Ingram.
         24.7*           -- Power of Attorney of Frank R. Frame.
         24.8*           -- Power of Attorney of Georges C. St. Laurent, Jr.
         24.9*           -- Power of Attorney of Monroe E. Trout, M.D.
         24.10*          -- Power of Attorney of Fred L. Turner.
         24.11           -- Power of Attorney of Reed Tuckson, M.D.
         24.12           -- Power of Attorney of Arthur J. Levine, Ph.D.
         25.1*           -- Statement of Eligibility of Trustee.
         99.1            -- Form of Proxy.


------------


* Previously filed